UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Humana Inc.
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Humana Inc. 500 West Main Street Louisville, Kentucky 40202

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc., to be held on Thursday, April 17, 2025, beginning at 1:00 p.m., Eastern Time in a virtual setting with live audio webcast that will be accessible at www.virtualshareholdermeeting.com/HUM2025. A recording of the Annual Meeting will be available on our Investor Relations website within 48 hours after the meeting. For further information on how to participate in the meeting, please refer to the “Frequently Asked Questions” section within this proxy statement.

This proxy statement contains information about our Company and the three proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of U.S. Securities and Exchange Commission (SEC) rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about March 7, 2025 to our stockholders of record as of February 28, 2025.

2024 Reflections

For our Company and our stakeholders, 2024 was another dynamic year, during which we continued to navigate a complex period of change for the Medicare Advantage (MA) industry, as medical cost trends increased, utilization patterns normalized, and various regulatory changes were implemented. We were pleased with the Company’s ability to successfully navigate these challenges and deliver on our 2024 financial guidance, while also making incremental investments to support operational excellence. Since our last annual meeting, the Board took actions to ensure that we have the right management team and Board to navigate this complex environment, achieve our strategy and deliver value for our fellow stockholders over the long-term.

Introducing President and CEO Jim Rechtin

Reflecting an intentional and multi-year process, the Board undertook a rigorous approach to identifying Bruce Broussard’s successor and determined James (Jim) Rechtin has the right skills and experience to lead Humana through its next chapter. Mr. Rechtin brings strong leadership experience in the healthcare sector and a deep understanding of our core business. The Board was also impressed with his strong combination of operational, industry and CEO expertise, and believed that his first-hand experience leading organizations in a changing health care services continuum would help accelerate our Company’s integrated care strategy.

Executing Key Leadership Transitions and Talent Acquisition

The Board also oversaw the succession and talent acquisition process for several new members of the management team that were announced in 2024. This included establishing a President of Enterprise Growth position and appointing David Dintenfass to help deliver on our long-term strategy and maximize growth in the MA market. We also announced that Celeste Mellet would succeed Susan Diamond as our Chief Financial Officer, and we appointed a new Chief Human Resources Officer and Chief Information Officer, all of whom stepped into their roles in 2025 and have hit the ground running.

Bolstering our Highly Qualified, Skilled and Engaged Board

As our industry and strategic priorities evolve, we remain focused on ensuring we have the right Board in place to provide robust oversight of the Company. We were pleased to welcome Gordon Smith to the Board last October. Mr. Smith’s deep operational expertise and experience leading complex, highly regulated organizations has already provided the Board with valuable insights into the customer journey and digital transformation. Mr. Smith is the 11th new Independent Director added since 2017.

Navigating a Dynamic MA Environment

We continued to build on the strength of our core insurance operations. In 2024, we grew our individual MA membership by over 250,000, representing solid year over year growth of 5%, while taking incremental pricing action to mitigate the reimbursement and regulatory environment. In this dynamic environment, we emphasize that the MA program maintains strong bipartisan support and is increasingly popular with Medicare beneficiaries as it delivers high-quality, comprehensive care at an affordable cost.

Advancing our CenterWell Strategy

The growth of both our primary care and value-based (VBC) home health businesses continues. Our primary care platform experienced significant growth in 2024, now operating 344 centers serving over 390,000 patients, representing year over year growth of 16 percent and 33 percent, respectively. Looking ahead, we will continue to scale our platform through a combination of new center adds, patient growth and expansion of our Independent Physician Association business.

As your Board of Directors, we take our responsibilities seriously and are committed to representing our stockholders’ interests over the long-term. Looking ahead, the Board has conviction that the strong core fundamentals and growth outlook for MA and VBC remain intact. Further, we believe that Humana’s platform, unique focus on MA, and expanding CenterWell and Medicaid capabilities will allow us to compete effectively, drive better outcomes for our members and patients, and deliver compelling and sustainable stockholder value over the long-term.

We hope you can attend the meeting. However, even if you are unable to join us, we urge you to still exercise your right as a stockholder and vote by telephone, mail or using the Internet. The vote of every stockholder is important. On behalf of the Board, thank you for your investment and continued confidence in Humana’s success.

Kurt J. Hilzinger Chairman of the Board and Stockholder March 7, 2025	James A. Rechtin Director, President and Chief Executive Officer, and Stockholder March 7, 2025

Notice of 2025 Annual Meeting of Stockholders

Time and Date:	1:00 p.m., Eastern Time, on Thursday, April 17, 2025

Location:	www.virtualshareholdermeeting.com/HUM2025

Agenda:

1.  Elect the eleven (11) director nominees named in the proxy statement.

2.  Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2025.

3.  Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.

4.  Consider any other business properly brought before the meeting.

Record Date:	February 28, 2025. Humana stockholders of record at the close of business on that date will be entitled to vote.

Proxy Voting:

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•  BY INTERNET

•  BY TELEPHONE

•  BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

•  BY VOTING DURING THE ANNUAL MEETING

See instructions on your proxy card or at the voting site (www.proxyvote.com).

By Order of the Board of Directors,

Joseph M. Ruschell

Vice President, Associate General Counsel & Corporate Secretary

March 7, 2025

Proxy Summary

2025 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, April 17, 2025
Time:	1:00 p.m., Eastern Time
Record Date:	February 28, 2025
Place:	www.virtualshareholdermeeting.com/HUM2025

GENERAL INFORMATION

Stock Symbol:	HUM

Exchange:	NYSE

Shares Outstanding at Record Date:	120,692,633

Corporate Address:	500 West Main Street Louisville, KY 40202

Corporate Website:	www.Humana.com

Investor Relations Website:	https://humana.gcs-web.com/

VOTING OVERVIEW

Items of Business		Board Recommendation
1.	Elect the eleven (11) director nominees named in the proxy statement.	FOR
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2025.	FOR
3.	Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.	FOR
4.	Consider any other business properly brought before the meeting.

HOW TO VOTE YOUR SHARES

You may vote if you were a stockholder as of the close of business on February 28, 2025.

Online www.proxyvote.com	By Mail Complete, sign, date, and return your proxy card in the envelope provided.

By Phone Call the phone number located on the top of your proxy card.	During the Meeting Attend our virtual annual meeting and cast your vote using the webcast voting options.

BOARD OF DIRECTORS NOMINEES

Director Nominee Name

Kurt J. Hilzinger Chairman of the Board	✓	64	Male	White	07/2003

James A. Rechtin	—	54	Male	White	07/2024

Raquel C. Bono, M.D.	✓	68	Female	Asian	09/2020

Frank A. D’Amelio	✓	67	Male	White	09/2003

David T. Feinberg, M.D.	✓	62	Male	White	03/2022

Wayne A.I. Frederick, M.D.	✓	53	Male	Black/ African American	02/2020

John W. Garratt	✓	56	Male	White	02/2020

Karen W. Katz	✓	68	Female	White	09/2019

Marcy S. Klevorn	✓	65	Female	White	02/2021

Jorge S. Mesquita	✓	63	Male	White	02/2021

Gordon Smith	✓	66	Male	White	10/2024

NAMED EXECUTIVE OFFICERS

Executive Officer Name

James A. Rechtin President & Chief Executive Officer	54	Male	White	01/2024

Bruce D. Broussard Former Chief Executive Officer	62	Male	White	12/2011

Susan M. Diamond Chief Financial Officer	51	Female	White	07/2019

David E. Dintenfass President, Enterprise Growth	54	Male	White	02/2024

Sanjay K. Shetty, M.D. President, CenterWell	51	Male	Asian	04/2023

George Renaudin II President, Insurance	56	Male	White	02/2023

i	Humana | 2025 Proxy Statement • Proxy Summary

Company Overview

Headquartered in Louisville, Kentucky, Humana Inc. (NYSE: HUM) is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. We operate under two distinct segments: Insurance and CenterWell – a simple structure that we believe creates greater collaboration across the Insurance and CenterWell businesses and will accelerate work to centralize and integrate operations within the organization. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country. As of December 31, 2024, we had approximately 16.3 million members in our medical benefit plans, as well as approximately 4.6 million members in our specialty products.

Our Strategy

We are committed to addressing the most important health needs of our millions of medical and specialty insurance members and health services patients. Our Insurance segment delivers products that aim to provide affordable, high-quality access to medical, dental, hearing, vision, and prescription drug care to our members. Our CenterWell segment delivers health services to customers from a variety of payors, including Humana, in what we consider the most significant areas of influence for managing chronic conditions and total cost of care. These include primary care, home health, and pharmacy solutions. Together these offerings, underpinned by leading data, analytics, clinical quality, and commercial capabilities, enable us to deliver solutions that promote wellness and advance population health.

The core franchise of our business is Medicare Advantage. We aim to sustainably and profitably grow this business over the long-term by leveraging our leadership in value-based care arrangements, strong clinical innovation, and our award-winning customer experience. We also have an attractive diversification of insurance offerings across products (medical, dental, vision, hearing, prescription drug), and customer segments (Medicare Advantage, Medicaid, and Military). We also realize that in our complex industry effective partnership is required to meet the needs of our diverse customers. We have a proud history of partnering with multiple stakeholders, including our government partners at the Centers for Medicare & Medicaid Services (CMS), state insurance and Medicaid administrations, distribution and channel partners, care delivery providers, technology companies, and retailers.

Our CenterWell segment includes health service offerings of significant scale and scope across primary care, home health, and pharmacy solutions. These businesses expand our addressable market by serving patients from multiple health plans and Original Medicare in addition to Humana health plan members. Importantly, these businesses enable us to participate directly in the areas of highest influence for successful proactive management of disease progression.

The collection of assets we’ve assembled position us to create a new kind of integrated care delivery with the power to address our customers’ most significant needs by (i) making care more predictable, understandable, and affordable, (ii) addressing medical, behavioral, and social needs, and (iii) delivering care whenever and wherever our customers need it. We understand that health care is complicated and navigating the system can be a confusing and daunting task. This is particularly true for vulnerable populations, which tend to over index in the markets we serve. That is one of the principal reasons why Humana continues to enhance its integrated care delivery strategy in key areas to enable a better and more seamless locally delivered health care experience for our members.

We also understand we operate in an increasingly competitive environment, and as such, we are continually focused on better understanding and addressing the unmet needs that matter the most to our customers. We call this delivering “human care.” Human care separates Humana from other traditional healthcare companies, demonstrating that our approach is more caring, personalized, and simple. We do this by (i) listening to our customers, (ii) establishing strong partnerships with trusted individuals who are involved in their care, such as providers and caregivers, (iii) developing technologies and other solutions that offer convenient and easy ways for them to engage with their health, and (iv) leveraging data, analytics, and digital solutions to improve how they engage and interact with us.

Finally, we aim to be responsible stewards, driven by sustainable organic growth, expense discipline, and accretive M&A. We also plan to continue to innovate with our government partners to advance the Medicare Advantage and Medicaid programs to deliver great outcomes for our members and patients and great value to the taxpayer. And last, and most fundamental to our strategy, is the continual focus on nurturing the culture of the Company and engagement of our associates, which powers all our efforts to deliver the best health and simplest experience possible for the members and patients we are privileged to serve.

Company Overview • 2025 Proxy Statement | Humana	1

Our Values

As our industry has evolved, so has our Company, and our values reflect who we are today. Our health first purpose unifies us in our mission of providing simple, personalized and integrated care to all those we serve. It guides our actions as we execute on our strategy and gives us an edge in a competitive environment. When we do it well, our business thrives, our associates are engaged, and our customers experience human care.

Healthy Teammates	Healthy Company	Healthy Customers

Our purpose comes alive in clear and simple values that are expressed in unique ways each day. By being caring, curious and committed, our associates reflect who we are and how we show up each day. These values drive behaviors that help our associates put health first for themselves, each other and the people they serve.

Caring	Curious	Committed
Create an environment where people feel valued, respected and are treated with kindness.	Work and learn together creating the best solutions for the people we serve.	To fulfill our purpose, take bold action to impact the lives of people and transform the healthcare industry.

Our Performance

Our 2024 performance reflected our continued efforts to navigate a complex period of change for the Medicare Advantage (MA) industry. We were pleased to deliver on our full year 2024 Adjusted EPS in line with our initial guidance, while also making incremental investments to position the company for long term success. In addition, we continued to focus on the long-term advancement of our integrated health strategy, with strong growth across our Medicaid and primary care platforms, and expansion of our value-based home care models.

2024 Business and Financial Performance Results

Adjusted EPS*	Returned to Stockholders	Grew Individual MA Membership

$16.21	$1.22 Billion	+250,000

outperformed initial guidance of ‘at least $16.00’	through dividends and stock repurchases**	from 5.41 million to 5.66 million members, representing a 5% increase

Expanded Medicaid Footprint		Grew CenterWell Senior Primary Care Business

9	4	344	390,500

active states served (FL, IL, IN, KY, LA, OH, OK, SC, WI)	intent to award notifications (GA, MI, TX, VA)	primary care centers, representing a 16% increase (296 g 344)	patients served, representing a 33% increase (294,200 g 390,500)

1.36 million

Humana Healthy Horizons® members, representing a 15.8% increase

The footnotes below are referenced throughout this proxy statement.

*

Please refer to Annex I to this proxy statement for a reconciliation of non-GAAP to GAAP financial measures. We encourage each stockholder to read our full financial statements for year the ended December 31, 2024 contained in our Annual Report on Form 10-K, filed with the SEC on February 20, 2025.

**	Stock repurchases includes $46 million in connection with employee stock plans.

2	Humana | 2025 Proxy Statement • Company Overview

Proposal One

Election of Directors

The Board of Directors of the Company, in accordance with the provisions of the Company’s Restated Certificate of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be eleven (11). The directors are elected to hold office until the Annual Meeting of Stockholders in 2026 and until a qualified successor is elected.

Each of the nominees has consented to be named as a nominee and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by the proxy granted to Messrs. Hilzinger and Rechtin may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 1, 2025.

Name	Independence	Age	Director Since

Kurt J. Hilzinger	✓	64	2003

Partner, Court Square Capital Partners Former Director, President and COO at AmerisourceBergen Corporation

James A. Rechtin	—	54	2024

President & Chief Executive Officer, Humana Inc. Former President & Chief Executive Officer at Envision Healthcare

Raquel C. Bono, M.D.	✓	68	2020

Chief Executive Officer & Chief of Surgical Innovation, Medical iSight

Principal, RCB Consulting

Former CEO and Director for the Defense Health Agency (DHA)

Former Chief Health Officer at Viking Cruises

Frank A. D’Amelio	✓	67	2003

Former Executive Vice President, CFO at Pfizer Inc.

David T. Feinberg, M.D.	✓	62	2022

Chairman, Oracle Health Former Director, President and CEO at Cerner Corporation

Wayne A. I. Frederick, M.D.	✓	53	2020

President Emeritus at Howard University

John W. Garratt	✓	56	2020

Former President & CFO at Dollar General Corporation

Karen W. Katz	✓	68	2019

Former President & Chief Executive Officer at Neiman Marcus Group LTD LCC

Marcy S. Klevorn	✓	65	2021

Former Chief Transformation Officer at Ford Motor Company

Jorge S. Mesquita	✓	63	2021

Former CEO at Blue Triton Brands Former Executive Vice President, Worldwide Chairman, Consumer at Johnson & Johnson

Gordon Smith	✓	66	2024

Former Co-President and Co-COO at JPMorgan Chase & Co.

Proposal One • 2025 Proxy Statement | Humana	3

Director Attributes and Qualifications

The Nominating, Governance & Sustainability Committee (“Committee”) regularly evaluates the skills and experiences necessary to ensure that our Board represents a diverse group of individuals with a range of skills, experiences and expertise to oversee the Company’s long-term business strategy, operations, and risks. This analysis includes an assessment of a non-exhaustive list of (i) core attributes that are expected of our directors, and (ii) substantive areas of expertise representing specific skills, experience or qualifications most closely aligned to our strategic priorities. On an annual basis, the Committee holistically assesses each director nominee, and the Board as a whole, to ensure that an appropriate balance of skills, experiences, and backgrounds are represented on our Board.

Core Director Attributes
● Independent under our Corporate Governance Guidelines (the “Guidelines”), as well as meeting the independence requirements of, as applicable, the NYSE, SEC, and IRS	● External public company board service is limited (maximum of three for a non-CEO director; maximum of one for a CEO director – in each case, not including the Company)
● Risk oversight ability with respect to the particular skills of the individual director	● Understanding of and experience with complex public companies or similar organizations
● Commitment to the Company and ability to devote sufficient time and effort to his or her duties as a director	● Ability to work collegially and collaboratively with other directors and our management team
● A commitment to diverse viewpoints and perspectives	● Standing, reputation, integrity and commitment to ethics

Director Skills and Expertise

The following matrix summarizes the most significant skills, attributes and experiences represented on our diverse, knowledgeable, and experienced Board. More information about each director can be found in the section titled “Director Nominee Biographies.”

Public Company CEO, CFO, or COO

Have experience overseeing operational, financial and strategic execution through dynamic market cycles to drive value creation over the long-term and execute on our strategic objectives

	✓	✓		✓	✓		✓	✓			✓

Financial Oversight, Capital Allocation, Corporate Transactions

Provide expertise in the oversight of our financial statements, capital planning and deployment strategies to drive sustainable long-term growth and capital returns

	✓	✓	✓	✓	✓		✓	✓			✓

Healthcare Industry

Possess deep knowledge of the U.S. healthcare system / leadership in various healthcare sectors including as a provider of healthcare products and services, core to our strategic execution in a complex and evolving industry

	✓	✓	✓	✓	✓	✓				✓

IT/Digital; Data Privacy; Cyber Bring expertise in system modernization, digital transformation, and oversight and advancement of our cybersecurity, IT, and data governance programs					✓				✓		✓

Marketing/Consumer Insights Contribute deep understanding of consumer expectations as we create seamless, differentiated experiences across our Insurance and CenterWell businesses		✓			✓		✓	✓	✓	✓	✓

Government Relations/Public Policy

Have experience in regulated industries and those particularly impacted by government policies, providing a unique perspective on the complex regulatory environment in which we operate and legislative priorities of key stakeholders

	✓		✓	✓		✓

Risk Assessment

Are skilled in spotting and addressing the multifaceted risks we face, including the complex legal and regulatory environment in which we operate and execution of robust compliance standards

	✓	✓	✓	✓	✓		✓	✓	✓		✓

Corporate Governance (~) and Sustainability (+)

Bring experience in effective oversight of our core corporate governance principles and policies, stockholder engagement practices (including CEO succession planning, executive compensation, Board evaluation and refreshment) and of our environmental, social and related-governance (ESG) strategy

	✓ ~	✓ ~	✓ +	✓ ~ +	✓ ~ +	✓ +	✓ ~	✓ ~	✓ ~ +	✓ +	✓ ~

4	Humana | 2025 Proxy Statement • Proposal One

Our Company and our Board actively promote and foster an inclusive culture to enable an environment where the unique characteristics, backgrounds and beliefs of our teammates can drive the groundbreaking, strategic thinking that gives our Company its competitive edge in a diverse marketplace.

Our Board does not establish specific goals with respect to diversity; rather, Board diversity is a consideration in the director succession planning and nomination process. Diversity is also a factor in the overall assessment of the Board’s composition and effectiveness. Under the Nominating, Governance & Sustainability Committee Charter, the Board has further committed to include, and require any third-party search firm that it engages to include, candidates with diversity of race, ethnicity and gender in the slate of candidates considered by the Committee and/or the Board for nomination to the Board. The Board remains focused on expanding diversity represented on the Board as refreshment further evolves, with a continued emphasis on identifying nominees who are best placed to oversee Humana’s go-forward strategic priorities.

The illustrations below depict independence, age, tenure and diversity represented in the composition of our director nominees.

Director Independence	Director Age Distribution	Board Tenure
91% Of our directors are independent and we have an independent Board Chairman (10 of 11 directors)	62 Average age of our director nominees (Age Range: 53 – 68)

6.84

Average years of director tenure

55%

Of our directors have served < 5 years

27%

Of our directors have served 5-9 years

18%

Of our directors have served ≥ 10 years

(Based on service as of March 1, 2025)

Gender Representation 27%	Race/Ethnicity Representation 18%
Of our directors are women (3 of 11 directors)	Of our directors are racially and/or ethnically diverse (2 of 11 directors)

Board Refreshment

The Committee and the Board follow a thoughtful refreshment process to ensure the Board’s composition best reflects the most appropriate mix of skills and experiences to provide robust oversight of the Company and its strategic priorities. The Committee and the Board also specifically strive to maintain a balance of tenure on the Board. Longer-serving directors bring valuable experience and a deep understanding of our complex business and industry, along with a historical perspective of our long-term successes, challenges and business cycles, and how these past experiences may inform our current strategy. Newer directors are also critical to the advancement of our strategy, bringing new skills and experiences and contributing fresh perspectives. The Board has established a policy that non-employee directors must retire at the first annual meeting following his or her seventy-third birthday. To encourage director refreshment, there are no exemptions or conditions in this policy.

In addition to Board refreshment, our Board maintains a regular practice of evaluation and refreshment of Committee composition, including leadership roles. Over the last three years, our Board refreshed the leadership and composition of our Nominating, Governance & Sustainability Committee, Organization & Compensation Committee, and Technology Committee.

As further shown below, our Board has undergone significant refreshment in recent years. Since January 2017, eleven new independent directors have been appointed to our Board. Our appointments in more recent years have sought to deepen the Board’s C-Suite experience, financial expertise, healthcare industry experience, technology expertise, consumer perspective, and public policy expertise while also building on the Board’s focus on diversity.

Proposal One • 2025 Proxy Statement | Humana	5

Director Nominee Biographies

Kurt J. Hilzinger	Chairman of the Board, Director	Age 64 | Male | White

	Independence	Committees
	Independent Director Since 2003	• Investment Committee
Skills and Expertise
	• Public Company COO Experience • Financial Oversight, Capital Allocation and Corporate Transactions • Healthcare Industry Experience	• Government Relations/Public Policy • Risk Assessment • Corporate Governance

Partner Court Square Capital Partners Former Director, President and COO AmerisourceBergen Corp.	Professional Summary

Kurt J. Hilzinger was initially elected to the Board in July 2003 and was elected Chairman of the Board effective January 1, 2014. Mr. Hilzinger served as Lead Director from August 2010 until his appointment as Chairman. Mr. Hilzinger is a Partner at Court Square Capital Partners (Court Square), an independent private equity firm, having held this position since November 2007. At Court Square, Mr. Hilzinger focuses principally on investments in the healthcare industry.

Prior to Court Square Capital Partners, Mr. Hilzinger was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; having previously served as President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, and as Executive Vice President and Chief Operating Officer from August 2001 to October 2002. As a distinguished financial executive and operator, Mr. Hilzinger led the recapitalization and initial public offering or Amerisource Health Corp. and the successful integration or Amerisource Health Corp. and Bergen Brunswig Corp. in the creation of AmerisourceBergen Corp. (now Cencora Corp.). In addition to his integration responsibilities, Mr. Hilzinger held enterprise-wide P&L responsibility while overseeing the integration of 30+ acquisitions and the transformation of the business model to fee or services. Mr. Hilzinger has significant government affairs experience interacting with the FTC, the FDA, and the DEA, and while serving as Chairman of the Healthcare Distribution Alliance (HDA). Mr. Hilzinger is a thought leader in the healthcare sector, with a successful career track record of investments in pharmaceutical services and commercialization.

Other Public Company Boards (1)	Board Aptitude
• Outlook Therapeutics, Inc.

The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

6	Humana | 2025 Proxy Statement • Proposal One

James A. Rechtin	Director	Age 54 | Male | White

	Independence	Committees
	Non-Independent Director Since 2024	• No Committee Roles
Skills and Expertise
	• CEO Experience • Financial Oversight, Capital Allocation and Corporate Transactions • Healthcare Industry Experience	• Marketing/Consumer Insights • Risk Assessment • Corporate Governance
President & Chief Executive Officer Humana Inc. Former President & Chief Executive Officer Envision Healthcare	Professional Summary

James (Jim) Rechtin, joined Humana in January 2024, having served as President and Chief Operating Officer until July 2024. Under his leadership, Humana operates as a leading integrated care delivery model centered on improving health outcomes, driving lower costs, enhancing quality, and providing a simple and personalized member and patient experience.

Prior to joining Humana, Mr. Rechtin served as President and CEO at Envision Healthcare. He has more than 22 years of health care experience with a focus on the delivery of value-based care in various medical group settings, including a deep understanding of Medicare Advantage. Prior to joining Envision, Mr. Rechtin served as President of OptumCare, part of UnitedHealth Group. Before that, Mr. Rechtin was with DaVita Medical Group and played the dual roles of Senior Vice President of Corporate Strategy and President of DaVita Medical Group’s California market. Further, he is a 14-year veteran of Bain & Company, highlighting his depth of experience in health care mergers and the overall health care sector.

Other Public Company Boards (0)	Board Aptitude
The Board believes that Mr. Rechtin brings to Humana a strong combination of operational, industry and CEO expertise. Mr. Rechtin’s solid leadership acumen in the healthcare sector, coupled with his deep understanding of the Company’s core business, offer practical perspectives to the Board. Further, his first-hand experience leading through the challenges and opportunities of a changing health care services continuum will help accelerate the Company’s integrated care strategy at pace.

Proposal One • 2025 Proxy Statement | Humana	7

Raquel C. Bono, M.D	Director	Age 68 | Female | Asian

	Independence	Committees
	Independent Director Since 2020	• Audit Committee • Clinical Quality Committee
Skills and Expertise
	• CEO Experience • Financial Oversight, Capital Allocation and Corporate Transactions • Healthcare Industry Experience	• Government Relations/Public Policy • Risk Assessment • Sustainability/ESG
Principal	Professional Summary
RCB Consulting CEO & Chief of Surgical Innovation Medical iSight Former CEO and Director Defense Health Agency (DHA) Former Chief Health Officer Viking Cruises

Raquel C. Bono, M.D. was initially elected to the Board in September 2020. Dr. Bono is a Principal at RCB Consulting having held this position since October 2019, and serves as CEO and Chief of Surgical Innovation at Medical iSight, having held this position since 2023. Dr. Bono was formerly Chief Health Officer at Viking Cruises from November 2020 until her retirement in December 2023.

Prior to Viking Cruises, Dr. Bono, a board-certified trauma surgeon and retired Vice Admiral, U.S. Navy Medical Corps, served as the Chief Executive Officer and Director for the Defense Health Agency (DHA). In this capacity, Dr. Bono led a joint, integrated combat support agency that enables all branches of the U.S. military medical services to provide health care services to combatant commands in times of both peace and war. Dr. Bono integrated an unprecedented $50 billion worldwide health care enterprise for the Army, Navy, Air Force, and Marine Corps, composed of 50 hospitals and 300 clinics that provide care to 9.5 million military personnel, oversaw the Department of Defense deployment of the electronic health record, and facilitated the collaboration between the largest federated health systems of the Department of Defense and Department of Veterans Affairs (VA).

An American College of Surgeons (ACS) Fellow since 1991, Dr. Bono served on the ACS Board of Governors and the Governors Health Policy and Advocacy Workgroup. She has been honored with the Defense Distinguished Service Medal, three Defense Superior Service Medals, four Legion of Merit Medals, two Meritorious Service Medals, and two Navy and Marine Corps Commendation medals.

Other Public Company Boards (1)	Board Aptitude
• Alcon, Inc.	The Board believes that Dr. Bono’s decorated military service and distinguished and successful career in trauma surgery and healthcare administration bring an important perspective to Humana’s Board and further contribute to its strategic composition. Dr. Bono’s extensive operational expertise and discipline in managing and advancing healthcare delivery systems will be vital as the Company continues to evolve its clinical and care delivery strategies.

8	Humana | 2025 Proxy Statement • Proposal One

Frank A. D’Amelio	Director	Age 67 | Male | White

	Independence	Committees
	Independent Director Since 2003	• Audit Committee (Chair) • Nominating, Governance & Sustainability Committee
Skills and Expertise
	• Public Company CFO Experience • Financial Oversight, Capital Allocation and Corporate Transactions • Healthcare Industry Experience	• Government Relations/Public Policy • Risk Assessment • Corporate Governance • Sustainability/ESG
Former Executive Vice President, Chief Financial Officer Pfizer Inc.	Professional Summary
Frank A. D’Amelio was initially elected to the Board in September 2003. Mr. D’Amelio was formerly Executive Vice President, Chief Financial Officer at Pfizer Inc. having held this position from
January 2022 until May 2022. Mr. D’Amelio began his career at Pfizer in 2007 and since then has held various roles of increasing responsibility, including, SVP & Chief Financial Officer (September 2007-December 2010), Executive Vice President, Business Operations and Chief Financial Officer (January 2011-October 2018) and Chief Financial Officer and Executive Vice President, Global Supply (November 2018-December 2021).

Prior to Pfizer, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Chief Operating Officer of Lucent Technologies Inc. from February 2006 to November 2006. From May 2001 until January 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent.

Other Public Company Boards (2)	Board Aptitude
• Zoetis, Inc. • Hewlett Packard Enterprises	The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment, Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

Proposal One • 2025 Proxy Statement | Humana	9

David T. Feinberg, M.D.	Director	Age 62 | Male | White

	Independence	Committees
	Independent Director Since 2022	• Clinical Quality Committee (Chair) • Nominating, Governance & Sustainability Committee
Skills and Expertise
	• Public Company CEO Experience • Financial Oversight, Capital Allocation and Corporate Transactions • Healthcare Industry Experience • IT/Digital; Data Privacy; Cyber Experience	• Marketing/Consumer Insights • Risk Assessment • Corporate Governance • Sustainability/ESG
Chairman	Professional Summary
Oracle Health Former Director, President and CEO Cerner Corporation

David T. Feinberg, M.D. was initially elected to the Board in March 2022. Dr. Feinberg is Chairman of Oracle Health, where he is committed to making healthcare more accessible, affordable, and equitable. His work advances thought leadership and strategy related to unleashing the healing power of data through an open and connected healthcare ecosystem. Previously, Dr. Feinberg served as President and Chief Executive Officer and member of the Board of Directors of Cerner Corporation (Cerner), which is now Oracle Health. In that role Dr. Feinberg focused on delivering tools and technology to help caregivers optimize the health of their patients and communities.

Dr. Feinberg joined Cerner from Google, where he held the position of Vice President of Google Health since 2019 and led Google’s worldwide health efforts, bringing together groups from across Google and Alphabet that used artificial intelligence, product expertise and hardware to tackle some of healthcare’s biggest challenges, and was responsible for organizing and innovating Google’s various healthcare initiatives. Prior to Google, he served as President and CEO of Geisinger Health where he led an operational turnaround, and pushed the use of new platforms and tools, including an IT system called a Unified Data Architecture that allowed the company to integrate big data into existing data analytics and management systems. During his Geisinger tenure, Dr. Feinberg also introduced programs and services to put a greater focus on precision medicine and better patient care. Prior to Geisinger, Dr. Feinberg worked at UCLA for more than 20 years and served in a number of leadership roles, including President, CEO and Associate Vice Chancellor of UCLA Health Sciences, Vice Chancellor and CEO for the UCLA Hospital System, and CEO of UCLA’s Ronald Reagan Medical Center.

Dr. Feinberg earned his undergraduate degree at the University of California, Berkeley. He graduated with distinction from the University of Health Sciences/Chicago Medical School. He completed an internship in pediatrics at Loyola University Medical Center, and residency and fellowship training in psychiatry, addiction psychiatry, and child and adolescent psychiatry at the UCLA School of Medicine. He earned a Master of Business Administration from Pepperdine University. Dr. Feinberg is a member of the Alpha Omega Alpha Medical Honor Society, a Distinguished Fellow of American Psychiatric Association and received the Cancro Academic Leadership Award from the American Academy of Child & Adolescent Psychiatry.

Other Public Company Boards (1)	Board Aptitude
• Edwards Lifesciences Corporation	The Board believes that Dr. Feinberg’s experience leading healthcare organizations focused on leveraging technology and digital innovation to improve clinical care, including public and private companies, brings valuable insights to the Board and further contribute to its strategic composition. Dr. Feinberg’s clinical background, patient-centric mindset, operating experience, and expertise in guiding systems transformations qualify him to offer key perspectives as the Company continues to advance the integration of its clinical systems and care models to improve the customer experience and reduce costs.

10	Humana | 2025 Proxy Statement • Proposal One

Wayne A. I. Frederick, M.D.	Director	Age 53 | Male | African American/Black

	Independence	Committees
	Independent Director Since 2020	• Organization & Compensation Committee (Chair) • Clinical Quality Committee
Skills and Expertise
	• Healthcare Industry Experience • Government Relations/Public Policy	• Sustainability/ESG
President Emeritus Howard University	Professional Summary

Wayne A. I. Frederick, M.D. was initially elected to the Board in February 2020. He is the President Emeritus of Howard University, having previously served as the 17th President from July 2014 -September 2023, and is the distinguished Charles R. Drew Professor of Surgery at the Howard University College of Medicine. He is also a practicing cancer surgeon at Howard University Hospital. Prior to that Dr. Frederick served as Howard University’s Interim President (elected October 2013) after serving as Provost and Chief Academic Officer for more than a year.

Following his post-doctoral research and surgical oncology fellowships at the University of Texas MD Anderson Cancer Center, Dr. Frederick began his academic career as Associate Director of the Cancer Center at the University of Connecticut. Upon his return to Howard University, his academic positions included Associate Dean in the College of Medicine, Division Chief in the Department of Surgery, Director of the Cancer Center and Deputy Provost for Health Sciences. He also earned a Master of Business Administration degree from Howard University’s School of Business in 2011.

Dr. Frederick is a fellow of the American College of Surgeons (ACS) and belongs to numerous surgical and medical organizations, including, the ACS’ Academy of Master Surgeon Educators, the American Surgical Association and the National Academy of Medicine. In addition to his public board service, Dr. Frederick also serves on the Board of Directors of Mutual of America Life Insurance Co.

Other Public Company Boards (3)*	Board Aptitude

•   Insulet Corporation

•   Tempus AI, Inc.

•   Workday, Inc.

*   In February 2025, Agostini Limited announced that Dr. Frederick was taking a voluntary leave of absence from his service on its board to limit his outside board commitments, bringing Dr. Frederick’s active outside service to three (3) public company boards.

The Board believes that Dr. Frederick’s exemplary career as a leader in medical research, healthcare academics and business administration brings valuable insights to the Board to assist in the advancement of its strategic healthcare goals. Dr. Frederick’s extensive healthcare and disease management background will be instrumental to our company’s relationships with our members and our physician partners, as the Company continues to innovate in the area of health data analytics.

Proposal One • 2025 Proxy Statement | Humana	11

John W. Garratt	Director	Age 56 | Male | White
	Independence	Committees
	Independent Director Since 2020	• Investment Committee (Chair) • Audit Committee
Skills and Expertise
	• Public Company CFO Experience • Financial Oversight, Capital Allocation and Corporate Transactions	• Marketing/Consumer Insights • Risk Assessment • Corporate Governance
Former President and Chief	Professional Summary
Financial Officer Dollar General Corporation

John W. Garratt was initially elected to the Board in February 2020. He was formerly the President and Chief Financial Officer of Dollar General Corporation, having held this position from September 2022 to June 2023. Mr. Garratt joined Dollar General in October 2014 as Senior Vice President, Finance & Strategy and subsequently served as Interim Chief Financial Officer from July 2015 to December 2015 and most recently served as Executive Vice President and Chief Financial Officer from December 2015 to September 1, 2022.

Prior to joining Dollar General, Mr. Garratt held various positions of increasing responsibility with Yum! Brands, Inc., one of the world’s largest restaurant companies, between May 2004 and October 2014, holding leadership positions in corporate strategy and financial planning. Mr. Garratt served as Vice President, Finance and Division Controller for the KFC division and earlier for the Pizza Hut division and for Yum Restaurants International between October 2013 and October 2014. Mr. Garratt also served as the Senior Director, Yum Corporate Strategy, from March 2010 to October 2013, reporting directly to the corporate Chief Financial Officer and leading corporate strategy as well as driving key cross-divisional initiatives. Mr. Garratt served in various other financial positions at Yum from May 2004 to March 2010.

Prior to his career at Yum! Brands, Mr. Garratt served as Plant Controller for Alcoa Inc. between April 2002 and May 2004, and held various financial management positions at General Electric from March 1999 to April 2002. He began his career in May 1990 at Alcoa, where he served for approximately nine years.

Other Public Company Boards (2)	Board Aptitude
• Papa John’s International, Inc. • Cracker Barrel Old Country Store, Inc.	The Board believes that Mr. Garratt’s substantial executive leadership at large public companies, combined with his extensive experience in key areas of finance, accounting, strategic planning and business analytics, supplement existing expertise essential to the Board‘s oversight function as Humana continues to evolve its population health and care delivery strategies. Mr. Garratt’s contributions to organizations across varied consumer-based industries further qualifies him to offer key perspectives as the Company enhances products and capabilities for our members.

12	Humana | 2025 Proxy Statement • Proposal One

Karen W. Katz	Director	Age 68 | Female | White
	Independence	Committees
	Independent Director Since 2019	• Nominating, Governance & Sustainability Committee (Chair) • Organization & Compensation Committee
Skills and Expertise
	• Public Company CEO Experience • Financial Oversight, Capital Allocation and Corporate Transactions	• Marketing/Consumer Insights • Risk Assessment • Corporate Governance
Former President and Chief	Professional Summary
Executive Officer Neiman Marcus Group LTD

Karen W. Katz, M.B.A. was initially elected to the Board in September 2019. She was most recently interim CEO of Intermix, LLC from June 2022 to December 2022. Prior to Intermix, Ms. Katz served as the President and CEO of Neiman Marcus Group LTD LLC from 2010 to February 2018. Neiman Marcus Group is an international multibrand omni-channel retailer whose portfolio of brands includes Neiman Marcus, Bergdorf Goodman and MyTheresa. Having joined Neiman Marcus in 1985, Ms. Katz served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President—Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores.

Other Public Company Boards (2)	Board Aptitude
• Under Armour, Inc. • The RealReal, Inc. (Chairperson)

The Board believes that Ms. Katz is an extremely accomplished executive with deep experience and a demonstrated commitment to understanding, and meeting, the needs of customers by maintaining a personalized experience enabled by digital transformation. She brings a holistic approach to customer service, including acumen for employing technology to advance service delivery, combined with demonstrated success in growing business through forward thinking leadership, providing valuable perspective and expertise to the Board.

Proposal One • 2025 Proxy Statement | Humana	13

Marcy S. Klevorn	Director	Age 65 | Female | White
	Independence	Committees
	Independent Director Since 2021	• Technology Committee (Chair) • Audit Committee
Skills and Expertise
	• IT/Digital; Data Privacy; Cyber Experience	• Corporate Governance • Sustainability/ESG
• Marketing/Consumer Insights • Risk Assessment
Former Chief Transformation	Professional Summary
Officer Ford Motor Company

Marcy S. Klevorn was initially elected to the Board in February 2021. Ms. Klevorn was formerly the Chief Transformation Officer of Ford Motor Company from May 2019 until her retirement in October 2019. In this role, she accelerated the company’s transformation by helping to refine its corporate governance systems, facilitate faster adoption of agile teams across the business and ensure process improvements across the enterprise. She also facilitated strategic partnerships with key technology partners and supported the company’s diversity efforts. Having joined Ford Motor Company in 1983, Ms. Klevorn served in key executive and leadership roles within the company’s information technology organization including Director of the Office of the Chief Information Officer and Group Vice President of Information Technology. Ms. Klevorn also served as Executive Vice President and President of Ford Smart Mobility LLC, a division of Ford Motor Company, where she oversaw certain acquisitions and other investments and helped to accelerate the company’s plans to design, build, grow and invest in emerging mobility services and global data insight and analytics.

Other Public Company Boards (2)	Board Aptitude
• Northern Trust Corporation • Cerence Inc.

The Board believes that Ms. Klevorn’s extensive executive experience and leadership in digital innovation and systems transformation brings valuable insights to the Board as the Company continues to enhance its technology-driven platforms for members and providers. Ms. Klevorn’s deep understanding of information technology, cyber security, and systems management and infrastructure, combined with her proven ability to connect systems to strategy execution qualify her to provide key insights in the Company’s consumer-focused approach to care.

14	Humana | 2025 Proxy Statement • Proposal One

Jorge S. Mesquita	Director	Age 63 |Male | White
	Independence	Committees
	Independent Director Since 2021	• Investment Committee • Technology Committee
Skills and Expertise
• Healthcare Industry Experience
• Marketing/Consumer Insights • Sustainability/ESG
Former Chief Executive Officer Blue Triton Brands Former Executive Vice President, Worldwide Chairman, Consumer Johnson & Johnson	Professional Summary

Jorge S. Mesquita was initially elected to the Board in February 2021. Mr. Mesquita was formerly Chief Executive Officer of BlueTriton Brands, from July 2021 until March 2022. In this role Mr. Mesquita led the company’s initiatives to expand market leadership, advance commitment to sustainability and environmental stewardship and to realize the potential of the company’s portfolio of water brands.

Prior to joining BlueTriton Brands, Mr. Mesquita was formerly the Executive Vice President, Worldwide Chairman, Consumer of Johnson & Johnson (J&J), from December 2014 until February 2019, where he was responsible for increasing competition within J&J’s consumer business through a comprehensive transformational strategy. In this role, Mr. Mesquita served on J&J’s Executive Committee and led the Consumer Group Operating Committee. Prior to that, Mr. Mesquita was employed by The Procter & Gamble Company (P&G), where he held various marketing and leadership positions for 29 years from 1984 to 2013. During his tenure at P&G, Mr. Mesquita served as Group President – New Business Creation and Innovation from March 2012 until June 2013, Group President – Special Assignment from January 2012 until March 2012, Group President, Global Fabric Care from 2007 to 2011 and President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007.
Other Public Company Boards (1)	Board Aptitude
• Mondelez International, Inc.

The Board believes that Mr. Mesquita’s proven experience in leading business units for significant global, consumer-oriented companies provides a valuable perspective to Humana’s Board and further contribute to its strategic composition. Mr. Mesquita’s forward-thinking, transformational mindset and strong track record of building and marketing global brands, developing consumer insight-driven innovation capabilities, and driving strong, profitable growth will be essential as the Company continues to create seamless consumer experiences and help its members achieve their best health.

Proposal One • 2025 Proxy Statement | Humana	15

Gordon Smith	Director	Age 66 | Male | White
	Independence	Committees
	Independent Director Since 2024	• No Committee Roles
Skills and Expertise
	• Public Company COO Experience	• Marketing/Consumer Insights
	• Financial Oversight, Capital Allocation and Corporate Transactions • IT/Digital; Data Privacy; Cyber Experience	• Risk Assessment • Corporate Governance
Former Co-President and	Professional Summary
Co-COO JPMorgan Chase & Co.

Gordon Smith was initially elected to the Board in October 2024. Mr. Smith was formerly the Co-President and Co-Chief Operating Officer of JPMorgan Chase & Co. (JPMorgan), having held these positions from 2018 until retiring in January of 2022. In this role, Mr. Smith served as a member of the firm’s Operating Committee and helped oversee all aspects of the company’s business and operations.

Mr. Smith’s career at JPMorgan began in 2007 and spanned 15 years, where he previously served as Chief Executive Officer of Consumer & Community Banking (2012-2021), and prior to that held various roles of increasing responsibility, including as CEO of Chase Card Services, Auto Finance and Student Lending (2011-2012), and CEO of Chase Card Services (2007-2011).

Prior to his time at JPMorgan, Mr. Smith spent more than 25 years at American Express, where he led and managed several businesses, including the Global Commercial Card Business. Mr. Smith is also an operating advisor to Clayton Dubilier & Rice.

Other Public Company Boards (1)	Board Aptitude
• Choice Hotels International

The Board believes that Mr. Smith is an extremely accomplished executive with deep experience leading complex, highly regulated organizations in driving better, faster and more efficient businesses for consumers. This deep operational expertise provides the Board with valuable insights into the customer journey across complementary businesses, brand management, and accelerating the digital transformation of legacy businesses, deepening its strategic composition as the Company continues to grow its Medicare Advantage and CenterWell health services businesses, drive operational efficiencies, and create seamless consumer experiences.

Director Independence

To qualify as independent under the Guidelines and the rules of the NYSE, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director (i.e., a relationship which could interfere with the director’s exercise of independent judgment). In addition, any relationships between the Company or any of its affiliates and any director or entity related to a director must be below the thresholds for independence prescribed by the NYSE.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships that are reported under “Certain Transactions with Management and Others” in this proxy statement. As provided in the Guidelines, the purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that a director is independent.

In the course of this review for the current year, the Board specifically analyzed and discussed the following matters:

(1)	a relationship between the Company and Oracle Health, for which David T. Feinberg, M.D., one of our current directors, serves as an executive officer; and

(2)	financing arrangements between the Company and companies that are affiliated with certain of our directors.

Oracle Health. Oracle Health has a license subscription contract with our subsidiary, Humana Digital Health and Analytics Platform Services, Inc., or HDH&A. In 2024, Oracle Health paid HDH&A approximately $6.79 million in associated license, subscription, maintenance, and professional service fees, which are comparable to other non-affiliated customers for the provision of similar services. The relationship described herein is not material to the Company and does not represent a direct or indirect material interest for Dr. Feinberg.

16	Humana | 2025 Proxy Statement • Proposal One

Financing Arrangements. Certain of our non-employee directors are partners, shareholders and/or officers of companies that have commercial paper programs or other financing arrangements in which we participate in the ordinary course of business. Payments to or from such companies constituted less than the greater of $200,000 or 1% of each of Humana’s and the recipient’s annual revenue, respectively, in each of the past three years.

At the conclusion of its review for the current year, the Board affirmatively determined that in each case the relationship between the Company or its affiliate and each director-related entity was not material and would not interfere with the director’s exercise of independent judgment. In addition, each of those relationships was below the thresholds for independence prescribed by the NYSE.

Directors recused themselves from the independence assessment as the matter was relative to himself or herself. Consistent with these considerations and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. Rechtin, as a current employee of the Company) is independent.

Identifying Nominees for Directors

The Board has delegated an established screening process for director nominees to the Nominating, Governance & Sustainability Committee, with counsel from our Chairman, our Chief Executive Officer, and outside consultants as appropriate. The goal of the screening process is to assemble a group of potential board members with deep, varied experience, sound judgment, and commitment to the Company’s success.

The Committee receives notice of potential candidates through any of the following avenues: (i) Board self-identification; (ii) third-party recommendations; and (iii) stockholder recommendations. While director nominees may be presented to the Board for consideration by the Committee through any of these methods, the Board is ultimately responsible for assessing the needs of the Board, appointing candidates to the Board, and nominating candidates for election by our stockholders at our annual meeting. Once the Committee has compiled its group of suitable candidates and conducted appropriate diligence, it then meets with the Board to review the candidates for further consideration.

Board Self-Identification. The Committee regularly assesses the appropriate size of the Board, the areas of expertise required to effectively contribute to the Board process, and whether any vacancies are anticipated. It also annually assesses the director qualification criteria to ensure the Board has appropriate skill composition aimed at the Company’s long-term business strategy, operations, risks, thought and perspective. As a result, the Committee may recommend to the Board a need for an additional director, Board refreshment for certain requisite skills and qualifications, and/or suggest the replacement of an existing director for other credible reasons.

Third-Party Recommendations. From time to time, the Committee engages a professional third-party search firm to assist the Board of Directors and the Committee in identifying and recruiting candidates for Board membership.

Stockholder Nominees. The policy of the Committee is to consider stockholder recommendations for candidates for membership on the Board as described above under “Identifying Nominees for Directors.” In addition, stockholders may nominate candidates for election to the Board of Directors in accordance with the specific provisions in our Bylaws, a copy of which is available on our website at www.humana.com. From the www.humana.com website, then click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance,” and then click on the link titled, “Bylaws.” A summary of these provisions, which include customary provisions for the inclusion of candidates in our proxy statement (proxy access) is included in the “Frequently Asked Questions” section within this proxy statement under the caption “What is the due date for stockholder nominees for director for the Company’s 2026 Annual Meeting?”

Board of Directors Nominee Determination

At the recommendation of the Nominating, Governance & Sustainability Committee, the Board has nominated eleven (11) individuals for this year’s election. The Board believes that each director nominee possesses and demonstrates the character, integrity, independence, business judgment and all other requisite skills, qualifications and attributes necessary to effectively (i) act in the best interests of the Company and its stockholders and (ii) exercise active and independent oversight of the of the Company’s management team, business affairs and assets. As a group, the director nominees create a diverse, knowledgeable and experienced Board with strong executive experience; financial expertise; knowledge and experience in healthcare; expertise in information systems; protection and digital innovation; and consumer orientation necessary to oversee the Company’s business and the execution of our strategy.

We believe that the current Board members have a deep commitment to the Company’s success, as evidenced by the key qualifications, skills, experiences and diversity of backgrounds of each director described herein. The information given in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

Vote Required and Recommendation of the Board of Directors

A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the Annual Meeting and Shares voting “abstain” or broker non-votes have no effect on the election of directors. Under the Company’s Majority Vote Policy, following a director’s initial election to our Board of Directors, the director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED HEREIN, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL NOMINEES.

Proposal One • 2025 Proxy Statement | Humana	17

Corporate Governance

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and ensuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. In addition, our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Guidelines may be viewed on our website at www.humana.com. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance” subcategory and then click on the link titled “Corporate Governance Guidelines.”

Role of the Board and Board Leadership

Role of the Board

The business of the Company is managed under the direction of the Board, whose members are elected annually by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be in the best interests of Humana and its stockholders, while engaging in active and independent oversight of the management of the Company’s business affairs and assets. In order to fulfill its responsibilities to the Company’s stockholders, the Board, both directly and through its committees, regularly engages with management to both evaluate the Company’s current operations and encourage the innovations and strategic imperatives that will drive our success in the future. The Board monitors management performance through reviews of the most critical issues facing the Company, including approval of the Company’s strategy and mission, execution of the Company’s financial and operational goals, oversight of risk management, succession planning, and determination of executive compensation. The Board plans for the future by ensuring management focuses on innovation in our strategy to meet the speed of change in our industry and monitoring the Company’s human capital management functions, working closely with the management team to ensure the Company has the correct levels of talent in place – within each business segment – for continued success in present and future states of the Company.

Board Oversight of Risk

While management is responsible for designing and implementing the Company’s risk management process, controls and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The full Board regularly reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC. While the Board has established committees designated for various oversight functions, it is common practice for committees to collaborate on overlapping issues.

Board of Directors Oversees Management of Major Risks

• Regulatory & Public Policy • Legal	• Succession Planning • Strategic Execution	• Brand Reputation • Investment Objectives	• Cybersecurity • Data Governance	• Financial • Clinical Quality

Committees of the Board of Directors

Audit • Financial Statement integrity and reporting • Legal, regulatory and compliance • Internal controls • Cybersecurity risk oversight	Organization & Compensation • Executive and non-executive compensation policies and practices • Succession planning • Human capital management	Nominating, Governance & Sustainability	Technology • Information security, technology, privacy & data protection • Company IT strategy and consumer facing technology	Investment • Investment objectives and policies • Investment results and performance evaluation	Clinical Quality • Clinical management • Healthcare quality
• Governance structure and processes • Legal and policy matters • Stockholder concerns • Board refreshment • ESG oversight

Management

Business units identify and manage business risks; Central functions design risk framework (setting boundaries and monitoring risk appetite); and Internal Audit provides independent assurance on design and effectiveness of internal controls and governance processes.

18	Humana | 2025 Proxy Statement • Corporate Governance

The Company’s Enterprise Risk Management (ERM) governance structure consists of oversight from the Board and the Audit Committee (in collaboration with material risks overseen by other committees), and implementation through the Company’s management team utilizing a three lines of defense model to delegate responsibility for critical risk management processes across the business functions and operational areas, as well as risk management, compliance, and internal audit teams.

Humana’s first line of defense consists of business areas and operational teams across the Company, and is responsible for identifying, assessing, mitigating, monitoring, and managing risk within their respective areas. The Company’s Enterprise Risk Management and Regulatory Compliance departments represent the Company’s second line of defense. These teams are led by Humana’s Chief Legal Officer (CLO), to whom the Chief Risk Officer (CRO) and Chief Compliance Officer (CCO) each report and lead the Enterprise Risk Management and Regulatory Compliance functions, respectively. Humana’s Internal Audit Consulting Group (IACG) represents the third line of defense, which provides independent and objective assurance to senior management and the Board regarding first and second line risk management functions, internal control systems, and governance processes.

The Board and each Committee receive updates no less than quarterly, with the CRO, CCO, and IACG updating the Audit Committee on the assessment, monitoring and mitigation of financial and non-financial risks material to the Company in the short, intermediate, and long-term, the effectiveness of the Company’s control environment in preparing for, stress testing, and managing these risks within the Company’s risk appetite statement, the functioning of the Company’s internal controls and procedures, and the identification and analysis of key emerging risks.

The goal of the Company’s ERM governance is to achieve robust and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to prepare for, test and monitor, respond to and mitigate these risks, each in a manner that closely aligns to the Company’s risk appetite, disclosure controls and procedures.

Board Leadership

Leadership of the Board is essential to facilitate the Board acting effectively as a working group to the benefit of the Company and its performance. As Chairman of the Board, Kurt J. Hilzinger assumes key duties to ensure effectiveness and collaboration in all aspects of the Board’s design, operations, and risk oversight function.

Duties of Our Chairman

  Serves as Chair of regular sessions of the Board and manages the overall Board process, including meeting design topics and agendas.

  Leads the Board in anticipating and responding to crises, including the ability to call special meetings for the consideration of risk oversight and other matters.

  Oversees and monitors Board engagement, participation, and continued education to ensure our directors are in-tune with issues of our dynamic industry and the evolving landscape.

  Partners with and supports the Nominating, Governance & Sustainability Committee with the director selection process, as well as director on-boarding and orientation programs.

  Models culture, philosophy, inclusivity, and values expected of all directors.

  Conducts individual meetings with other directors, including the CEO, and management team to encourage open communication, collaboration, and differences in perspective.

  Evaluates overall Board effectiveness, with emphasis on identifying areas of enhancement, development and/or furtherance and communicating these observances to the Board for discussion.

  Represents the Board on occasions where it is important for the Board to respond on matters independently from the Company’s management team.

  Provides guidance and direction to the CEO and management team.

  Engages with stockholders, through verbal or written communications, and presides over the Company’s Annual Meeting of Stockholders. Also recommends to the Board an agenda to be followed at the Annual Meeting.

  Works with the Organization & Compensation Committee to develop the process for CEO compensation evaluations.

Our Board maintains the flexibility to choose the leadership structure that is in the best interests of our stockholders. When making this determination, the Board considers the recommendation of the Nominating, Governance & Sustainability Committee, the current circumstances and strategic priorities at the Company, and the skills and experiences of the individuals involved, among other considerations.

Corporate Governance • 2025 Proxy Statement | Humana	19

At this time, given the composition of the Company’s Board, Mr. Hilzinger’s effectiveness as our Chairman, status as an independent director and previous service as our Lead Director, the current challenges faced by the Company, and our recent CEO transition, the Board believes that separating the chief executive officer and board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective independent oversight and objective evaluation of the performance of the Company.

During a period in which the chairman and chief executive officer positions are combined, a Lead Director is appointed from our independent directors. The Lead Director sets agendas for and convenes meetings and executive sessions of the independent directors, approves Board meeting agendas, and otherwise represents the Board on occasions where it is important for the Board to respond independently from the Company’s management team. Our stockholders would be notified of a combination of the chairman and chief executive officer role promptly upon the Board’s decision to do so.

Board Engagement and Undertakings

The Board holds itself to a high standard of engagement, with a hands-on approach that leads to critical insights regarding our customers, operations and business and enhances their level of governance and oversight. An essential component to the Board’s engagement is communicating with the Company’s internal and external stakeholders. To accomplish this, meetings of the Board may be held in key Company markets where, together with management, the Board will personally meet with associates, customers, providers and other stakeholders to gain direct feedback into the Company’s operations, experiences and overall effectiveness. The Board also holds virtual meetings to both increase the efficiency of the Board’s time and expand its reach of engagement with Company personnel and other stakeholders.

Certain other engagement practices of our Board are described below.

•

Follows an annual topical calendar used to balance strategic, operational, compliance, and cultural matters, among others, and receives detailed reports on those topics, in addition to ad hoc subjects, throughout the year.

•	Utilizes clear and proactive Board meeting agendas to achieve high productivity at each meeting.

•

Holds executive sessions during every meeting, with the CEO present and then with only the independent directors. Relevant feedback is then reported to the CEO and the management team, creating a feedback loop from the Board to the management team.

•	Maintains regular communication with the CEO and management team, apart from formal Board meetings, to ensure consistent and continuous progress toward established goals.

•

Employs Board technology tools to review Board materials and to remain informed of ongoing Company endeavors, to efficiently communicate with the management team and to take formal action when necessary.

•

Performs in-depth organizational structure reviews, through the Organization & Compensation Committee, on culture, diversity and related matters, and engages regularly with rising leaders within the Company. The Organization & Compensation Committee also regularly reviews associate engagement scores, and for 2024, 83% of associates were highly engaged, representing the 64th percentile overall of benchmark companies. Refer to the section titled “Our Culture, Engagement and Approach to Work” in this proxy statement for a discussion of these results.

•

Receives continued education from external consultants on a wide range of industry topics to keep them apprised of the latest trends and anticipated future trajectories. In addition to our director’s individual pursuits, Board education opportunities during 2024, included, (i) a formal education session with external consultants; (ii) guest speaker attendance during select meetings; and (iii) briefings on regulatory developments.

•	Participates in the Company’s robust stockholder engagement program.

2024 Board and Committee Meetings 27 Videoconference / Teleconference 25 In-person 1 Annual Stockholder	2024 Director Attendance 100% of our incumbent director nominees elected at the 2024 Annual Meeting of Stockholders met NYSE attendance requirements of at least 75%

20	Humana | 2025 Proxy Statement • Corporate Governance

Management Succession and Leadership Development Planning

The Organization & Compensation Committee, in collaboration with the full Board, oversees management team succession and development planning, with a primary focus on succession planning for our CEO. This is an ongoing process as part of the Board’s annual operations, designed to address planned transitions and unexpected vacancies. As part of this oversight:

•

The Board, at least annually, conducts talent reviews for our CEO, management team, and key senior leaders that focuses on continued development and succession readiness for each of our key leadership positions.

•	The Organization & Compensation Committee develops succession plans for the CEO and management team in the event of death, disability, removal, or resignation.

•

As appropriate, the Board and Organization & Compensation Committee develops a timeline for CEO search and onboarding processes, identifies relevant skill sets for CEO candidates, conducts reviews of internal and external candidates, and interviews candidates.

•

The Organization & Compensation Committee performs in-depth organizational structure reviews of segments and functions within the Company to assess leadership bench strength, reporting out on these reviews to the full Board.

•	The full Board engages regularly with rising leaders within the Company.

In addition to these ongoing processes, the Board holds executive sessions with and without the CEO present to discuss CEO and management team succession as needed. While the Organization & Compensation Committee and Board regularly perform talent assessments as part of the established succession planning process, robust discussion about management succession is more frequent when there is an active succession or search underway.

2024 CEO Succession

Beginning in 2022 and continuing through October 2023, the Board undertook a rigorous and thoughtful approach to identifying Mr. Broussard’s successor in line with the process and responsibilities outlined above. Key to this process was evaluating each internal and external candidate against a consistent set of criteria. The Board determined that Mr. Rechtin’s strong leadership experience in the healthcare sector through his roles at Envision Healthcare, OptumCare, and DaVita Medical Group, coupled with his deep understanding of our core business, positioned him above other candidates for the role. The Board was also impressed with Mr. Rechtin’s strong combination of operational, industry and CEO expertise, and believed that his first-hand experience leading organizations in a changing health care services continuum would help accelerate our Company’s integrated care strategy.

As part of this succession process, the Board determined that a phased partnership between Mr. Rechtin and Mr. Broussard would best facilitate Mr. Rechtin’s immersion into the Company and best prepare him for a smooth succession to the CEO role. As such, Mr. Rechtin joined the Company as President and Chief Operating Officer (COO) in January 2024 and transitioned from COO to the CEO role in July 2024. To further ensure continuity and a stable transition, as part of this multi-year succession planning process, Mr. Broussard agreed to remain as a strategic advisor to the Company until March 2026.

Upon joining the Company as COO, Mr. Rechtin performed a disciplined, objective review and spent time with team members across our business. This multi-phased onboarding served Mr. Rechtin well as he transitioned to CEO, where he has brought focus and fresh perspective to our annual planning review process and identified opportunities relative to industry benchmarks to further strengthen our operating performance. The Board believes this multi-year succession planning process was highly effective in getting the right CEO in place to lead our management team at this critical juncture.

Senior Management Succession

During 2024, the Board also oversaw the succession process and talent acquisition of new members of our management team.

Management Team Member		Announcement Date	Search Type

David E. Dintenfass		January 2024	New Position
President, Enterprise Growth	Age 54 | Male | White

The Board selected Mr. Dintenfass to serve as the Company’s President of Enterprise Growth, effective February 2024. In this role, Mr. Dintenfass will help deliver on our long-term strategy and maximize profitable Medicare Advantage growth. In making this appointment, the Board recognized Mr. Dintenfass’s 30-year track record of delivering strong financial and organizational results and leveraging digital capabilities to enhance the customer and broker experience, and believes his leadership will help maximize Humana’s investments and a multi-year strategy that evolves our approach to customer attraction and retention.

Michelle A. O’Hara		November 2024	Successor
Chief Human Resources Officer	Age 49 | Female | Asian

The Board selected Ms. O’Hara to serve as the Company’s Chief Human Resources Officer, succeeding Timothy S. Huval, effective January 2025. In this role, Ms. O’Hara will oversee our enterprise talent strategy and people programs. In making this decision, the Board recognized Ms. O’Hara’s more than 20-year history of transforming HR capabilities and enabling companies to effectively attract, recruit, develop and retain a talented and diverse workforce.

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Management Team Member		Announcement Date	Search Type

Celeste M. Mellet		December 2024	Successor
Chief Financial Officer	Age 48 | Female | White

The Board selected Ms. Mellet to serve as the Company’s Chief Financial Officer, succeeding Susan M. Diamond, effective January 2025. In making this decision, the Board recognized Ms. Mellet’s first-hand experience in navigating dynamic and highly regulated industries, leading cross-functional teams and driving performance throughout complex organizations where she has served as a leader.

Japan A. Mehta		December 2024	Successor
Chief Information Officer	Age 44 | Male | Asian

The Board selected Mr. Mehta to serve as the Company’s Chief Information Officer, succeeding Samir M. Deshpande, effective February 2025. In this role, Mr. Mehta will oversee our digital and technology organization and data systems, as well as set the technology transformation vision for Humana to better connect consumers to their caregivers and enable better clinical decision making, while also driving greater efficiencies through technology modernization. In making this decision, the Board recognized Mr. Mehta’s more than two decades of experience leading technology teams in large-scale, regulated industries focused on delivering customer-centric solutions.

The Board will continue to evaluate the succession planning processes on a regular basis, and provide transparency on our approach to attracting, retaining and cultivating future generations of leadership at the Company. For more information on the role our compensation program plays in this process – including properly incentivizing our management team to progress on Humana’s strategic priorities and core business drivers – please refer to the “Compensation Discussion and Analysis” of this proxy statement.

Stockholder Engagement

The Board, together with its committees and the Company’s management team, routinely interacts with our stockholders, and reviews and responds to the feedback received from them – through formal stockholder engagements, stockholder voting results and routine communication during the year – creating a feedback loop of transparency into our compensation and governance practices. The continuous dialogue supplements the Board’s customary review of our governance and compensation programs, policies and/or practices as it considers areas for enhancement or improvement.

In addition to the above interactions, the Company routinely meets with stockholders, prospective investors, and analysts throughout the year during industry conferences and other events. The Company’s meeting schedule, presentations to investors and webcast replays are available via the Investor Relations section on our website. From www.humana.com, click on “More Humana” then click on “For Investors” and then click on the tab for “Calendar of Events” or “Historical Webcasts and Presentations.”

2024 Engagement Campaign

We have a long-standing practice of proactive engagement with our stockholders through an annual fall campaign to facilitate open lines of dialogue and understand stockholder perspectives. Throughout this process, the Company offers participation by members of the Board and management team. During our 2024 outreach, Kurt J. Hilzinger, the Chairman of our Board, and Karen W. Katz, the Chair of our Nominating, Governance, & Sustainability Committee, participated in discussions with certain stockholders. The Board values the perspectives shared during 2024 across a range of topics, as discussed in more detail below, and took a number of actions in line with the key focus areas of our investors.

2024 Fall Outreach & Engagement Statistics

Stockholders Invited	Stockholders Accepted & Engaged	Director Participation

*	Engagement statistics represent investor ownership based on the Company’s outstanding shares (o/s) as of September 30, 2024.

22	Humana | 2025 Proxy Statement • Corporate Governance

Key Engagement Themes

The Board appreciates the opportunity to connect directly with stockholders to achieve meaningful dialogue and to gain insight and perspective on their priority issues. Stockholder perspectives are a key consideration in Board and Committee dialogue and action, particularly on matters and topic areas where we have regular communication with our investors. The Board welcomes feedback and believes these practices are in the best interest of our Company and our stockholders. Discussions with stockholders in 2024 covered a broad range of themes and topics, including:

Industry Dynamics and Board Oversight of Long-Term Strategy	• Strategic oversight of long-term business outlook including Star Ratings, regulatory environment, capital allocation, and industry trends

Board Composition and Refreshment

•   Director refreshment process, including new Director appointments and the skills and attributes brought to the Board as well as go-forward priorities

•   Board composition, with a focus on skillsets and diversity

•   Board Committee leadership, composition and refreshment

Executive Compensation

•   Alignment of incentive metrics with business evolution and importance of long-term pay for performance alignment

•   Potential changes to the compensation program in 2025 and beyond, in the context of management succession and industry dynamics

Management Succession	• Search, selection, and onboarding process for the CEO succession that took place in 2024 • Board’s oversight of broader management team changes

Majority Voting	• Actions taken in response to stockholder support levels for Management and Stockholder Proposals regarding simple voting requirement standards at our 2024 Annual Meeting

Emerging Oversight Areas & Sustainability- Related Initiatives	• Cybersecurity practices and Board oversight • Use of Artificial Intelligence (“AI”) in company operations

Actions Taken in Areas of Stockholder Focus

Our Board respects the views voiced by our stockholders and understands the importance of regular engagement as priority issues emerge and evolve over time. Feedback received during conversations with stockholders has, in some cases, led to the reaffirmation of, or enhancements to, certain of our corporate governance, ESG, and executive compensation practices. The Board, in collaboration with management, took a number of actions in 2024 in key areas of investor focus, including:

Board Composition and Refreshment

•   Continued our commitment to thoughtful Board refreshment as reflected by Gordon Smith’s appointment, bolstering the Board’s strategic oversight as the Company continues to grow its Medicare Advantage (MA) and CenterWell healthcare services businesses.

•   Enhanced disclosure of our Director Skills Matrix, refining the definitions of each skill with clear links to our core business drivers and long-term strategy.

Executive Compensation

•   Enhanced compensation-related disclosures, including a Letter to Stockholders from the Organization & Compensation Committee offering transparency behind the Committee’s priorities and perspectives which informed compensation-related decisions in 2024.

Management Succession & Retention

•   Executed key leadership transitions and determined the right tools and actions to retain our broader management team and incentivize the multi-year execution of our strategy.

•   Established a President of Enterprise Growth position to deliver on customer and digital experience, and help the Company achieve its long-term strategy and maximize long-term growth within the MA market.

•   Enhanced our disclosure detailing the Board’s approach to CEO and management team succession planning, with additional context as to the Board’s oversight of robust succession activity in 2024.

Majority Voting

•   Acted to eliminate a super majority voting standard associated with Article Eleventh in our Bylaws.

•   Conducted a fulsome review of our governing documents and concluded that the voting provisions in each are in line with market or best practice, as discussed further below.

Emerging Oversight Areas & Sustainability-Related Initiatives

•   Continued to provide transparent disclosure on our approach to the responsible and ethical use of Artificial or Augmented Intelligence (AI), including the publication of our Statement of AI Principles, which detail our commitment to the ethical use of AI and advanced analytics in technology to improve patient experiences, quality of care, and health outcomes.

Corporate Governance • 2025 Proxy Statement | Humana	23

2024 Annual Meeting Proposals Regarding Majority Voting

At our 2024 Annual Meeting, stockholders had the opportunity to vote on both a management proposal and stockholder proposal related to majority voting.

The management proposal (No. 5) was presented following a comprehensive review of our governing documents by the Board. The proposal sought stockholder support to eliminate Article Eleventh of our Charter, which required the Company to obtain a vote of stockholders holding three-fourths of our outstanding shares to enter into certain combination transactions with a counterparty that has an overlapping 5% or greater stockholder with the Company.

Support Received
98.9% of the shares voted at the meeting, representing 80.1% of our outstanding shares

The stockholder proposal (No. 6) requested that the Board “take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.”

51.3% of the shares voted at the meeting, representing 41.5% of our outstanding shares

Following the passage of the proposals, the Company promptly amended its Charter to eliminate Article Eleventh on April 24, 2024, as reflected in the Company’s Charter filed as an Exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2024.

The Company also embarked on a broad-based stockholder engagement effort to dialogue with our investors on a broad range of topics, including their feedback on the proposals. During this dialogue, stockholders expressed appreciation for management taking action to eliminate supermajority voting on the relevant provisions and noted that they did not expect further action from the Company or Board on this item.

Charter and Bylaw Voting Provisions

As noted in our 2024 proxy statement, our Board believes that matters voted on by our stockholders should generally be approved by a majority of the votes cast for or against the applicable proposal, except where a different standard is required by applicable law or is consistent with standard market practice for a particular matter.

Following the Board’s action to eliminate Article Eleventh, there is only one provision in our governing documents that mandates a greater than majority vote by stockholders on any matter. That provision requires a unanimous stockholder vote to amend our bylaws, adopt a classified board, or to enact cumulative voting. Our Board continues to believe that it is in stockholders’ best interest for each member or nominee to stand for re-election annually and believes a classified board structure is not an appropriate governance arrangement for the Company, in addition to being generally opposed by governance experts and investors. Regarding cumulative voting, this is an uncommon practice and is not permitted under Delaware law to be implemented by means of a bylaw amendment.

There are three matters in our governing documents that require approval by a majority of all outstanding shares (rather than a majority of the votes cast): (a) amendments to our Charter and the removal of directors (both of which require approval by a majority of all outstanding shares under Delaware law); and (b) amendments of our Bylaws by stockholders (for which approval by a majority of all outstanding shares is the market standard).

Summary of Voting Standards in Humana’s Governing Documents

Matters Subject to Majority Vote		Matters Requiring Unanimous Approval to Introduce

Annual Director elections Mergers and acquisitions Sale or lease of assets Combination transactions with a counterparty with an overlapping 5%+ shareholders	Charter amendments[1] Removal of directors[1] Bylaw amendments[2]	Classified board Cumulative voting
[1] Majority of all outstanding shares, as mandated by Delaware Law. [2] Majority of all outstanding shares, as per standard market practice.

The Board is committed to continuously reviewing Humana’s corporate governance practices to ensure the Company is meeting the evolving expectations of our stockholders. We look forward to continuing to listen to and engage with our stockholders regarding their views on our corporate governance practices.

24	Humana | 2025 Proxy Statement • Corporate Governance

Board Evaluation Practices

The Board is committed to a rigorous self-evaluation process. Through evaluation, directors annually review the performance of the Board and each committee, as well as their own individual contributions, including areas where the Board feels it functions effectively, and most importantly, areas where the Board can improve. The Nominating, Governance & Sustainability Committee, with participation from our Chairman and Chief Executive Officer, initiates the annual Board evaluation process. We believe that having a review process for each group helps to (i) ensure an adequate representation of requisite skills; (ii) encourage high levels of engagement from directors; and (iii) strengthen the overall effectiveness of our Board. Results of the evaluations are shared with the Chairman of the Board and the Chair of the Nominating, Governance & Sustainability Committee and then later discussed with the entire Board in an aggregated manner, with agreed upon actions and improvements then implemented and monitored for effectiveness.

Board Evaluation

The Board evaluation typically consists of a written questionnaire containing qualitative scaled and open-ended questions related to the effectiveness of the Board during the prior year. The questionnaire targets specific areas of responsibility and critical attributes of the Board in order to solicit candid feedback from each director. The questionnaire also seeks practical input as to what the Board is doing well, areas in which the Board could improve and any undertakings that the Board should commence or terminate. In 2024, as the Board does every third year, this written evaluation process was supplemented by oral interviews and an analysis of Board and committee effectiveness conducted by an independent consultant.

Director Self-Evaluation

The director self-evaluation requires each director to honestly reflect upon and carefully consider his or her performance based on key characteristics that are expected of all board members. The self-evaluation also allows directors to provide additional or updated information regarding their skills and qualifications which in turn helps the Nominating, Governance & Sustainability Committee make future assessments and determinations regarding Board composition. The Company encourages directors to participate in continuing education programs focused on the Company’s business and industry, their committee roles and responsibilities, as well as legal and ethical matters. Annually, the Board will meet for purpose of furthering their education through external guest speakers to gain insights into key issues facing the industry and the Company, to supplement management’s views and perspectives.

Committee Evaluation

Each of our Board committees engages in an annual performance evaluation and a general charter adequacy review. Each committee is responsible for determining the manner of evaluation and for carrying out the evaluation. Generally, the committee evaluations coincide with the annual Board evaluation and similarly, consist of a written questionnaire containing qualitative scaled and open-ended questions related to the effectiveness of the committee during the prior year. Further, the Board evaluation questionnaire includes a section specifically concerning Board committee structure which is an opportunity for board members to provide feedback regardless of their individual committee membership.

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Committee Membership and Meetings

The Board of Directors has the following standing committees: Audit; Organization & Compensation; Nominating, Governance & Sustainability; Technology; Investment and Clinical Quality. Only directors meeting the applicable SEC and NYSE director independence standards and Internal Revenue Code “outside director” criteria may serve on the Audit Committee, the Organization & Compensation Committee, and the Nominating, Governance & Sustainability Committee. Each standing Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance,” then click on the “Committee Charters” subcategory. The number of Board committee meetings (virtual and in-person) held in 2024 and membership as of March 1, 2025, were as follows:

Director	Audit	Organization & Compensation	Nominating, Governance & Sustainability	Technology	Investment	Clinical Quality

Kurt J. Hilzinger

James A. Rechtin

Raquel C. Bono, M.D.

Frank A. D’Amelio

David T. Feinberg, M.D.

Wayne A. I. Frederick, M.D.

John W. Garratt

Karen W. Katz

Marcy S. Klevorn

Jorge S. Mesquita

Brad D. Smith

Gordon Smith[1]

Number of Meetings in 2024	9	7	8	5	4	7

  = Chair     = Member

1 Elected to the Board effective October 23, 2024.

Audit Committee

Committee Responsibilities

Pursuant to its charter, the Audit Committee:

•

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

•

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

•

reviews with the independent registered public accounting firm, our internal audit department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

•

reviews the scope, funding and results of our internal audit function, including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

•

reviews the scope, funding and results of our Enterprise Risk Management program and compliance program, including receiving, at least quarterly, an update from our Chief Risk Office and internal compliance department regarding any significant matters regarding our risk management and compliance with regulatory requirements and contracts with government entities, respectively;

26	Humana | 2025 Proxy Statement • Corporate Governance

•

collaborates with the Technology Committee to regularly receive updates on risks, and risk mitigation measures, related to Company’s information technology, internal controls, information security, cyber security, business continuity and disaster recovery programs;

•

reviews the financial statements and other information contained in our Annual Report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

•	confers independently with our internal auditors, Chief Risk Officer, internal compliance department, key members of management, and the independent registered public accounting firm;

•	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

•	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

•	discusses our policies with respect to risk assessment and risk management;

•

maintains free and open means of communication between the members of our Board of Directors, the independent registered public accounting firm, our internal audit department, our Chief Risk Officer, our internal compliance department, and our financial management; and

•	annually evaluates its performance.

Corporate Governance Determinations

The Board of Directors has determined that each of the members of the Audit Committee at February 19, 2025 is independent according to SEC and NYSE requirements, and each is financially literate, as defined in the NYSE listing standards. The Board of Directors has determined further that Messrs. D’Amelio and Garratt and Dr. Bono each meet the definition of “audit committee financial expert.” PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies. The Report of the Audit Committee for the year ended December 31, 2024, is set forth in this proxy statement under the caption “Audit Committee Report.”

Organization & Compensation Committee

Committee Responsibilities

Pursuant to its charter, the Organization & Compensation Committee:

•

reviews and approves our goals and objectives relevant to the compensation of our CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

•

reviews and approves all elements of compensation paid to our current or prospective executive officers, including without limitation, base compensation, incentive-compensation plans and equity-based plans, employment, change in control or severance programs and agreements, and any special compensation or benefits, including supplemental retirement benefits and any perquisites;

•	approves equity-based grants to our executive officers and other associates;

•

reviews and discusses with management the Company’s compensation plans and policies for all employees (including the Named Executive Officers) with respect to risk management and risk-inducing incentives;

•	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations;

•	monitors compliance of executive officers and non-employee directors with relevant stock ownership guidelines;

•	reviews with management periodically, as it deems appropriate, management succession and inclusion and diversity practices;

•	administers our Executive Management Incentive Compensation Plan and other substantially similar or successor incentive compensation plans; and

•	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this proxy statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this proxy statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters and the ability of our CEO to approve grants of equity awards subject to certain individual and annual thresholds, no executive compensation decisions are delegated to management.

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Compensation Committee Interlocks and Insider Participation

No member of the Organization & Compensation Committee: (i) is or has ever been an officer or employee of the Company; or (ii) is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this proxy statement under the caption “Certain Transactions with Management and Others”); or (iii) is an executive officer of another entity at which one of our executive officers serves either as a director or on its compensation committee.

Corporate Governance Determinations

During 2024, Wayne A. I. Frederick, M.D. (Chair), Karen W. Katz, and Brad D. Smith served as members of our Organization & Compensation Committee. Considering (i) the source of each director’s compensation, including any consulting, advisory or other compensatory fees paid by the Company; and (ii) whether each director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company, the Board has determined that each member of the Organization & Compensation Committee at February 19, 2025, is independent, as defined by the SEC and the NYSE, and is considered to be an “outside director” under Section 162(m) of the Internal Revenue Code.

Compensation Risk Determination

In early 2025, the Organization & Compensation Committee reviewed management’s assessment of the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following a review of this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Nominating, Governance & Sustainability Committee

Committee Responsibilities

Pursuant to its charter, the Nominating, Governance & Sustainability Committee:

•	recommends to the full Board criteria for the selection and qualification of the members of the Board;

•	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

•	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

•	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

•	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

•	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

•	reviews the overall relationship of the Board and management;

•	reviews issues and developments pertaining to corporate governance;

•

reviews our public policy and political spending practices through regular reviews of our policy on political expenditures, expenditures and payments made with corporate funds, and overall political activity, including review of our Political Contributions and Related Activity Report;

•

reviews the Company’s programs and policies relating to significant ESG and sustainability matters, and periodically receive updates from the Company’s management regarding significant ESG and sustainability undertakings; and

•	annually evaluates its performance.

Technology Committee

Committee Responsibilities

Pursuant to its charter, the Technology Committee:

•	receives, reviews and provides feedback on the Company’s annual IT strategy report which shall include a summary view of the strategic technology investments, execution roadmap and IT capital plan;

•

receives, reviews and provides feedback on the Company’s Enabling Technologies Strategy which contemplates investments in technology capabilities which may be considered foundational investments that are non-specific to one or more business strategies, but create capabilities and conditions to enable business strategies;

28	Humana | 2025 Proxy Statement • Corporate Governance

•

receives, reviews and provides feedback on certain High Impact Use Cases (i.e., purpose-driven applications of technology) which management considers highly representative of transformational business capabilities or consumer and provider experiences. Such use cases inform required investments in business and technology capabilities;

•

receives, reviews and provides feedback on the Company’s annual scan, assessment and report on emerging technologies and innovations deemed likely to be relevant to the Company’s future competitiveness and which may represent opportunities or threats to the Company;

•

receives, reviews and provides feedback on the Company’s Competitive Analysis of the technology capabilities and investments in industry-relevant capabilities being made by Healthcare IT companies, market moving “technology titans,” as well as traditional and non-traditional competitors;

•	receives, reviews and provides feedback on the Company’s IT Operating Strategy, including governance models, operating model and talent assessment; and

•

in conjunction with the Audit Committee, receives, reviews and provides feedback on the Company’s ongoing assessment and plan to address IT risks including cybersecurity, business continuity and disaster recovery risks.

Senior leadership also briefs the Technology Committee and board members on matters relating to the Company’s strategic technology capabilities, including information security capabilities. The Technology Committee may also assist the Audit Committee in its oversight of our information technology internal controls, cybersecurity, business continuity and disaster recovery programs. Senior leadership provides briefings to the Audit Committee and Technology Committee on information technology controls and risk as least once per year, and separately updates the full Board of Directors on cybersecurity matters at least once per year. Briefings are also provided as needed in response to industry or company specific developments or material events.

Investment Committee

Committee Responsibilities

Pursuant to its charter, the Investment Committee establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans, reviews investment results, and annually evaluates its performance.

Clinical Quality Committee

Committee Responsibilities

Pursuant to its charter, the Clinical Quality Committee:

•

in conjunction with the Company’s management, periodically evaluates new developments and current trends with respect to patient experience and quality care that may affect companies in the healthcare industry;

•

receives, reviews and provides feedback on the Company’s efforts to integrate clinical experience and care models that: (a) positively impact member/patient health outcomes; (b) reduce the cost of care and improve health care affordability; (c) improve access to cost-effective, high-quality care; (d) address social determinants of health and reduce health disparities; and (e) improve member/patient experience and satisfaction;

•	receives, reviews and provides feedback on the Company’s clinical practices, policies and innovations, including value-based care strategies, clinical and quality trends, and strategic priorities;

•

receives, reviews and provides feedback on the quality of the Company’s healthcare services operations, including the quality of the Company’s pharmacy solutions, medical clinic operations and in-home care solutions; member/patient experience; and provider-led models for the delivery of care; and

•	annually evaluates its performance.

Corporate Governance Policies

Majority Vote Policy for Director Elections

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board has also adopted a policy to require the Board to nominate for election only nominees who agree that,

Corporate Governance • 2025 Proxy Statement | Humana	29

if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating, Governance & Sustainability Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Bylaws also require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliation changes must promptly notify the Board and the Nominating, Governance & Sustainability Committee of the change so that a determination may be made as to the value of his or her continued service on the Board.

Additional Public Company Board Service

As part of its commitment to ensuring that each of our directors have the capacity to devote sufficient time and effort to his or her duties as a director, the Board has adopted a policy under which (a) a director (other than a director who is the chief executive officer of a public company) may not be a director on more than four (4) public company boards (including the Company), and (b) a Director who is the chief executive officer of a public company may not be a member of more than two (2) public company boards (including the Company). In connection with the Board and Nominating, Governance & Sustainability Committee’s annual review of director time commitments, it was noted that during a portion of 2024, Dr. Frederick served on five (5) public company boards following the initial public offering of Tempus AI, Inc. where Dr. Frederick previously served as a private company director. In order to reduce his public company board service, in February 2025 Agostini Limited announced that Dr. Frederick was taking a voluntary leave of absence from his service on its board to limit his outside board commitments, which brought Dr. Frederick’s active service to four (4) total public company boards. All of our other directors are also currently in compliance with the policy.

Director Stock Ownership Policy

Our Board believes that directors should be stockholders and have a significant personal financial stake in the Company. Consequently, the Board has adopted the following stock ownership guidelines for non-employee directors:

•	Each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer.

•	Shares deferred at the election of the director are considered owned for purposes of the calculation of the ownership requirement.

•

Any Shares owned by a non-employee director (or Shares received upon the exercise of options or vesting of restricted stock or restricted stock units, less an amount to cover the exercise price and/or current tax liabilities) must be held by the director until the minimum equity ownership level is reached and thereafter maintained.

•

Once the minimum equity ownership level has been achieved, any Shares received upon the vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities, must be held by the director until one year following the vesting date.

Compliance with these guidelines is monitored by the Organization & Compensation Committee.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2024, apart from Committee meetings, the Board of Directors met 12 times. All incumbent director nominees elected at the 2024 Annual Meeting of Stockholders attended at least 75% of the scheduled meetings of the Board of Directors and meetings held by Committees of which they were members. Further, all director nominees serving as directors at that time attended the Annual Meeting of Stockholders held on April 18, 2024.

Executive Sessions of Non-Management Directors

In 2024, our non-management directors held regularly scheduled, formal executive meetings, separate from management and were led by our Chairman. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Chairman, the Nominating, Governance & Sustainability Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet together in executive session at least once annually; during 2024 they met connection with each regularly scheduled Board of Directors meeting.

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Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Conduct for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which are reported to the Audit Committee. In addition, we operate under the omnibus Humana Inc. Ethics Every Day, which we refer to as the Code of Ethics, which applies to all associates (including executive officers) and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Code of Ethics. The Code of Ethics and the Executive Code of Ethics may be viewed on our website at www.humana.com. Any waiver for directors or executive officers from the provisions of the Code of Ethics or the Executive Code of Ethics must be made by the Board of Directors and will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Code of Ethics or the Executive Code of Ethics or any waivers to either policy, go to www.humana.com, then click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance,” and then click on the relevant link.

Policy Regarding Employee, Officer and Director Hedging

The Company has a policy prohibiting all associates (including executive officers and independent directors) from hedging or pledging transactions using Company stock, including: (1) engaging in short sales of Company securities; (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market; or (3) engaging in certain monetization transactions, including holding Company securities in margin accounts or pledging Company securities as collateral.

Advocacy and Public Policy

With a focus on improving clinical outcomes and advancing affordability and access, our Company’s approach to advocacy and public policy is built around people (that is, the members, patients, providers, and communities we serve). To that end, our day to day efforts are centered around supporting policies that strengthen Medicare Advantage, accelerate value-based care in the home, expand opportunities to serve patients through primary and home-based care, integrate clinical solutions, create affordability for prescription drugs, and address barriers to care by addressing the root causes of poor health, as well as leveraging our capabilities to remove barriers to access and partnering with clinicians to improve quality. This focus raises the bar for the care we provide to help move toward a future in which everyone has a fair and just opportunity to be as healthy as possible.

The Company has also established and sponsors a Political Action Committee (PAC), for which Company associates may voluntarily contribute. The PAC is registered with the Federal Election Commission (FEC) and certain states nationwide as required by applicable law. As a matter of policy, all Company political activities must promote the interests of the Company and must be made without regard for the private political preferences of Company officers or executives. Distributions from the PAC are made to federal and state office candidates (and related election committees) or to other PACs on a non-partisan basis when, like the Company, such persons are solution-oriented and believe in building a high-quality, accessible and affordable health care system. The PAC is also committed to supporting diverse candidates at the state and federal level. While the PAC has its own separate board of directors to oversee its operations, the Company’s Board—through its Nominating, Governance & Sustainability Committee—has responsibility for (i) reviewing the political contributions and political activities of the Company and the PAC and (ii) overseeing compliance with the overall policy, process and contribution criteria with respect to such contributions and activities. The Board reviews occur semi-annually, along with semi-annual publication of a Contributions and Related Activity Report (PAC Report). To learn more about our public policy and to review the most recent PAC Report, visit our website at www.humana.com, then click on “About Humana,” then click on either “Public Policy” or “Political Contributions.”

Communication with Directors and Management

Stockholders and other interested parties may communicate directly with our Chairman, non-management directors as a group, or any other individual director by using the “Contact the Board of Directors” form published on our website. Specifically, interested parties may visit our website at www.humana.com then click on “About Humana,” then click on “Board of Directors,” where instructions for contacting these persons are available. All directors have access to correspondence received through this mechanism. Additionally, stakeholders can use this mechanism to direct questions or concerns to members of the Company’s management on topics such as the Company’s business operations, business conduct, business relationships and conduct of Company personnel.

We use the staff of our Corporate Secretary to review correspondence received in this manner and will filter advertisements, solicitations, spam, and other such items. Concerns received that are related to accounting, internal controls or auditing matters are required to be brought immediately to the attention of our Chief Legal Officer and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters. Other concerns may be escalated to our Executive Resolution team for review and that team will work with members of management to address the issue with the stakeholder.

Member complaints, appeals and/or grievances related to Medicare Advantage, Medicaid or prescription drug coverage provided by our Company should not be directed through the above mechanism. Instead, members are encouraged to call the Customer Care number located on their Humana ID card or submit an online request for appeal, grievance or exception. Instructions for online submissions are located on our website at www.humana.com then click on “Complaints & Appeals.”

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Humana’s Impact

Board Oversight of Environmental, Social and Governance Matters

The Nominating, Governance & Sustainability Committee has responsibility for Board-level oversight of the Company’s environmental, social and governance (ESG) strategy, practices and reporting. The Nominating, Governance & Sustainability Committee receives formal ESG reports from management at least twice annually regarding the Company’s ESG initiatives, metrics and progress on established goals, as well as ad hoc ESG communications as necessary. The full Board is invited to attend and participate during these meetings and receives access to all ESG reporting. In addition, we have an internal ESG Steering Committee, overseen by our Chief Human Resources Officer and Chief Legal Officer, to guide the integration of our ESG efforts with our long-term business strategy. This ESG governance structure complements the long-standing responsibility of our Board and each of our Board committees in overseeing various aspects of the Company’s ESG-related risks and practices, as illustrated below:

BOARD OF DIRECTORS

Nominating, Governance & Sustainability Committee

Clinical Quality Committee	Audit Committee	Organization & Compensation Committee	Technology Committee	Investment Committee

• Member and Patient Experience • Clinical Management • Healthcare Quality	• Risk Management • Cybersecurity	• Human Capital Management • Succession Planning • Company Compensation Plans & Policies	• Privacy & Data Protection • Information Security	• Investment Portfolio • Investment Guidelines

Chief Human Resources Officer and Chief Legal Officer (In collaboration with members of the executive management team.)

ESG Steering Committee

	Oversight	Management	Implementation

Our Strategic Focus

We realize that the future of our business is linked with the well-being of our associates, members and patients, the communities we serve, the healthcare system, and the environment. It’s with our stakeholders in mind that we’ve established five key measure categories (collectively, the “Categories” or “Category”) of our ESG program that align to our strategic business goals, supporting our commitments to sustainable business and improving health outcomes. These Categories are the driving force behind our impact platform and guide our ESG program. They also correlate to the short and long-term strategic measures included in our compensation programs, creating an interconnectedness toward achievement. For additional information refer to the “Compensation Discussion & Analysis” in this proxy statement.

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We’ve developed quantitative and/or qualitative factors within each Category to monitor, measure and report our performance. Transparent disclosures are a top priority, as such, we’ve mapped our disclosures to frameworks established by the Sustainability Accounting Standards Board (SASB) Managed Care Standard, the Task Force on Climate-Related Financial Disclosures (TCFD), and the Global Reporting Initiative (GRI).

Our Impact Platform

We’ve set our intentions to have a positive well-being impact among all of our stakeholder groups and have developed a platform where we believe we can make the most difference. Our impact platform sets the direction for how we will advance health equity, address needs in our communities and drive sustainable change with shared value. The Categories may connect to one or more areas within the impact platform, reinforcing the interconnectedness of our holistic approach to ESG. While we provide highlights of our ESG strategy herein, Humana’s Impact Report is the primary source of reporting on our progress across the Categories and for detailed framework disclosures. The Impact Report is published annually in April and is available for download on our website at www.humana.com, then click “Humana’s Impact.”

For each person, we make it simpler for people to reach their best health.	For each community, we work to advance health equity and population health.	For the healthcare system, we help build more sustainable business, governance and healthcare practices.	For the environment, we invest in the health and sustainability of our environment.

For Each Person

Human Capital Management

For each person starts with each of our associates, approximately 65,680 as of December 31, 2024, and our approach to human capital management. Not only are our associates intrinsically connected under each dimension of ESG, they’re also essential to our Company’s success in delivering on our core strategy, creating positive healthcare experiences, demonstrating our health first purpose and providing human care for our members. We are committed to recruiting, developing, and retaining strong and diverse teams.

These efforts are overseen by our Board of Directors through the Organization & Compensation Committee, whose functions include oversight of the Company’s human capital management policies and practices, which are implemented under the direction of our Chief Human Resources Officer.

We leverage our Workday system to obtain voluntary self-disclosed demographic information of our associates, allowing us to provide transparent disclosures. The charts below represent our workforce demographics as of December 31, 2024.

Associate Demographics

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Our Culture, Engagement and Approach to Work

We believe that our members’ experience is linked to our associates’ experience—engaged, productive associates are the key to building a healthy company and caring environment where our associates go above and beyond for our members and patients, driving innovation, and offering fulfilling experiences that incentivizes them to stay with us over the long-term. We provide opportunities for our associates to add to their personal well-being experiences that go beyond health to enhance their individual need for purpose, belonging and security. With an average tenure of 7 years, our associates’ loyalty reflects our culture and commitment to growth. We believe that voluntary turnover rate (VTR) is an important indicator of workforce satisfaction as we strive for our associates to choose us over other opportunities. During 2024, our VTR was 14.4%, representing an increase from 13.4% in 2023. We measure VTR using data generated via Workday and include any full or part-time, regular associates who left voluntarily during each year; contractors and variable staffing pool (VSP) are excluded, as are associates resulting from 2024 acquisitions not yet transitioned to Humana’s Workday system at yearend.

We regularly measure our success and seek opportunities to advance engagement, through an Annual Engagement Survey (AES) and continuous listening campaigns. Continuous listening involves our proactive solicitation, analysis and response to associate feedback throughout the year using pulse surveys. By regularly surveying samples of our workforce, we’re able to continuously assess our effectiveness and act when needed, which in turn helps to strengthen our culture and support associate engagement.

We aim to conduct our confidential, third-party administered AES on an annual basis and encourage all our associates to participate. The AES is an in-depth survey covering eighteen dimensions that align to the Company’s strategy and associate engagement. We aggregate survey results, provide them to our entire associate population and encourage leaders to use the information to create open, honest action plans with their teams to build upon our collective engagement.

In 2024, the AES revealed several key insights, particularly around enhancing work-life balance and engagement. The response rate improved to 78%, up from 74% in 2023. The survey also showed that 83% of employees were highly engaged, a slight decline from 85% in 2023. We recognize that transparent feedback is essential for meaningful change, helping us create an environment where employees feel valued and empowered to excel for our members and patients. In 2024, various factors impacted Humana’s employee sentiment, including company performance, leadership and organizational changes, and broader external factors such as the economy and the election year. These elements have a measurable impact on our employee experience. As our workforce continues to grow and include more clinical roles, we also observe an opportunity to further improve the engagement and retention of our front-line workforce.

Pay and Benefits Philosophy, Compensation and Financial Security

We believe our associates have the right to receive a competitive wage and we are committed to maintaining a pay and benefits philosophy that is market-based and recognizes an associate’s contributions so that we can attract and retain an engaged, talented team. Further, we believe in fostering a fair and inclusive work environment—one where all associates receive equitable pay for their contributions. Each year, we conduct a comprehensive pay equity/gap analysis to identify and address potential pay disparities between associates performing similar work in similar capacities. Our Company’s pay and benefits structure is designed to motivate, incentivize and reward our associates—at all levels of the organization—for their skill development, demonstration of our values and performance. While our programs vary by location, associate type and business, they generally include:

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Talent Development and Growth Opportunities

We’re committed to promoting continuous learning and growth by offering employees a comprehensive range of resources to enhance their skills and advance their careers. Our professional development initiatives ensure employees have access to tools, mentorship and opportunities that enable them to succeed in their current roles and prepare for future growth opportunities, strengthening our organization and driving innovation. We also offer our associates education and certification program assistance through partner organizations and reduce or eliminate cost barriers to support achievement of their educational and career goals.

Addressing the Needs of Our Members and Patients

Helping each of our members and patients achieve their optimal whole-person health has long been a strategic imperative for Humana. Whether it’s by focusing on preventive and primary care, managing health conditions, supporting basic needs, setting and achieving health-related goals, or finding the right care in the right place – at home, in the community, or through telehealth – we help make the journey toward health simpler for our members.

We’re also continuously working to ensure that our health plan products and services are as affordable as possible, while also creating pathways for access to healthcare, addressing social determinants of health (SDoH) and health-related social needs of our members and patients, and reducing barriers to achieving their best health. By integrating health plans with care delivery and pharmacy services, we provide a comprehensive, personalized approach that improves quality, access, and affordability. This connectivity ensures members receive the right care, at the right time, in the most convenient setting—delivering greater value and a more cohesive healthcare experience.

We also collaborate closely with primary care physicians (PCPs) to create healthcare experiences that improve outcomes, reduce hospital stays, and lower costs for our Medicare Advantage (MA) members. With value-based care (VBC), PCPs serve as true partners in their patients’ health journeys. They go beyond the clinic walls, understanding their patients’ daily lives—their challenges, aspirations, and unique needs. Refer to our Value-Based Care Report for more information on these efforts.

For Each Community

At Humana, we believe strong communities are the foundation of health and well-being. Through meaningful connections and targeted initiatives, we work to address critical health social needs to create wide-ranging opportunities for individuals and families to thrive. In collaboration with the Humana Foundation, our efforts aim to drive sustainable solutions that address SDoH, reduce health disparities, and improve health outcomes in underserved areas and for underrepresented populations. Our dedication to serving veterans and military families provided tailored care and support, while our in-kind community support and donations delivered essential resources to those in need. These initiatives reflect our ongoing commitment to building healthier communities and creating positive lasting change that extends beyond those we serve.

We also invest in communities and support initiatives that address specific geographical health challenges, delivering on our commitment to improve access to healthcare, enhance quality and reduce barriers to healthy living. By focusing on community-centered solutions, we advance our mission to create healthier communities and help everyone to achieve their best health.

For the Healthcare System

Our mission is to deliver high-quality care and experiences to our members, patients, employees and communities. Through clinical excellence, integrated care, value-based models and interoperability, we endeavor to enhance healthcare delivery and outcomes. Our holistic, integrated approach to care and longstanding commitment to caring for vulnerable populations also afford us a unique opportunity to address the effects of health disparities in the U.S. healthcare system. We have established policies and programs that illustrate our commitment to responsible business practices and leverage our provider partnerships and procurement strategies in effort to shape a more efficient, effective, sustainable and higher quality healthcare system.

Governance and Accountability

Throughout our operations, we are dedicated to ensuring that every business decision we make reflects our Standards of Excellence, commitment to accountability, health equity and improving health and well-being. Our governance practices and policies reflect strong controls that provide a solid foundation for our continued success.

Product Quality and Safety Assurance. As a services-focused healthcare company, we understand that our members and patients expect high-quality service offerings with careful attention to safety measures. We believe that the quality of our services and health plan offerings is not only a factor in a person’s decision to obtain and retain our services but also sets us apart in the healthcare industry. We have well-established and rigorous quality reviews and assessment processes for all insurance and CenterWell offerings have been consistently proven by prominent accreditations.

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Further, in a healthcare industry increasingly driven by quality, we have a corporate Quality Improvement (QI) program – with practicing network physicians as members of various quality subcommittees – to monitor, evaluate and facilitate improvement in the quality of health care services provided to our members. The QI program is overseen by our Corporate Quality Improvement Committee (CQIC), which among other things, promotes alignment to the third dimension of quality (experience and outcomes) through collaboration with stakeholders, personal accountability and speaking up when quality does not meet our standards.

Ethics and Compliance. Our associates are integral to responsibly running our Company and key to our ethics and compliance practices. Through our comprehensive ethics and compliance training programs, we empower our associates to navigate the landscape of healthcare and corporate governance with a clear understanding of their roles and responsibilities, including our standard of conduct. That’s why we require Humana’s independent directors, executive officers and all other associates, and contractors to complete an annual ethics and compliance training course, which includes detailed training in enterprise risk management, cybersecurity, whistleblowers, anti-corruption, conflicts of interest and more. In addition to required annual training, our Enterprise Compliance team regularly communicates and engages with associates on ethics and compliance topics throughout the year.

We also enforce a public Ethics Every Day policy as our standard of conduct, have an established Corporate Compliance Program, and adhere to a public set of Standards of Excellence. Additionally, we enforce Humana’s standards of conduct and compliance policies specifically designed for our contracted healthcare providers and third parties to deter fraud, waste and abuse. We require our contracted healthcare providers and third parties to uphold a similar commitment to ethical conduct and assure that they, their employees and downstream entities who support our Company comply with the guiding principles outlined in the compliance policy.

Responsible Data Use and Data Privacy. We recognize it is our responsibility to protect member data and patient privacy, as well as use enterprise-level analytics as we continue to innovate for those we serve. Integrating digital capabilities across the organization will further accelerate our Company’s move toward differentiated experiences for our customers at the intersection of healthcare and lifestyle, tailored especially to the needs of seniors. We remain committed to operational transparency and have made our Privacy Policy and Privacy Practices publicly available on our website at www.humana.com.

We further understand it is our duty to establish stable governance structures and controls as we continue to explore and integrate emerging technology within our services and product offerings. To that end, we have proudly adopted a Statement of AI Principles to guide our use of Artificial and Augmented Intelligence (AI) technology and have established interdisciplinary committees to support governance over the deployment and quality of AI models.

Cybersecurity. Trust is the foundation of healthcare relationships, and we take our responsibility to protect sensitive information seriously. We adhere rigorously to the Health Insurance Portability and Accountability Act (HIPAA), a federal law designed to ensure the privacy of personal and health information. We are also committed to continuously enhancing and strengthening our technology infrastructure and security protocols to protect against security breaches. Further, we have established formal data governance, which includes accountability, oversight, processes and controls to ensure our data usage transparency and nonrepudiation, and we refresh our data privacy and security policies at least annually. We employ best-practice precautions to safeguard information and protect our members’ data by deploying defensive practices against the ever-evolving cyber threat landscape. Examples of these practices include:

•	Employing a qualified Chief Information Security Officer

•	Maintaining tools to identify malicious cyber activity

•	Monitoring risks posed by threat actors, including through partnerships with industry groups and government agencies.

•	Providing annual cybersecurity training to our associates

•	Testing our associates’ knowledge through internal phishing simulations

•

Hosting a multi-day learning event annually during National Cyber Security Awareness Month, an opportunity for all of our associates and contractors to learn more about cybersecurity awareness, hear from industry and cyber-crime experts, and collaborate with colleagues

•

Reporting data breaches, as required by law, to the U.S. Department of Health and Human Services (HHS), Office for Civil Rights (OCR), and various state agencies; our reports are publicly available, free of charge, and can be obtained through the OCR Portal at https://ocrportal.hhs.gov/ocr/breach

•	Maintaining a program to identify cybersecurity risks associated with certain third-party vendors, which is one component of an overall vendor risk management capability

To further reinforce our accountability in this area and verify compliance with state laws and regulations, we engage independent third-party firms to perform annual audits of the Service Organizational Controls 2 (SOC 2) of enterprise claims platforms within the following Trust Services Criteria: availability, confidentiality, security and processing integrity.

Additionally, our IT infrastructure and information security management systems are both internally and externally audited. These audits have resulted in us receiving industry-recognized certifications from organizations such as the Health Information Trust Alliance (HITRUST certification), derived from the ISO/IEC 27000 family of standards; National Institute of Standards and Technology (NIST) compliance; and

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Payment Card Industry Data Security Standards (PCI-DSS) certification. These objective certifications and compliance standards provide transparency and substantiate the efficacy of our world-class security program.

For the Environment

We believe that putting health first for our members, patients and employees is inherently connected to the health of our planet and environment. The wellbeing of individuals and the communities we serve cannot be achieved without considering the broader ecosystem where we all live. We continue to invest our time and our resources where we can yield the most environmental impact, finding new ways to drive energy efficiencies, embrace renewable energy sources, improve our vehicle and aviation fleets, and engage with suppliers who share our environmental values. We also empower our employees to actively participate in our sustainability initiatives, and we’re steadfast in our efforts around responsible waste diversion and recycling.

Our Workplace Solutions (WPS) Environmental Sustainability team—whose activities are overseen by our Senior Vice President of Enterprise Associate & Business Solutions, with ultimate accountability held by our Chief Human Resources Officer—aims to support our Company’s lifelong well-being strategy by ensuring that we are doing our part to take on climate change, pollution and other environmental factors that impact our health. The WPS Environmental Sustainability team is responsible for day-to-day planning, coordination and implementation of the Company’s operational environmental sustainability policies, including those around energy management and climate-change mitigation/adaptation.

We provide a full report of our greenhouse gas (GHG) emissions, energy consumption and water usage within our Impact Report, available on our website at www.humana.com, then click “Humana’s Impact,” then refer to the “Environmental Year-over-year Data Inventory Table.” We also align our environmental reporting to the framework established by the Task Force on Climate-Related Financial Disclosures (TCFD). We encourage you to review our Environmental Sustainability Policy Statement and our CDP Report to learn more about our sustainability efforts and areas of concentration. These materials are available on our website at www.humana.com, then click “More Humana,” then click “For Investors,” then locate the respective document under “Featured Documents.”

Reducing Emissions Through Science-based Targets

Our environmental and sustainability strategies are grounded in near-term science-based targets (SBT), validated by the Science Based Targets initiative (SBTi), aligning our goals with a 1.5°C trajectory. Our SBT are designed to reduce climate impacts and other environmental risks that affect health outcomes. We continued to make progress in 2024 by implementing strategies to reduce operational emissions, enhance energy efficiency, and transition to renewable energy sources.

We also pursued efforts with SBTi to build upon our SBT commitments by initiating the process to transition our corporate SBT to SBTi’s financial institution (FI) framework. We submitted a new FI SBT to SBTi in October 2024 to incorporate emissions for financial activities and investments thereby expanding our Scope 3 emissions to include a specific target for financed emissions. We are presently awaiting acceptance and validation by SBTi.

Our commitments to the environment encompass a comprehensive approach that not only addresses our direct impacts, but also our broader energy consumption with Scopes 1, 2 and 3, further reinforcing our commitment to addressing climate change across our business. Refer to our Impact Report for details on our 2024 SBT progress.

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Director Compensation

2024 Director Compensation Program

During 2024, our non-employee directors were compensated pursuant to the following schedule:

Annual Retainer (1)(4)	$125,000

Non-Employee Chairman of the Board Additional Annual Retainer	$240,000

Committee Chairperson fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. Nominating, Governance & Sustainability Committee Chair 4. All other Committee Chairs	$25,000 $20,000 $20,000 $15,000

Common Stock per year (1st Business Day of January)(2)(5)	$200,000 in common stock (variable # of shares)

Charitable Contributions Annual Match	up to $40,000

Group Life and Accidental Death Insurance — (except Chairman)(6)	$150,000 of coverage

Group Life and Accidental Death Insurance — Chairman(6)	$400,000 of coverage

Business Travel Accident Insurance	$250,000 of coverage

Restricted Stock Units Granted Initial Date of Election(3)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors

(1)

The annual cash retainer for each non-employee director is paid in equal amounts on a monthly basis during the service year. If a director ceases service on the Company’s Board of Directors during a year, the final cash retainer payment will be for the final month during any portion of which the director serves on the Company’s Board of Directors. A non-employee director will receive the full annual cash retainer amount for the initial year in which the director serves on the Company’s Board of Directors, regardless of the director’s initial date of election.

(2)

The annual common stock retainer is paid in the form of restricted stock units, vests at the end of the year of service related to the retainer and will be pro-rated for any service of less than the full year in respect of which the award is granted.

(3)

The initial award of restricted stock units is forfeited if the director serves less than one year on the Company’s Board of Directors. This initial award is in lieu of the annual common stock retainer for the year in which the director was first elected to the Board, but the director would receive the annual common stock retainer commencing in January of the year following election.

(4)

Pursuant to our revised Directors Stock Retention Policy, each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer. For additional information, please refer to “Corporate Governance — Corporate Governance Policies — Director Stock Ownership Guidelines” in this proxy statement.

(5)

Pursuant to the Company’s 2019 Amended and Restated Stock Incentive Plan, in no event shall any non-employee director of the Company be granted Awards that would result in total compensation for such director in connection with their service on the Company’s Board of Directors in excess of (a) with respect to a non-employee director, $1,000,000, and (b) with respect to a non-employee Chairman of the Board, $1,500,000, in each case, in any calendar year.

(6)	Coverage amount decreases 50% at age 70.

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2024 Compensation of Our Directors

The following table shows the compensation earned by our non-employee directors in connection with their service on our Board of Directors during all or a portion of the 2024 fiscal year:

Name(1)(2)(3)	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(4)(5)(6)(7)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)(8)	Total ($)

Raquel C. Bono, M.D.	125,000	199,886	—	—	—	2,655	327,541

Frank A. D’Amelio	150,000	199,886	—	—	—	17,977	367,863

David T. Feinberg, M.D.	140,000	199,886	—	—	—	1,191	341,077

Wayne A. I. Frederick, M.D.	145,000	199,886	—	—	—	42,376	387,262

John W. Garratt	140,000	199,886	—	—	—	1,543	341,429

Kurt J. Hilzinger	365,000	199,886	—	—	—	44,515	609,401

Karen W. Katz	145,000	199,886	—	—	—	43,410	388,296

Marcy S. Klevorn	140,000	199,886	—	—	—	23,699	363,585

William J. McDonald	41,667	66,474	—	—	—	86,109	194,250

Jorge S. Mesquita	125,000	199,886	—	—	—	41,728	366,614

Brad D. Smith	125,000	199,886	—	—	—	1,846	326,732

Gordon Smith	125,000	200,113	—	—	—	0	325,113

(1)

From January 1, 2024 until July 1, 2024, when Mr. Broussard resigned from our Board, Mr. Broussard served as Chief Executive Officer of the Company, and therefore, as an employee director, did not earn compensation in connection with his service on our Board. Mr. Broussard’s compensation as our former Chief Executive Officer is discussed under “Executive Compensation” in this proxy statement.

(2)

Beginning on July 1, 2024, when Mr. Rechtin was elected to our Board, Mr. Rechtin served as President and Chief Executive Officer of the Company, and therefore, as an employee director, did not earn compensation in connection with his service on our Board. Mr. Rechtin’s compensation as our Chief Executive Officer is discussed under “Executive Compensation” in this proxy statement.

(3)

Mr. McDonald did not stand for re-election at the April 18, 2024 Annual Meeting of Stockholders. Compensation disclosed represents amount earned for service during 2024 prior to his departure from our Board.

(4)

Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as Board members. For 2024, Mmes. Katz and Klevorn, Drs. Bono, Feinberg, and Frederick, and Messrs. D’Amelio, Hilzinger, McDonald and B. Smith each deferred their stock compensation. Refer to footnote 1(c) to the section titled “Stock Ownership Information — Security Ownership of Directors and Executive Officers” for a disclosure of the number of Shares of our common stock that have been deferred by each director. A director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services (other than the Humana Common Stock Fund) or can invest in stock units that have a value relative to that of our common stock. For 2024, Ms. Katz, Dr. Feinberg, and Messrs. Hilzinger, McDonald and B. Smith each elected to defer a portion or all of their cash compensation under the Deferred Compensation Plan.

(5)

On January 2, 2024, when the fair market value of our common stock was $464.85, each director in office at that time, other than Mr. Broussard, was granted a restricted stock unit award of 430 Shares, representing the annual grant of approximately $200,000 in common stock. The amount shown in this column is the grant-date fair market value times the number of Shares awarded calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.

(6)

Vested restricted stock units with a payout deferral election made by the director accrue quarterly dividend equivalent rights that are reinvested into the director’s account as additional restricted stock units and will be included in the final restricted stock unit payment when the Shares are issued in accordance with the director’s payout election. This column does not include dividend equivalent units that have accrued through December 31, 2024 or dividend equivalent rights paid on any such deferred Shares.

(7)

Pursuant to equity award agreements, unvested restricted stock units will be prorated upon vesting for any portion of the year that the director did not serve. Mr. McDonald received a prorated number of restricted stock units upon vesting. The value represented

Director Compensation • 2025 Proxy Statement | Humana	39

this column is the prorated value of the number of Shares that vested on December 31, 2024, using the grant date fair market value of $464.85.
(8)

We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors and members of their immediate family to and from such meetings or other Company business on Company aircraft. Directors may elect to participate in the medical and dental benefit programs offered to all of our associates at a rate comparable to the rate paid by associates. In 2024, Ms. Katz and Messrs. Garratt and McDonald elected to participate. Under the terms of our director compensation policy, each non-employee director who participates in medical and dental plans provided by the Company will, for two years following the date of completion of a change in control, be eligible to participate in medical and dental plans on substantially the same terms as immediately prior to the change in control, including the requirement to pay premiums at the same rates as our associates. We also reimburse directors for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we pay certain local occupational taxes and life and accidental death insurance premiums per outside director, in each case as disclosed below, and provide a matching charitable gift program. The “All Other Compensation” amount above includes the following amounts earned in connection with service on our Board of Directors:

Director	Matching Charitable Gift ($)	Occupational Tax ($)	Life Insurance ($)	Other ($)	Total – All Other Compensation ($)

Raquel C. Bono, M.D.	—	369	2,286	—	2,655

Frank A. D’Amelio	13,500	451	2,286	1,740	17,977

David T. Feinberg, M.D.	—	3	1,188	—	1,191

Wayne A. I. Frederick, M.D.	40,000	426	414	1,536	42,376

John W. Garratt	—	769	774	—	1,543

Kurt J. Hilzinger	40,000	13	3,168	1,334	44,515

Karen W. Katz	39,620	40	2,286	1,464	43,410

Marcy S. Klevorn	21,000	413	2,286	—	23,699

William J. McDonald	40,000	40,413	2,286	3,410	86,109

Jorge S. Mesquita	39,852	688	1,188	—	41,728

Brad D. Smith	—	5	1,188	653	1,846

Gordon Smith	—	—	—	—	0

40	Humana | 2025 Proxy Statement • Director Compensation

Stock Ownership Information

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all the forms they file.

During the year ended December 31, 2024, based solely on a review of the reports furnished to the Company, or written representations by persons subject to Section 16(a), the Company believes that all executive officers, directors, and greater than ten percent beneficial owners of our common stock complied with Section 16(a) filing requirements applicable to us.

Security Ownership of Certain Beneficial Owners of Company Common Stock

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

	Number of Shares	Percent of Class Outstanding(1)

BlackRock, Inc. 50 Hudson Yards New York, New York 10001	11,689,863 Shares	9.7%(2)

Dodge & Cox 555 California Street, 40th Floor San Francisco, California 94104	10,198,040 Shares	8.5%(3)

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	12,829,185 Shares	10.63%(4)

(1)	The percentage of ownership is based on 120,641,615 Shares of our common stock outstanding as of December 31, 2024.
(2)

Based upon a Form 13F-HR filed with the SEC for the period ended December 31, 2024, BlackRock, Inc. reports that through various subsidiaries, it has sole power to vote 10,654,790 Shares and has sole dispositive power over 11,689,863 Shares.

(3)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2024, Dodge & Cox reports that it has sole power to vote 9,631,475 Shares and has sole dispositive power over 10,198,040 Shares.

(4)

Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2024, The Vanguard Group reports that through various subsidiaries, it has shared power to vote 144,361 Shares, sole dispositive power over 12,286,981 Shares, and shared dispositive power over 542,204 Shares.

Stock Ownership Information • 2025 Proxy Statement | Humana	41

Security Ownership of Directors and Executive Officers

The following table shows stock ownership as of January 15, 2025, by (i) each of our director nominees; (ii) James A. Rechtin, our Chief Executive Officer; (iii) Bruce D. Broussard, our former Chief Executive Officer; (iv) Susan M. Diamond, our former Chief Financial Officer; (iv) each of our three other highest compensated executive officers serving as of December 31, 2024, (we collectively refer to these officers in this proxy statement as our Named Executive Officers, or NEOs); and (v) by all our director nominees and executive officers as a group, including those named above.

	Company Common Stock Beneficially Owned as of January 15, 2025(1)(2)	Percent of Class as of December 31, 2024(3)

Raquel C. Bono, M.D.	397

Frank A. D’Amelio	20,634

David T. Feinberg, M.D.	441

Wayne A.I. Frederick, M.D.	440

John W. Garratt	1,685

Kurt J. Hilzinger	19,448

Karen W. Katz	590

Marcy S. Klevorn	436

Jorge S. Mesquita	2,578

Brad D. Smith	386

Gordon Smith(1)(b)	0

James A. Rechtin	2,183

Bruce D. Broussard	88,344

Susan M. Diamond	7,547

David E. Dintenfass	317

Sanjay K. Shetty, M.D.	780

George Renaudin II	4,105

All directors and executive officers as a group (22 in number, including those named above)	442,771	0.37%

(1)

Beneficial ownership of Shares, for purposes of this proxy statement, includes Shares as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement Savings Plan are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares beneficially owned by them.

The number of Shares listed:

(a)

Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement Savings Plan as of December 31, 2024, over which the employee participant has voting power and investment power. As of December 31, 2024, our Named Executive Officers held 2,722 of such Share equivalents in the Humana Retirement Savings Plan, while all of our executive officers as a group (11 in number, including our NEOs) held 2,982 of such Share equivalents.

(b)

Does not include the initial annual stock retainer granted to Mr. Gordon Smith pursuant to his 2024 elections. The restricted stock units granted to Mr. Smith are expected to vest in full on October 23, 2025. For discussion of initial awards see section entitled, “Director Compensation — 2024 Director Compensation Program — 2024 Compensation of Our Directors” in this proxy statement.

42	Humana | 2025 Proxy Statement • Stock Ownership Information

(c)

Includes unvested restricted stock unit awards of our directors and executive officers which are scheduled to vest within 60 days after January 15, 2025, as follows (performance-based restricted stock units are shown at the maximum level):

Bruce D. Broussard	16,013

Susan M. Diamond	3,752

David E. Dintenfass	3,858

George Renaudin II	841

All directors and executive officers as a group (22 in number, including our NEOs)	34,622

(d)

Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after January 15, 2025 under the 2019 Amended and Restated Stock Incentive Plan. As of January 15, 2025, none of our non-employee directors held exercisable options. Exercisable options held by our NEOs and other executive officers as of January 15, 2025, or exercisable within 60 days thereof, were as follows:

James A. Rechtin	5,257

Bruce D. Broussard	85,245

Susan M. Diamond	18,732

David E. Dintenfass	17,129

Sanjay K. Shetty, M.D.	3,511

George Renaudin II	5,096

All executive officers as a group (11 in number, including our NEOs)	218,753

(e)

Does not include stock awards to certain of our directors that have been deferred pursuant to our Deferred Compensation Plan for Non-Employee Directors. As of January 15, 2025, the Shares deferred were as follows (includes accrued dividend equivalent units on deferred Shares and deferred cash that was invested in the Humana Common Stock Fund):

Raquel C. Bono, M.D.	1,663

Frank A. D’Amelio	28,062

David T. Feinberg, M.D.	1,254

Wayne A.I. Frederick, M.D.	1,663

John W. Garratt	382

Kurt J. Hilzinger	40,304

Karen W. Katz	2,688

Marcy S. Klevorn	1,247

Brad D. Smith	1,601

(f)

Does not include the January 2, 2025 annual stock retainer of 783 restricted stock units granted to each of our directors (other than Mr. Rechtin) pursuant to our 2024 director compensation program, which restricted stock units are expected to vest in full on December 31, 2025. The restricted stock units represent approximately $200,000 and were determined using the grant date fair market value of our common stock $255.54.

(2)	As of March 1, 2025, no Shares are pledged by any of our executive officers or directors in accordance with our policy prohibiting pledging or hedging transactions.
(3)	Based on 120,641,615 Shares outstanding as of December 31, 2024. Unless indicated, ownership is less than 1% of the class.

Stock Ownership Information • 2025 Proxy Statement | Humana	43

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) presents in detail our executive compensation policies and practices, describing each element of compensation and the decision-making process by our Organization & Compensation Committee (“Committee”) that supports it. We encourage you to read this CD&A in conjunction with the compensation tables that follow for additional context to the Committee’s decisions with respect to the 2024 compensation of our Named Executive Officers (“NEOs”), as listed below.

2024 Named Executive Officers	James A. Rechtin President and Chief Executive Officer
Bruce D. Broussard Former Chief Executive Officer
Susan M. Diamond Chief Financial Officer
David E. Dintenfass President, Enterprise Growth
Sanjay K. Shetty, M.D. President, CenterWell
George Renaudin II President, Insurance

CD&A Table of Contents

44	Humana | 2025 Proxy Statement • Compensation Discussion and Analysis

Executive Summary

Letter from our Organization & Compensation Committee

2024 was a dynamic and transformative year for Humana, during which we navigated a complex period of change for the Medicare Advantage (MA) industry and completed an important CEO succession along with a number of subsequent changes to our management team. Given the unique circumstances our Committee faced related to compensation actions, we would like to share additional detail on our priorities and perspectives that informed our decisions in 2024 to contextualize the updates you will see in the following pages of this CD&A.

Throughout our deliberations, we remained acutely focused on the core tenets of our executive compensation program - attracting, retaining and motivating the leadership team that will help us continue to navigate this complex environment at this pivotal time, while ensuring our incentive programs continue to align with performance, the execution of our strategy, and the best interests of our stockholders over the long-term.

Executing Key Leadership Transitions

Over the past 18 months, our Board executed on an important CEO succession plan, naming Jim Rechtin CEO in July of 2024. This CEO succession followed a rigorous search process and transition plan, in which Mr. Rechtin joined Humana as COO in January 2024 to work closely with our former CEO, Bruce Broussard, and facilitate a smooth leadership transition. We are pleased with how Mr. Rechtin has come into the organization and the immediate leadership he has demonstrated in navigating a dynamic environment.

As part of our CEO succession planning process, the Committee also spent considerable time determining the right tools and actions to retain our broader management team and incentivize the multi-year execution of our strategy. Recognizing the importance of establishing leadership team continuity and ensuring continued strategic progress, the Committee determined to grant equity awards to certain executives that vest over multiple years.

During the year, we were also excited to welcome several new talented executives to our management team, including the announcement of our CFO transition in late 2024, with Celeste Mellet succeeding Susan Diamond in January 2025. In attracting these new executives to the Company, the Committee approved certain one-time compensation elements to replace forfeited compensation opportunities from the executive’s prior role, ensuring that these awards encouraged retention and deepened at-risk, performance aligned incentives. For a summary of actions taken in connection with our management team transitions, please refer to the section titled “Leadership Changes and Related Compensation Decisions” in this CD&A.

The actions taken by the Committee in 2024 ensure that we have the right management team to navigate this juncture and steward the interests of our stockholders during this critical period. As the design of our annual compensation program illustrates, the Committee is committed to pay and performance alignment and as such, each executive has a highly at-risk annual compensation opportunity that is designed to drive execution against our strategy and generate stockholder value creation.

Aligning our Executive Compensation Program with our Strategic Priorities

Each year, the Committee evaluates our incentive compensation program for alignment with our strategic priorities and expectations for the business. In designing our programs for 2024, the Committee considered the near-term uncertainty in setting long-term financial targets due to the lack of visibility into the normalization of medical claims costs for the MA industry.

Given this environment, the Committee determined it was appropriate to revise the structure of our performance stock units (PSU) to increase the weighting on core Strategic Measures (which are expected to contribute to long-term financial performance) to 70% of the PSU (measured and vested over three years) and include a one-year adjusted EPS measure weighted at 30% (measured over one year but vesting over three years). The program continues to have a relative TSR modifier of +/- 20% to reflect appropriate alignment to shareholder returns over the performance period. The Committee believes that this structure appropriately balances (1) the uncertainty in setting long-term financial targets in this dynamic and uncertain environment, (2) the need to incentivize the long-term advancement our of strategy despite the uncertainly in setting long-term financial targets, and (3) the importance of creating clear, achievable targets for our executive officers that are aligned to the creation of long-term shareholder value. For a detailed description of the 2024 PSU Program, please refer to the section titled “Design of Long-Term Incentives Granted in 2024 – 2024 Equity Award Summary” in this CD&A.

In approving the 2024 PSU structure, the Committee noted its expectation for this structure to remain in place for only one year, intended to reflect the necessary adjustments to a year of unique transition. Throughout the decision-making process to apply this temporary measure, the Committee remained steadfast in our commitment to our long-standing compensation philosophy and principles, and intended to return to a PSU structure featuring a traditional three-year financial metric moving forward as the Company focuses on its continued transformation. In February 2025, the Committee carried through on this commitment, approving a 2025 PSU structure with a financial measure focused on relative TSR over the three-year period, coupled with operational and strategic measures focused on our Star Ratings recovery and operational productivity goals, each of which are directly tied to the Company’s financial performance.

Compensation Discussion and Analysis • 2025 Proxy Statement | Humana	45

Engaging with and Hearing Our Stockholders

We have a long-standing practice of regularly engaging with our investors and maintaining strong dialogue between our Board and stockholders. During our 2024 engagement campaign, we reached out to stockholders representing 58% of our shares outstanding and engaged with stockholders representing 32% of our shares outstanding.

During these conversations, we heard continued interest in our Board’s process for overseeing Mr. Rechtin’s and Ms. Mellet’s onboarding processes, succession and retention strategies for the full management team, and how the compensation program supports the actions needed to navigate the change happening in our industry. The Committee appreciates the ongoing dialogue we enjoy with stockholders and believes that Humana’s compensation program, including the changes made to reflect our environment in 2024, and the actions taken to solidify our management team for the future, are in the best of our stockholders.

We look forward to maintaining an open and constructive dialogue with you as we progress and execute on our go-forward strategy and providing transparency on our efforts.

Sincerely,

Wayne A. I. Frederick, M.D., Chair

Karen W. Katz

Brad D. Smith

46	Humana | 2025 Proxy Statement • Compensation Discussion and Analysis

Compensation Program Highlights

The Committee is dedicated to maintaining a robust, structured and balanced compensation program designed to motivate and reward the Company’s executives to drive Humana’s performance. In 2024, the Committee maintained this discipline while also executing a successful CEO transition and other changes in executive leadership, and taking into consideration the challenging environment that the Company is facing as the Medicare Advantage industry navigates a complex and dynamic period. Compensation decisions made in 2024 reflect a holistic evaluation of Company and NEO performance, positioning the Company up for long-term success, and recruiting and retaining the talent necessary to execute on the Company’s strategy. The chart below identifies certain elements of our compensation program.

PROGRAM SUMMARY

✓

Incentive Plans. Our executive compensation program includes both short-term incentive (STI) and long-term incentive (LTI) plans. These plans are designed with the goal of balancing short-term decisions with creating long-term stockholder value; we aim to drive focus on achieving key short-term enablers that will lead to successful outcomes on long-term strategic initiatives.

✓

Equity Awards. We offer our executive officers a combination of incentive stock options (ISO), non-qualified stock options (NQ) and restricted stock units (RSU) that are both time-based and performance-based (PSU), to align their interests with the creation of long-term stockholder value.

✓

Vesting Periods. We offer time-based equity awards that vest annually in one-third increments over a three-year period, and performance-based equity awards that vest on the third anniversary of the grant date based on the achieved performance results against preset performance targets.

✓

Performance Measures. For our executive officers, at least 50% of their LTI awards are performance-based. Performance is measured against the Company’s three-year aggregated return on invested capital (ROIC), and strategic performance measures, with a total shareholder return modifier (rTSR) that measures our performance relative to a PSU Comparator Group over the same period.

✓

Stock Ownership Guidelines. We require our CEO and other executive officers to maintain minimum stock ownership levels (7x and 3x base salary, respectively). These requirements illustrate our belief in aligning the interests of our executives with the interests of our stockholders.

✓	Market-based Compensation. We perform regular market compensation analysis to maintain competitiveness of our executive compensation program.

✓

Peer Group. We leverage a robust peer group comprised of companies in the managed care industry, health care services and facilities industry, and financial and other insurance-related industries to benchmark and assess our compensation programs and practices.

✓

Change in Control and Executive Severance Policies. We have a Severance Policy and Change in Control Policy, applicable to the CEO and other executive officers with restrictive covenants that align with the applicable severance period for any benefits.

✓

Clawback Policy. We maintain a clawback policy that both complies with recently adopted regulatory requirements and continues to apply to all incentive-based compensation in connection with improper conduct. Our current policy was adopted by the Board of Directors effective October 2, 2023 (replacing our prior policy in its entirety).

Compensation Discussion and Analysis • 2025 Proxy Statement | Humana	47

Leadership Changes and Related Compensation Decisions

Chief Executive Officer Transition

In 2023, following a rigorous and thorough search conducted by the Board, Humana identified Jim Rechtin to succeed Bruce Broussard as our President and Chief Executive Officer. As part of a deliberate transition plan, Mr. Rechtin joined the Company in January 2024 as our Chief Operating Officer, during which time he performed a disciplined, objective review of the Company and spent time with the Company’s associates. Following this transition period, Mr. Rechtin was elected as our President and Chief Executive Officer on July 1, 2024, at which time Mr. Broussard stepped down from that role. For additional information on our CEO Succession Planning Processes, please refer to the section titled “Management Succession and Leadership Development Planning – 2024 CEO Succession” in this proxy statement. For additional information regarding Mr. Broussard’s Transition & Separation Agreement with the Company, please refer to the section titled “Potential Payments Upon Termination or Change in Control of the Company — Mr. Broussard’s Transition Agreement” in this proxy statement.

Mr. Rechtin’s annual award structure aligns with our overall pay for performance compensation philosophy and is comprised of the same equity mix as our other named executive officers to ensure full alignment of our management team. In connection with joining the Company, the Committee granted Mr. Rechtin an initial equity award of comprised of (i) time-based restricted stock units (“RSUs”) with a value equal to approximately $3,000,000 on the date of grant and (ii) stock options with a grant date fair value equal to approximately $3,000,000. This initial award was designed to establish an important and immediate long-term equity position as our incoming CEO. The Committee determined that the equal split between time-based RSUs and stock options reflected an appropriate balance between at-risk equity compensation opportunity and immediate stock price exposure. Further details of Mr. Rechtin’s annual compensation structure and equity grant is discussed in the section titled “Overview of Compensation Elements” in this CD&A.

February 2024 Retention Awards in Connection with Chief Executive Officer Transition

As part of our CEO transition process, our Board and the Committee believed that it was important and in the best interests of stockholders to retain key leaders within the Company’s management team during this critical time. To assist in these retention efforts, in February 2024 the Organization and Compensation Committee approved the grant of one-time equity awards to certain members of the management team. Three of our named executive officers received an award: Ms. Diamond received an award of $4,000,000, Dr. Shetty received an award of $2,000,000, and Mr. Renaudin received an award of $2,000,000. Each award was comprised of time-based restricted shares that cliff vest three-years following the grant date of the award.

To best position the Company for success in the long-term, the Board determined it was critical to bolster stability among the broader management team during such an important transition year.

These awards were a pivotal element of a thoughtful multi-year succession processes overseen by the Board which included thorough onboarding and direct partnerships between new executives and their predecessors.

The Committee and Board view the grant of retention and other one-time awards to our NEOs as a non-routine matter only to be done in certain circumstances, including to attract, retain and incentivize top talent in the context of a broader leadership transition.

January 2025 Chief Financial Officer Transition

In late 2024, following an extensive search process, Humana’s Board named Celeste Mellet our Chief Financial Officer. Ms. Mellet succeeded Susan Diamond as our Chief Financial Officer in January 2025. Consistent with our multi-year succession planning process for the CEO position, Ms. Diamond will serve in an advisory role through the end of 2025 to ensure a smooth transition for Ms. Mellet. For additional information regarding Ms. Diamond’s Transition Agreement with the Company, please refer to the section titled Potential Payments Upon Termination or Change in Control of the Company — Ms. Diamond’s Transition Agreement” in this proxy statement.

Similar to Mr. Rechtin, Ms. Mellet’s annual compensation will align with our overall pay for performance compensation philosophy and is comprised of the same equity mix as our other named executive officers to ensure full alignment of our management team.

In addition, to replace certain elements of compensation to which Ms. Mellet was entitled or eligible in connection with her prior employment that were forfeited, and to attract her to Humana, Ms. Mellet received (i) a cash sign-on payment (“Sign-On”) in the aggregate amount of $7,300,000, payable in three installments (and all or a portion of which is repayable by Ms. Mellet if she voluntarily leaves employment by the Company prior to completing certain service time requirements), and (ii) an initial equity award comprised of restricted stock units with a value equal to approximately $6,000,000 on the date of grant and vesting in three equal annual installments on the first, second and third anniversary of the date of the grant.

Full details of Ms. Mellet’s 2025 compensation will be disclosed in the 2026 proxy statement, and additional information regarding Ms. Mellet’s annual compensation can be found in her Offer Letter with the Company, which is attached as an Exhibit to our 2024 Annual Report on Form 10-K.

Other NEO Additions – President of Enterprise Growth

In February 2024, David Dintenfass joined the Company as our inaugural President of Enterprise Growth. In this new role, Mr. Dintenfass has responsibility for leading our growth plan with a primary focus on customer acquisition, retention, and experience. The creation of this position, and its emphasis on the customer and digital experience, will help us deliver attractive, long-term growth within the Medicare Advantage market, a key driver of long-term stockholder value. In making this appointment, the Board recognized Mr. Dintenfass’s 30-year track record of delivering strong financial and organizational results and leveraging digital capabilities to enhance the customer and broker experience, and believes his leadership will help maximize Humana’s investments and a multi-year strategy that evolves our approach to customer attraction and retention.

48	Humana | 2025 Proxy Statement • Compensation Discussion and Analysis

Mr. Dintenfass’s annual compensation package is aligned with our overall compensation philosophy and program design for our named executive officers to ensure full alignment of our management team.

In addition, to replace certain elements of compensation to which Mr. Dintenfass was entitled or eligible in connection with his prior employment that were forfeited, Mr. Dintenfass received (i) a cash sign-on payment of $6,500,000 (which Mr. Dintenfass is required to repay in full if he voluntarily leaves the Company prior to completing two years of service) and (ii) an initial equity grant valued at approximately $8,500,000, comprised of 50% time-based restricted stock units and 50% stock options, with each award vesting in three equal annual installments on the first, second and third anniversary of the date of the grant.

Compensation Framework

Compensation Program Design Principles

Our executive compensation program is designed to attract, retain, focus and motivate leaders to achieve strategic milestones and performance objectives that advance and grow our integrated care-delivery model. We design our executive compensation programs to challenge participants as well as reward them for superior performance for our Company and our stockholders. Our compensation program is predicated on three interconnected design principles:

Key Compensation Program Governance Components

Our robust and structured compensation program reflects the Committee’s belief that strong corporate governance is imperative for prudent compensation decision-making. Below are key governance elements of our compensation programs. We also identify certain common pay practices that we do not follow because they do not align with the strict standard of governance that we apply to our compensation programs.

WHAT WE DO		WHAT WE DON’T DO

✓	Design incentive plans with the majority of executive pay at risk	×	No stock option repricing without stockholder approval

✓	Maintain a Clawback Policy that both complies with recently adopted regulatory requirements and applies to all incentive-based compensation in connection with improper conduct	×	No single trigger vesting of equity or cash severance payments upon change in control

✓	Include double-trigger provisions under our Change in Control Policy and equity agreements applicable to our executive officers	×	No hedging or pledging of Humana securities by associates (including executive officers and directors)

✓	Require minimum stock ownership levels for executive leadership	×	No tax gross-ups for our NEOs or other executive officers

✓	Maintain commitment to stockholder engagement	×	No excessive perquisites for senior leaders; all perquisites require specific business rationale

✓	Conduct an annual compensation risk assessment	×	No positive discretion for incentive-based awards

✓	Utilize an independent compensation consultant hired and overseen by the Committee	×	No dividends or dividend equivalents on unearned PSUs or RSUs

		×	No employment contracts with CEO, NEOs or other executive officers and senior leaders

Compensation Discussion and Analysis • 2025 Proxy Statement | Humana	49

Overview of Compensation Elements

The material components of our executive compensation programs are: (i) base salary; (ii) short-term cash incentives; and (iii) long-term equity incentives. We believe that having a combination of pay elements motivates and challenges our executives to achieve positive results for our Company and our stockholders. Each element of compensation is summarized below.

Fixed Compensation	Base Salary	Cash	• Market competitive fixed compensation, reflecting executive’s scope of responsibility • Annually reviewed for market alignment, with adjustments as appropriate

At Risk Compensation	Short-Term Incentives	Cash

•  Cash-based incentive compensation to reward performance for achievement of short-term business objectives

•  Measures aim to optimize the level of year-over-year profitability in the short-term while contributing to the long-term success of the organization

	Long-Term Incentives	Humana Equity

•  Promotes retention of our executive talent

•  Motivates executives to optimize the long-term success of the organization

•  Mitigates excessive risk taking by encouraging executives to act in the long-term interest of the organization

50	Humana | 2025 Proxy Statement • Compensation Discussion and Analysis

Inputs Into Compensation Decisions

For 2024, the Committee received input from a number of sources and reference points to guide its design of the Company’s executive compensation programs and individual pay decisions. These various perspectives allow the Committee to have visibility into our peer companies’ practices, investor viewpoints, changes in external market practices and each executive’s individual performance, as part of its review of compensation. The Committee regularly reviews input and data received from its independent compensation consultant, our stockholders, external market practice surveys and individual performance assessments to make informed compensation decisions for our NEOs. In addition, the Committee regularly reviews tally sheet information that provides a comprehensive look at total compensation for each of our NEO’s. The figure below further describes the primary sources contributing to the Committee’s decision-making process.

Independent Compensation Consultant

For 2024, the independent compensation consultant for the Committee was Farient Advisors, LLC (Farient). A representative of Farient attended all of the regularly scheduled Committee meetings in 2024, including, when invited, executive sessions. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, the independent compensation consultant.

The Committee considered certain factors to determine whether Farient’s service as a compensation consultant raised a conflict of interest, including, among other things:

•	Whether the firm provided other services to the Company;

•	The amount of fees received by the firm from the Company, as a percentage of such firm’s total revenue;

•	The firm’s policies and procedures that are designed to prevent conflicts of interest;

•	Whether the firm’s representatives providing services to the Committee have any business or personal relationship with a member of the Committee;

•	Whether the firm’s representatives providing services to the Committee own Company stock; and

•	Whether the firm’s representatives providing services to the Committee, or the firm itself, have any business or personal relationship with any of our executive officers.

After considering all of the above factors, the Committee determined that the service provided to the Committee as an independent compensation consultant by Farient in 2024 did not raise any conflict of interest.

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Say-on-Pay Support

Our 2024 say-on-pay proposal maintained strong approval with 91% of our stockholders voting in favor of the Company’s compensation strategy. We believe that the result of our 2024 say-on-pay proposal indicates that stockholders are generally supportive of our executive compensation program, and therefore the Committee made no material changes to the executive compensation program as a result of this vote. Stockholder voting trend for the past three years is illustrated below.

The feedback loop illustrated below further demonstrates how investor sentiment on say-on-pay is considered by the Committee in its evaluation of compensation plan design, policies and decision-making process.

Say-on-Pay Voting
Provides stockholders the opportunity to cast an advisory vote on the Company's compensation policies and decisions.
Review Say-on-Pay Results
The Committee considers the results for evaluation of appropriateness of compensation policies and decisions.
Review Investor Feedback
Consider results of say-on-pay voting and investor feedback to understand areas of concern related to compensation plan design or decisions.

Peer Group

Our peer group is used as a reference point in making compensation decisions, such as developing base salary ranges, developing short-term and long-term incentive award ranges, determining competitiveness of the total compensation package for our NEO’s and comparing our performance in order to validate if our compensation programs are informed by market practices.

The Committee uses the framework below, in consultation with its independent compensation consultant (Farient), to filter and select a broad group of potential peers. This framework yields multiple perspectives that enrich our understanding of competitive executive pay practices while also ensuring that our peer group is comprised of companies with whom we may compete for talent and whose revenues, market capitalization, and business focus are similar to our own.

Peer Group Considerations and Characteristics
Industry	Operates in a similar industry (Managed Care, Healthcare, Primary Care, Home, Pharmacy)
Strategic Interest	Similar strategic interest (Well-being, Research, Informatics)
Talent	Compete for executive talent
Capital	Compete for capital investments
Growth Profile	Similar growth profile/trajectory
Constituents	Similar customers, providers, or product offerings

52	Humana | 2025 Proxy Statement • Compensation Discussion and Analysis

The peer group is reviewed at least annually and includes an assessment of current peers as well as potential peers in the context of industry and business model criteria, revenue size reflective of our revenue growth, and M&A activity that could impact the size of business mx of our current peers. Following its annual review, the Committee determined that no modifications were needed and subsequently approved the following peer group (the “Peer Group”) for 2024 compensation decisions:

Managed Care Peers	Healthcare Services & Facilities Peers	Financial & Insurance Peers
☐ Centene Corporation	☐ Cencora	☐ Aflac, Inc.
☐ CVS Health Corp	☐ Cardinal Health, Inc.	☐ Allstate Corporation
☐ Elevance Health, Inc.	☐ DaVita Inc.	☐ MetLife, Inc.
☐ Molina Healthcare	☐ HCA Healthcare, Inc.	☐ Progressive Corporation
☐ The Cigna Group	☐ Laboratory Corporation of America Holdings, Inc.	☐ Prudential Financial, Inc.
☐ UnitedHealth Group Inc.	☐ McKesson Corp
☐ Walgreens Boots Alliance, Inc.

Humana’s 2024 Peer Group Financial Comparison

Humana's % Rank
Revenue ($MMs)
$111,501
$117,761
50%
Net Income ($MMs)
$3,370
$1,214
27%
Market Cap ($MMs)
$53,752
$33,032
33%
Peer Group Median
Humana Inc.

Compensation Discussion and Analysis • 2025 Proxy Statement | Humana	53

Plan Design and Award Decisions

Base Salary

On an annual basis, the Committee, in consultation with its independent compensation consultant, reviews the market data and current base salaries for our executives, considering adjustments as deemed appropriate. Salary increases, if any, must receive advance approval from the Committee. During its review, the Committee determined that base salary increases were necessary for certain of our executives in 2024 in order to maintain competitive market pay levels. In addition to market pay analysis, the 2024 determinations considered demonstration of enterprise value along with certain expansions of responsibilities. The table below represents base salaries for our CEO and other NEOs as of December 31, 2024, unless otherwise stated.

Named Executive Officer	2024 Base Salary(1)

James A. Rechtin	$1,250,000

Bruce D. Broussard	$ 750,000

Susan M. Diamond	$ 875,000

David E. Dintenfass	$ 700,000

Sanjay K. Shetty, M.D.	$ 700,000

George Renaudin II	$ 750,000

(1)	As of October 1, 2024, Mr. Broussard’s base salary was reduced from $1,500,000 to $750,000 pursuant to the terms of his Transition & Separation Agreement with the Company.

Short-Term Incentives

Our enterprise short-term incentive (STI) is administered through the Associate Incentive Plan (AIP), a discretionary, annual cash-based incentive plan. The goal of our plan is to recognize and reward participating associates, including our executive officers, for their contributions to the Company’s overall performance, while also uniting associates around a common purpose for the year.

Associate Incentive Plan

The AIP plan year is effective January 1 through December 31 of each fiscal year. Associates who participate in other Company incentive plans, such as Sales Incentive/Commission Plans and Targeted Incentive Plans, are not dually eligible to participate in the AIP. Associates may not participate in more than one incentive plan. For our executive officers, the AIP is administered through the Executive Incentive Compensation Plan, as filed with the SEC on annual and quarterly reports on Form 10-K and Form 10-Q, respectively, and can be accessed on our website. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “SEC Filings and Financial Reports,” and then click on “SEC Filings.”

AIP payout is calculated based on Annual Base Salary (or Annualized Base Salary for hourly associates) during the AIP Performance Period, as defined under the AIP Plan Document. Annual Base Salary under AIP excludes any unpaid leave or overtime and is pro-rated for the number of days eligible during the plan year. Further, in the event of a pay change during the plan year, the Annual Base Salary is pro-rated for the number of days at each base salary, which will result in a blended base salary. Refer to section titled “2024 AIP Performance Results” for discussion of AIP payout of our Named Executive Officers.

On an annual basis the Committee, in consultation with its independent compensation consultant, reviews and approves the AIP as illustrated below:

Annual Committee AIP Approval Process

Approve Performance Measures	Approve Individual Targets	Approve Performance Results

•  Performance measures and goals are set by the Committee during the first quarter of the performance year, aligning to the Company’s overall business strategy, segment operations and established financial targets.

	• The Committee reviews and approves individual targets, compared to market, based on the executive’s scope of operations.	• The Committee certifies the Company’s performance results during the first quarter following the performance period. • Results are evaluated against the approved measures and goals.

54	Humana | 2025 Proxy Statement • Compensation Discussion and Analysis

The Committee selected the following performance and strategic measures for the 2024 AIP, aligning our executives to the key financial and operational objectives of our overall strategy:

Adjusted Earnings Per Share (EPS)	50% Weighting

•   Bottom-line measure of our organization’s profitability and is a common measure tracked by our stockholders.

•   The 2024 target reflected the earnings impacts that the Company experienced as a result of the higher than anticipated Medicare Advantage (MA) claims costs trends experienced in late 2023 that persisted throughout 2024, reflecting the dynamic MA environment in which the Company is currently operating.

•   To balance this reset in Adjusted EPS expectations for 2024, the Committee set our $16.00 Adjusted EPS target as the floor for AIP (with no minimum payout level), with significant outperformance of $20.00 in Adjusted EPS required to achieve a maximum AIP opportunity.

Individual Medicare Advantage Membership Growth	20% Weighting

•   Measures individual Medicare Advantage (MA) net membership growth during the year.

•   Key element of our enterprise earnings growth framework, in-line with our goal to grow at or above market rate over time.

•   The target is set prior to the beginning of the Annual Election Period (AEP).

Integrated Health	15% Weighting

•   Measures the number of Humana health plan members utilizing two or more of CenterWell’s health services offerings (pharmacy, primary care, and home).

•   Key element of our enterprise strategy to more fully connect with our members and drive improved health outcomes through integrated care, with alignment to our ESG measure categories - Access to Healthcare, Data Privacy and Protection, and Product Quality and Safety.

Strategic Measures	15% Weighting

•   Set of strategic initiatives that, if achieved, will improve our performance as a consumer centric organization that strives for continued member experience improvement and clinical innovation.

•   Continued focus on improving our operating leverage by driving administrative costs reduction, capacity creation, increased efficiency, automation, and digital transformation, with alignment to our ESG measure categories - Access to Healthcare, Data Privacy and Protection, and Product Quality and Safety.

•   Refer to “AIP Strategic Measures” below for additional details.

As noted above, in determining the financial metric for the 2024 AIP, the Committee considered the dynamic environment in which the Company is currently operating, as reflected by significant change in expectations to the Company’s earnings trajectory resulting from the higher than anticipated Medicare Advantage (MA) claims costs trends experienced in late 2023 that persisted throughout 2024, and the uncertainty to 2024 performance due to these trends. Following this review, the Committee determined that the Company’s Adjusted EPS target of $16.00 would also (i) be the threshold level of performance for the Adjusted EPS metric and (ii) represent a funding gate for our management team, such that no AIP would be paid unless the Company achieves this target level of performance. In addition, the Committee determined that 2024 Adjusted EPS of $20.00 (representing 25% outperformance from the target level) would be required to achieve the maximum AIP opportunity. Further, the terms of the plan provide that the performance measures determined by the Committee shall automatically adjust to reflect the impact of certain non-recurring events, including the impacts of merger, acquisition and disposition activity, changes in accounting standards, litigation or regulatory investigations outside of the ordinary course of business, restructuring activity outside of the ordinary course of business, business exit or disposal activities, and any extraordinary, natural disaster, unusual or infrequent event. However, the Committee retains the ability to exercise negative (but not positive) judgment with respect to the payout results regardless of the impact of any automatic adjustments.

Under our AIP, individual performance and contributions are taken into consideration when determining each associate’s final payout.

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AIP Strategic Measures

The Company has a set of strategic initiatives that, if achieved, will improve member health, improve relationships with our providers, position us for long-term sustainable growth and cultivate stakeholder value within our Impact Platform. As illustrated below, the 2024 strategic measures directly align to our integrated health approach and ESG strategy. The Committee believes that having strategic measures embedded within the AIP targets is critical to help drive organizational focus and prioritization in advancing our long-term strategy and financial performance, while also incentivizing our associates to achieve milestones in the short-term. We saw encouraging progress in 2024 related to each strategic measure which has a positive, direct impact on our members and patients.

Long-term Strategic Objective & Priorities

Strategic Objectives	Key Drivers
Clinical Innovation to improve outcomes, experience, or business models to help members achieve their Best Health	Medical Expense Ratio (MER)
Integrated Health to increase coordination or utilization across existing assets	Humana Member CenterWell Owned Asset Utilization CW Pharmacy MA Mail Order Rate
Productivity to focus on improving our operating expense ratio	Operating Expense Ratio
Growth to focus on increasing membership and/or revenue	MA Net Membership Growth Medicaid Net Membership Growth CW Net Patient Panel Growth CW Pharmacy Script volume CW Home Health Admissions
Organizational Health & Capabilities to deliver on our Health First purpose and ensure company sustainability	Associate Engagement Company Reputaion Brand Consideration

2024 Short-Term Strategic Objectives & Priorities

Objective	Success Measure
Net Promotor Score (NPSr) Continue to monitor overall relationship Humana members have with Humana through Net Promoter Score, including MAPD and Pharmacy combined.	Strive to maintain prior year NPSr or better.
Increased Productivity Improve operating leverage by driving admin cost reduction, capacity creation, increased efficiency, automation, and digital transformation.	Deliver year-over-year operating leverage improvement of 20bps.
Increased Clinical Innovation Increase Clinical Innovation with an emphasis on increasing medical cost savings, improving quality and reducing waste.	Measured by delivering on anticipated clinical innovation targets and building a strong pipeline for continuous year-over-year improvement.

2024 AIP Performance Results

In determining performance for our NEOs under the 2024 AIP, the Committee reviewed the Company’s overall financial and operating results, evaluating them against the AIP performance measures developed by the Committee in February 2024, approved performance under the AIP as follows.

Performance Measure	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)(1)	Results	Performance Rate	Performance Weighting Under Plan
Adjusted EPS	50%	—	$16.00	$20.00	$16.21	105.3%	52.6%
Individual MA Membership Growth	20%	400,000	525,000	650,000	250,000	0%	0%
Integrated Health	15%	125,000	132,500	140,000	133,100	108.0%	16.2%
Strategic Measures	15%	0%	15%	30%		174.5%	26.2%
Final Performance Under Plan:							95%

(1)	Under the terms of the AIP, in the event that the financial measure (Adjusted EPS) results are at or below target, the non-financial measures are capped at target.

In evaluating these results, the Committee began by noting the complex period of structural change for the Medicare Advantage (MA) industry through which the Company was operating, and the leadership of the management team in navigating these unique conditions. The Committee then reviewed the Company’s financial performance, considering that while 2024 financial results were significantly impacted by the unanticipated increase in MA medical costs trends that emerged during 2023, management had identified these trends early and successfully incorporated them into the Company’s planning for 2024, allowing the Company to slightly exceed its initial Adjusted EPS expectations while also making incremental investments to position the Company for long-term success. The Committee then noted

56	Humana | 2025 Proxy Statement • Compensation Discussion and Analysis

while the Company experienced strong 5% individual MA growth in 2024, these results were below the targets established prior to the 2024 Annual Enrollment Period (AEP) due to a number of factors, including lower than anticipated industry growth in 2024. Next, the Company reviewed the continued advancement of the Company’s Integrated Health strategy, in line with expectations.

The Committee then reviewed the Company’s performance in advancing the strategic measures discussed above in the section titled “AIP Strategic Measures,” noting success in maintaining and advancing NPSr performance despite shifting benefit structures in the Company’s individual MA products, outperformance in driving improvements in Company’s operating leverage while also absorbing larger than anticipated incremental investments, and outperformance in achieving clinical innovation targets and positioning the Company for year-over-year improvements.

Finally, the Committee noted that the AIP metrics were not subject to any automatic adjustments under the terms of the Plan and management was not recommending any exceptions or other adjustments to performance under the Plan targets.

Following this review, the Committee approved a funding rate of 95% of targeted total payout.

Named Executive Officer	2024 Annualized Base Salary[1]	2024 Target Opportunity	Funding Rate	Actual Payout

James A. Rechtin[2]	$1,154,372	177%		$1,943,477

Bruce D. Broussard	$1,311,475	200%		$2,491,803

Susan M. Diamond[3]	$849,372	113%		$911,377

David E. Dintenfass	$633,060	100%	95%	$601,407

Sanjay K. Shetty, M.D.	$695,902	100%		$661,107

George Renaudin II4	$721,038	110%		$756,626

(1)	Pay increases occurred during the AIP Performance Period with respect to certain of our Named Executive Officers resulting in a blended base salary.

(2)	Effective July 1, 2024, Mr. Rechtin’s target opportunity increased from 150% to 200%, resulting in a blended percentage.

(3)	Effective July 1, 2024, Ms. Diamond’s target opportunity increased from 100% to 125%, resulting in a blended percentage.

(4)	Effective July 1, 2024, Mr. Renaudin’s target opportunity increased from 100% to 120%, resulting in a blended percentage.

Long-Term Incentives

Our long-term incentives (LTI) provide a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our NEOs. The Committee, in consultation with its independent compensation consultant, annually determines the aggregate amounts and terms of long-term incentive compensation awards for our executive officers using (i) compensation programs and competitive pay practices of peer companies and (ii) the outstanding equity information for each executive officer using tally sheets to examine the value of prior compensation decisions.

The Committee believes that a mix of long-term incentives, combined with performance measures and a rTSR modifier:

•	Aligns executives with the interests of our stockholders;

•	Allows executives to focus on measures they have the ability to influence while also satisfying stockholder expectations of using a relative measure;

•	Ensures that our long-term incentive compensation program is not overly dependent upon rTSR as an independent measure; and

•	Adjusts to general economic conditions that would impact all companies in our Peer Group.

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Design of Long-Term Incentives Granted in 2024

In determining the structure and mix for long-term incentives granted to the Company’s NEOs in February 2024, the Committee considered the challenging environment facing the Company as the Medicare Advantage industry navigates a complex and dynamic period of change, including the need to balance uncertainty in setting long-term financial targets, the need to incentivize the long-term advancement our of strategy, and the importance of creating clear, achievable targets for our executive officers. Following this review and analysis, the Committee, in consultation with its independent compensation consultant, determined that to address these challenges it was in the best interest of the Company and its stockholders to (i) maintain the mix of long-term incentive as granted to our executive officers in 2023 and (ii) make a one-time adjustment to the overall design of our performance stock units, as discussed further below.

2024 Equity Award Summary

Restricted Stock Units	Stock Options

25%	25%

•  Promotes retention of our executive talent

•  Aligns executive officers’ interests with that of our stockholders

•  Allows executive officers to build stock ownership positions

•  Provides value regardless of stock price volatility

•  Offers long-term financial opportunities to our executives beyond salary

•  Aligns the interest of executive officers with stockholders by placing emphasis on long-term value creation through promoting growth in our stock price

•  Promotes connectedness with the Company and its long-term strategy, reinforcing the financial success of the organization

•  Offers long-term financial opportunities to our executives beyond salary

Performance-Based Stock Units

50%

To address the near-term uncertainty in setting long-term financial targets that faced the Company in February 2024 as a result of the significant and unanticipated increase in medical costs trends in the Medicare Advantage industry during 2023 which accelerated further late in the year, the Committee, in consultation with its independent compensation consultant, determined that it was in the best interest of the Company and its stockholders to make a one-time adjustment to the overall design of our performance stock units to (i) increase the weighting on core strategic measures that are expected to contribute to long-term financial performance; (ii) focus on driving expected financial performance for 2024; and (iii) maintain a relative TSR modifier to reflect appropriate alignment to shareholder returns over the performance period. Key elements of our 2024-2026 PSUs are summarized below.

The Committee views 2024 as a transitional year as reflected by the temporary design modification of performance stock units and remains committed to its long-term compensation philosophy and principles. In February 2025, the Committee carried through on this commitment, approving a 2025 PSU structure with a financial measure focused on relative TSR over the 2025-2027 three-year period, coupled with operational and strategic measures focused on our Star Ratings recovery and operational productivity goals, each of which are directly tied to the Company’s financial performance.

2024-2026 PSU Awards

	Weighting	Minimum 50%	Target 100%	Maximum 150%

Financial Measure: 2024 Adjusted EPS	30%	—	$16.00	$20.00

Strategic Measures(1): Integrated Health Clinical Innovation	70%	50%	100%	200%

rTSR Modifier	+ /-20%

rTSR Modifier (2024 Peer Group as Comparator Group)

  Ranked on a percentile basis against peers; +/- 20% is determined after Adjusted EPS performance is measured, and is applied as follows (with
  maximum payout capped at 200% of target opportunity and incremental modification using linear interpolation if performance is within the ranges
  noted below):

< 25th Percentile:	- 20%

45th – 55th Percentile:	No Modifier Applied

> 75th Percentile:	+ 20%
(1)

Integrated health is measured by a percent increase in Humana Medicare Advantage members using two or more CenterWell assets by the end of the performance period. Clinical innovation is measured by driving value through the identification and creation of preventive clinical innovations aimed at improving the health of our members by the end of the performance period.

58	Humana | 2025 Proxy Statement • Compensation Discussion and Analysis

The Committee approved the following 2024 stock-based compensation for our current CEO and other NEOs in connection with our annual compensation program: (1)

Named Executive Officer	PSUs 50%(2)	RSUs 25%	Options 25%	Total 2024 LTI Award

James A. Rechtin	$3,000,000	$1,500,000	$1,500,000	$6,000,000

Bruce D. Broussard	$0	$8,000,000	$0	$8,000,000

Susan M. Diamond	$1,900,000	$950,000	$950,000	$3,800,000

David E. Dintenfass	$1,275,000	$637,500	$637,500	$2,550,000

Sanjay K. Shetty, M.D.	$1,250,000	$625,000	$625,000	$2,500,000

George Renaudin II	$1,325,000	$662,500	$662,500	$2,650,000

(1)

The amounts reflected in the table above reflect only amounts granted in connection with our annual compensation program, and do not include certain one-time awards that are discussed further in the section above titled “Leadership Changes and Related Compensation Decisions.”

(2)	Performance-based restricted stock units are shown at target value.

(3)

In determining Mr. Broussard’s stock-based compensation for 2024, the Committee, in consultation with its independent compensation consultant, considered the most effective manner to continue to ensure appropriate pay outcomes and alignment of incentives for Mr. Broussard as the Company planned and executed a smooth CEO Transition with flexibility on the timing for this transition. Following this review, the Committee determined that shifting to a mix of 100% RSUs, and significantly reducing the size of Mr. Broussard’s award, best balanced the anticipated timeline for Mr. Broussard’s tenure as CEO while aligning his interests with those of the Company and its stockholders both before and after his retirement as our CEO as he continues to support Mr. Rechtin and provide strategic advisory services to the Company.

Results of Our Performance-Based Restricted Stock Units Granted in 2022

Design Framework

In 2022, the Committee granted performance-based stock unit awards to our then-serving NEOs (Mr. Broussard, Ms. Diamond, and Mr. Renaudin), with performance criteria for these awards based on both the Company’s average adjusted return on invested capital (Adjusted ROIC)(1) and certain long-term strategic measures, in each case measured against an established set of targets over the three-year period beginning January 1, 2022 and ending December 31, 2024, referred to herein as our “2022-2024 PSU Awards.” The 2022-2024 PSU Awards also included a rTSR modifier that could adjust final payout results up or down based on the Company’s TSR ranking against an approved Comparator Group.

The following discloses the three-year cumulative goals included in the 2022-2024 PSU Awards, which provide for incremental payout between steps:

2022-2024 PSU Awards

	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)

Financial Measure: Adjusted ROIC	70%	11.00%	11.95% - 12.25%	13.20%

✓ 3-Year Average ROIC target of 12.10%, with a target corridor of +/- 0.15%

✓ Spread between minimum/target and target/maximum of +/- 10%

✓ Incremental payout using linear interpolation if performance is within the ranges noted above

Strategic Measures	30%

rTSR Modifier	+ /-20%

rTSR Modifier (2021 Peer Group as Comparator Group)

  Ranked on a percentile basis against peers; +/- 20% is determined after ROIC performance is measured, and is applied as follows (with maximum
  payout capped at 200% of target opportunity and incremental modification using linear interpolation if performance is within the ranges noted below):

< 25th Percentile:	- 20%

45th – 55th Percentile:	No Modifier Applied

> 75th Percentile:	+ 20%

(1)

For purposes of the 2022-2024 PSU Awards, we define Adjusted ROIC, which is a non-GAAP performance measure, as adjusted net operating profit after tax (Adjusted NOPAT) divided by average invested capital (AIC). Adjusted NOPAT, which is a non-GAAP financial

Compensation Discussion and Analysis • 2025 Proxy Statement | Humana	59

measure, is defined as GAAP net operating income as adjusted for non-GAAP items consistent with those reported in our public earnings release plus tax effected interest expense. AIC is defined as average shareholder’s equity plus average debt minus parent company cash (excluding $500 million for required reserves). The terms of the 2022-2024 PSU Awards further provide that for purposes of determining results under the awards for any individual fiscal year within the performance period, the applicable elements of Adjusted ROIC shall automatically adjust to reflect the impact of certain non-recurring events, including the impacts of merger, acquisition and disposition activity, changes in accounting standards, litigation or regulatory investigations outside of the ordinary course of business, restructuring activity outside of the ordinary course of business, business exit or disposal activities, and any extraordinary, natural disaster, unusual or infrequent event. However, the Committee retains the ability to exercise negative (but not positive) judgment with respect to any award, regardless of the impact of any automatic adjustments.

Alignment of Strategic Measures

In 2022, the Committee determined that our PSUs would continue to include strategic measures to drive management focus on the Company’s long-term transformation to become an integrated healthcare company and improve the quality of care delivered to our members, complimenting the long-term focus on delivering returns on invested capital through a focus on Adjusted ROIC. The strategic measures included in the 2022-2024 PSU Awards directly align to these long-term strategic priorities, as summarized below.

Performance Achievement Results

When determining the vesting value of the 2022-2024 PSU Awards, the Committee reviewed final Company results showing a three-year average Adjusted ROIC of 11.61% as determined under the terms of the 2022-2024 PSU Awards, reflecting both the financial and operational performance of the Company over the three-year period between the target and minimum range. The Committee also reviewed strong performance on the strategic measures noted above, and their impact on positioning the Company for long-term success through the advancement of our healthcare services platform. Finally, the Committee reviewed the Company’s rTSR ranking in the 7.4th percentile of the comparator group, which resulted in a 20% reduction to the performance metrics achieved under the 2022-2024 PSUs.

During its February 2025 meeting, based on the review described above, the Committee approved an award payout at 87.0% of target amounts, as determined under the terms of the 2022-2024 PSU Awards, with no discretionary exceptions or adjustments, as shown below.

	Final Result	Funding Rate	Weighting	Modifier	Final Payout Results

Adjusted ROIC	11.61%	82.0%	70%		57.4%

Strategic Measures	Target – Max	171.5%	30%		51.4%

2021-2023 PSU Metric Performance					108.8%

rTSR Modifier	7.4th Percentile			-20.0%

Final Payout					87.0%

The Committee determined the above results were appropriate given the substantial process made on long-term strategic objectives and the overall financial and operational performance of the Company during the 3-year performance period, with an appropriate reduction as reflected by the rTSR Modifier.

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Other Benefits and Perquisites

We operate in a highly competitive, complex and consolidating industry and offer certain benefits that we believe are critical to attract and retain talent. In general, our NEO’s are eligible for the same benefits as our associate population. We offer a limited number of perquisites to attract and retain our executives but we do not provide any tax reimbursements or “gross-ups” for these benefits.

Health and Retirement Benefits

• Our executive officers participate in the broad-based associate health and retirement programs under the same terms and conditions as all other eligible associates.

•  Such benefits include: medical, dental, vision, disability, wellness, life and accidental death and dismemberment (AD&D) insurance, as well as 401(k) retirement plan, supplemental 401(k) plan and the option to participate in our Nonqualified Deferred Compensation Plan.

Perquisites

• We provide limited perquisites to our executive officers, which are aligned with market practices and are reviewed on a regular basis.

•  Perquisites may include limited personal use of the Company aircraft, personal security, personal executive support services, an annual physical, a matching charitable gift program, a supplemental life insurance benefit, financial planning assistance, and, if applicable, relocation assistance.

Executive Severance and Change in Control

•  The Severance Policy provides for benefits in the event employment is terminated without cause, for a defined severance period during which certain restrictive covenants would apply (e.g., non-compete, non-solicit and non-disparagement covenants):

-  CEO: 24 months base salary and target bonus, with two-year restrictive covenants

-  Other NEOs: 18 months base salary only, with 18-month restrictive covenants

•  The Change in Control Policy (CIC Policy) provides for benefits in the event that employment is terminated under certain circumstances in connection with a Change in Control transaction, with restrictive covenants binding the executive during the applicable severance period:

-  CEO: lump sum payment of 30 months base salary and target bonus, with 30-month restrictive covenants

-  Other NEOs: lump sum payment of 24 months base salary and target bonus, with 24-month restrictive covenants

Compensation Discussion and Analysis • 2025 Proxy Statement | Humana	61

Compensation Risk Management, Policies and Practices

We review our compensation programs to ensure appropriate governance and risk management practices. We believe that our policies and practices align with evolving best practices, while ensuring appropriate balance of risk and reward. Certain key risk management policies that pertain to executive compensation are as follows:

Clawback Policy

We have adopted a Compensation Recoupment Policy (“Recoupment Policy”) that covers each of our executive officers and is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual with respect to the mandatory recovery of certain specified financial-based incentive compensation in connection with specified accounting restatements, without regard to the fault of an executive officer. In addition, our Recoupment Policy also incorporates our long-standing recoupment policies in the event that an executive officer engages in certain specified improper conduct that in the discretion of the Committee is likely to cause or has caused material financial, operational or reputational harm to the Company. A potential recoupment in connection with improper conduct applies to all forms of incentive compensation. A copy of our Recoupment Policy is filed with the SEC as an exhibit to our most recent Annual Report on Form
10-K.

Anti-Hedging and Pledging Policy

All of our associates and Board Directors are prohibited from engaging in short-term, speculative transactions in Company securities and therefore prohibits any hedging or pledging of
Company securities, including puts, calls or other derivative securities.

Equity Grant Policy and Procedures

Our policy is to grant stock options and similar awards in the ordinary course of business in connection with our annual compensation program, hiring new employees, and in recognition of the retention or promotion of employees from time to time. We do not grant stock options or similar awards in anticipation of the release of material nonpublic information, such as a significant positive or negative earnings announcement, and do not time the public release of such information based on stock option grant dates. In addition, it is our policy to not grant stock options or similar awards during periods in which the Company is aware of material nonpublic information about our Company, including (i) during “blackout” periods established in connection with the public release of earnings information under our insider trading policy (each, a “Blackout”) or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form
8-K
that discloses material nonpublic information (each, a “Filing Window”).

Under our current practices, stock options are only granted to our executive officers, who do not choose or have influence over the grant date for their individual stock option grants. Stock option grants to our executive officers are generally approved annually at a meeting of our Organization & Compensation Committee that is held during the first quarter of each year, and the grants are generally effective on the first trading day after the meeting on which the grants are eligible to be made under our grant policies discussed above. For example, if the meeting occurs during a Blackout or a Filing Window, the stock option grants will not be effective until after the first business day following the earnings announcement, unless such day is within a Filing Window, in which case such grants will not be effective until after the first business day following the filing of the applicable report with the Securities and Exchange Commission.

During the period covered by this report, we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

62	Humana | 2025 Proxy Statement • Compensation Discussion and Analysis

Stock Ownership Guidelines

• Our stock ownership guidelines link a significant amount of our executives’ current and potential net worth to the Company’s success in alignment with the interests of our stockholders.

•  Ownership guidelines are expressed as a multiple of base salary and must be held until the relevant multiple is reached and maintained thereafter, as follows:

-  Chief Executive Officer: 7x base salary

-  CEO Direct Reports (including all NEOs): 3x base salary

Insider Trading Policy

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have adopted our Policy Regarding Transactions in Company Securities, Inside Information and Confidentiality, which we refer to as our Insider Trading Policy, governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and all employees, that expressly prohibits purchasing or selling any securities of the Company (including, without limitation, a gift, loan, pledge or hedge, contribution to a trust, or any other sale or transfer, regardless of how the securities are held), while aware of material, non-public
information concerning the Company. We believe that out Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards of the New York Stock Exchange applicable to us. A copy of our Insider Trading Policy is filed with the SEC as an exhibit to our most recent annual report on Form
10-K.

Compensation Discussion and Analysis • 2025 Proxy Statement | Humana	63

Organization & Compensation Committee Report

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2024 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this proxy statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report:

ORGANIZATION & COMPENSATION COMMITTEE

Wayne A. I. Frederick, M.D., Chair

Karen W. Katz

Brad D. Smith

*

Please refer to Annex I to this proxy statement for a reconciliation of non-GAAP to GAAP financial measures. We encourage each stockholder to read our full financial statements for the year ended December 31, 2024 contained in our Annual Report on Form 10-K, filed with the SEC on February 20, 2025.

64	Humana | 2025 Proxy Statement • Organization & Compensation Committee Report

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table shows the compensation earned for the time period served as a named executive officer during the last three fiscal years by (i) James A. Rechtin, our Chief Executive Officer; (ii) Bruce D. Broussard, our former Chief Executive Officer; (iii) Susan M. Diamond, our Chief Financial Officer as of December 31, 2024; and (iv) each of our three other highest compensated executive officers serving at December 31, 2024 (we collectively refer to these officers in this proxy statement as our “Named Executive Officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

James A. Rechtin(5)(8) Chief Executive Officer	2024	1,105,769	—	7,317,483	4,495,979	1,943,477	—	716,768	15,579,476

Bruce D. Broussard(9) Former Chief Executive Officer	2024	1,344,231	—	8,000,037	0	2,491,803	—	221,093	12,057,164
	2023	1,469,893	—	10,898,833	3,492,874	—	—	465,784	16,327,384
	2022	1,349,465	—	9,638,547	2,785,410	3,072,394	—	353,028	17,198,844

Susan M. Diamond(8)(10) Chief Financial Officer	2024	846,192	—	6,733,897	948,087	911,377	—	177,961	9,617,514
	2023	790,000	—	2,802,776	898,145	—	—	239,812	4,730,733
	2022	750,000	—	2,258,317	652,754	975,750	—	174,177	4,810,998

David E. Dintenfass(6) President, Enterprise Growth	2024	605,769	5,684,000	6,084,670	4,877,489	601,407	—	208,222	18,061,557

Sanjay K. Shetty, M.D.(7)(8) President, CenterWell	2024	694,808	550,000	3,798,420	623,769	661,107	—	107,159	6,435,263
	2023	493,269	1,400,000	1,401,072	449,844	—	—	837,756	4,581,941

George Renaudin II(8) President, Insurance	2024	717,885	—	3,906,380	661,165	756,626	—	110,025	6,152,081
	2023	655,000	—	1,712,892	548,910	—	—	135,676	3,052,478

(1)

The amounts listed under the column “Stock Awards” in the Summary Compensation Table above disclose the aggregate grant date fair value of equity awards granted in fiscal years 2022, 2023 and 2024, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Note 14 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2024, describes the assumptions used to determine the grant date fair value for overall Company equity awards. Performance-based units are disclosed at target value — for a presentation of the ranges of potential values of these performance-based awards at vesting dependent upon the achievement of performance measures, please refer to the table titled, “Grants of Plan-Based Awards” in this proxy statement.

The aggregate grant date fair value of each 2024 performance-based restricted stock unit award assuming that the highest level of performance conditions will be achieved is shown below. Refer to the section “Compensation Discussion and Analysis — Design of Long-Term Incentives Granted in 2024 – 2024 Equity Award Summary” in this proxy statement for more information on the design of 2024 performance-based restricted stock.

Named Executive Officer	Grant Date Fair Value

James A. Rechtin	$5,550,379

Bruce D. Broussard	0

Susan M. Diamond	$ 3,514,934

David E. Dintenfass	$ 2,358,590

Sanjay K. Shetty, M.D.	$ 2,312,321

George Renaudin II	$ 2,451,127

Executive Compensation • 2025 Proxy Statement | Humana	65

(2)

The amounts listed under the “Option Awards” column in the Summary Compensation Table above disclose the aggregate grant date fair value of stock option awards granted in fiscal years 2022, 2023 and 2024, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Note 14 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2024, describes the assumptions used to determine the grant date fair value for overall Company stock options.

The assumptions used for valuing the Named Executive Officers’ stock options as a group, applying the Black-Scholes methodology, were as follows:

	2024	2023	2022

Weighted Average Fair Value at Grant Date	$96.42	$130.74	$113.35

Expected Option Life (Years)	3.5	3.0	3.6

Expected Volatility	28.8%	31.6%	36.1%

Risk Free Interest Rate	4.3%	4.5%	1.8%

Dividend Yield	0.9%	0.7%	0.7%

(3)

For a discussion of the potential ranges that could have been earned in 2024 under our short-term incentive compensation plan, refer to the table titled, “Grants of Plan-Based Awards,” and for a discussion of the actual amounts awarded to our Named Executive Officers in light of the Company’s performance, see the section titled, “Compensation Discussion and Analysis — Plan Design and Award Decisions — Short-Term Incentives — 2024 AIP Performance Results” in this proxy statement.

(4)

The amounts listed under the column titled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Humana Retirement Equalization Plan and the Humana Retirement Savings Plan; personal use of Company aircraft; a matching charitable gift program; financial planning assistance; relocation assistance; basic life insurance premiums; and physicals, as further described in the table below. This table does not include earnings on the Company’s deferred compensation plans—see the section titled “Nonqualified Deferred Compensation” below for a discussion of earnings under such plans.

	Company Contributions to Humana Retirement Equalization Plan ($)(a)	Company Contributions to Humana Retirement Savings Plan ($)	Personal Use of Company Aircraft ($)(b)	Matching Charitable Contributions ($)	Financial Planning ($)	Other ($)(c)(d)
James A. Rechtin	0	0	36,166	40,000	18,362	622,240
Bruce D. Broussard	74,942	25,875	37,434	40,000	17,246	25,596
Susan M. Diamond	37,589	25,875	60,910	30,000	18,726	4,861
David E. Dintenfass	0	0	1,269	1,000	0	205,953
Sanjay K. Shetty	26,236	25,875	0	28,000	17,247	9,801
George Renaudin II	27,966	25,875	0	30,000	18,725	7,459

(a)	This amount is also listed in the Nonqualified Deferred Compensation table.
(b)	The costs of personal use of Company aircraft were based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.
(c)	Includes basic life insurance premiums and physicals.
(d)

Includes relocation assistance for Messrs. Rechtin and Dintenfass and Dr. Shetty in connection with their respective employment. For Mr. Rechtin, the amount also includes temporary commuting, housing and living allowances eligible only for calendar year 2024.

(5)

In connection with joining the Company in January 2024, Mr. Rechtin received an initial equity award of comprised of (i) time-based restricted stock units (“RSUs”) with a value equal to approximately $3,000,000 on the date of grant and (ii) stock options with a grant date fair value equal to approximately $3,000,000. This initial award was designed to establish an important and immediate long-term equity position as our incoming CEO. In February 2024, Mr. Rechtin received an annual long-term equity incentive grant as part of the Company’s standard compensation program for its executive officers. For additional information on the Company’s long-term incentive plan and 2024 annual grants to its named executive officers, see the section titled, “Compensation Discussion and Analysis — Plan Design and Award Decisions — Long-Term Incentives — Design of Long-Term Incentives Granted in 2024” in this proxy statement.

(6)

In connection with joining the Company in February 2024, Mr. Dintenfass received (i) a cash sign-on payment of $6,500,000 (which Mr. Dintenfass is required to repay in full if he voluntarily leaves the Company prior to completing two years of service) and (ii) initial equity grant valued at approximately $8,500,000, comprised of 50% time-based restricted stock units and 50% stock options, with each award vesting in three equal annual installments on the first, second and third anniversary of the date of the grant. These payments and grants to Mr. Dintenfass to were intended replace certain elements of compensation to which Mr. Dintenfass was entitled or eligible in connection with his prior employment that were forfeited. Also in February 2024, Mr. Dintenfass received an annual long-term equity incentive grant as part of the Company’s standard compensation program for its executive officers. For additional information on the Company’s long-term incentive plan and 2024 annual grants to its named executive officers, see the section titled, “Compensation Discussion and Analysis — Plan Design and Award Decisions — Long-Term Incentives — Design of Long-Term Incentives Granted in 2024” in this proxy statement.

(7)

In connection with joining the Company in February 2023, the Company agreed to pay Dr. Shetty a cash sign-on payment of $2,200,000, with (i) $1,400,000 payable within 45 days of his start date with the Company and (ii) $550,000 payable on the first anniversary of his start date. These amounts were intended to replace certain elements of compensation to which Dr. Shetty was entitled or eligible in connection with his prior employment that were forfeited. Dr. Shetty is required to repay these amounts in full if he voluntarily leaves the Company prior to completing three years of service.

66	Humana | 2025 Proxy Statement • Executive Compensation

(8)

During 2024, Mr. Rechtin transitioned into the role of Chief Executive Officer, replacing Mr. Broussard who served as the Company’s CEO for the previous 13 years. As part of this CEO transition process, the Company’s Board of Directors and Organization and Compensation Committee believed that it was in the best interests of the Company to ensure continuity for the organization by caring for the retention of certain members of the Company’s management team. To assist in these retention efforts, the Organization and Compensation Committee approved the grant of one-time equity awards to certain members of the management team, in addition to the equity grants received as part of the Company’s long-term incentive plan. Each one-time award was comprised of time-based restricted that vest in full three-years following the grant date of the award. Among our named executive officers, Ms. Diamond received an award of $4,000,000, Dr. Shetty received an award of $2,000,000, and Mr. Renaudin received an award of $2,000,000. For additional information on these awards, the Company’s long-term incentive plan and 2024 annual grants to its named executive officers, see the section titled, “Compensation Discussion and Analysis — Plan Design and Award Decisions — Long-Term Incentives” in this proxy statement.

(9)

In connection with his transition from the role of Chief Executive Officer, Mr. Broussard entered into an agreement with the Company (the “Broussard Agreement”) under which he agreed to continue to provide strategic advisory services after his transition date until March 1, 2025. For additional information on the Broussard Agreement, see the section titled, “Potential Payments Upon Termination or Change in Control of the Company —Mr. Broussard’s Transition Agreement” in this proxy statement.

(10)

In connection with her transition from the role of Chief Financial Officer, Ms. Diamond entered into an agreement with the Company (the “Diamond Agreement”) under which she agreed to continue to provide strategic advisory services after her transition date until December 31, 2025. For additional information on the Diamond Agreement, see the section titled, “Potential Payments Upon Termination or Change in Control of the Company — Ms. Diamond’s Transition Agreement” in this proxy statement.

Grants of Plan-Based Awards

The following table provides information about equity awards granted in 2024 under our Amended and Restated Stock Incentive Plan, which we refer to as the Stock Plan, and the range of potential payments earned in 2024 under our short-term incentive compensation plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James A. Rechtin	03/01/2024	550,000	2,212,500	4,425,000

	02/21/2024				3,268	8,170	16,340				367.60

	01/08/2024							6,548			460.74

	02/21/2024							4,085			367.60

	01/08/2024								654	458.1850	460.74	67,101

	01/08/2024								28,576	458.1850	460.74	2,931,909

	02/21/2024								15,772	367.21	367.60	1,496,969

Bruce D. Broussard	03/01/2024	750,000	3,000,000	6,000,000

	02/21/2024							21,786			367.60

Susan M. Diamond	03/01/2024	245,000	988,750	1,977,500

	02/21/2024				2,069	5,174	10,348				367.60

	02/21/2024							2,587			367.60

	02/21/2024							10,893			367.60

	02/21/2024								273	367.21	367.60	25,911

	02/21/2024								9,716	367.21	367.60	922,176

David E. Dintenfass	03/01/2024	175,000	700,000	1,400,000

	02/21/2024				1,388	3,472	6,944				367.60

	02/21/2024							1,736			367.60

	02/21/2024							11,574			367.60

	02/21/2024								816	367.21	367.60	77,449

	02/21/2024								6,703	367.21	367.60	636,203

	02/21/2024								43,870	367.21	367.60	4,163,838

Sanjay K. Shetty, M.D.	03/01/2024	175,000	700,000	1,400,000

	02/21/2024				1,361	3,404	6,808				367.60

	02/21/2024							1,702			367.60

	02/21/2024							5,446			367.60

	02/21/2024								272	367.21	367.60	25,816

	02/21/2024								6,300	367.21	367.60	597,953

Executive Compensation • 2025 Proxy Statement | Humana	67

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

George Renaudin II	03/01/2024	210,000	825,000	1,657,500

	02/21/2024				1,443	3,608	7,216				367.60

	02/21/2024							1,804			367.60

	02/21/2024							5,446			367.60

	02/21/2024								274	367.21	367.60	26,006

	02/21/2024								6,692	367.21	367.60	635,158
(1)

Amounts calculated based upon annualized base salary, rather than actual amounts paid, for 2024. The actual payment of incentive compensation, pursuant to the Company’s Associate Incentive Plan (AIP), is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table under “Executive Compensation” in this proxy statement. In 2024, the threshold, target and maximum opportunity, as a percentage of base salary and excluding the AIP funding gate, were as follows for each of our Named Executive Officers: Mr. Rechtin 44%, 177% and 354%; Mr. Broussard 50%, 200% and 400%; Ms. Diamond 28%, 113% and 226%; Mr. Dintenfass and Dr. Shetty 25%, 100% and 200%; and Mr. Renaudin 28%, 110% and 221%. For additional information regarding AIP payment opportunity and the actual award received for these Named Executive Officers in 2024, see the section titled, “Compensation Discussion and Analysis — Plan Design and Award Decisions — Short-Term Incentives — 2024 AIP Performance Results” in this proxy statement.

(2)

In 2024, our Named Executive Officers were awarded 50% of their equity awards in the form of performance-based restricted stock units. For a description of the performance-based restricted stock units granted in 2024, refer to the section titled, “Compensation Discussion and Analysis — Plan Design and Award Decisions — Long-Term Incentives — Design of Long-Term Incentives Granted in 2024 — 2024 Equity Award Summary” in this proxy statement. The performance-based restricted stock units generally vest three years from the date of grant to the extent that the underlying performance targets have been met and the Named Executive Officer continues to be employed through the applicable vesting date.

(3)

In 2024, our Named Executive Officers were awarded 25% of their equity grants in the form of time-based restricted stock units. The restricted stock units generally vest in equal annual one-third installments beginning in the year of grant, to the extent the Named Executive Officer continues to be employed through the applicable vesting date.

(4)

In 2024, our Named Executive Officers were awarded 25% of their equity grants in the form of stock options. Stock options awarded to our Named Executive Officers are incentive stock options to the extent allowed by regulation and the balance are treated as nonqualified stock options. Stock options granted to our Named Executive Officers vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. The exercise price may be paid in cash or, at the discretion of the Committee, in Shares of our common stock valued at the fair market value on the date of exercise or any combination thereof. Under our Stock Plan, the Board may not reduce the exercise price for options or stock appreciation rights by re-pricing or replacing any option award.

(5)

Options under our Stock Plan cannot be granted at less than the Fair Market Value, defined in our Stock Plan as the average of the highest and lowest reported sales prices of our common stock in transactions reported on the composite tape by the NYSE on the grant date. Our Stock Plan was approved by our Board of Directors and by our stockholders.

(6)

Discloses the aggregate grant date fair value of restricted stock unit awards and stock option awards granted in the fiscal year, calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” Performance-based restricted stock unit awards are disclosed at target value, based upon the probable outcome of the performance conditions.

68	Humana | 2025 Proxy Statement • Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option, restricted stock units and performance-based restricted stock unit holdings of our Named Executive Officers as of December 31, 2024.

		Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date		Number of Shares or Units Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A

James A. Rechtin	0	29,230		458.1850	01/08/2031	(7)

	0	15,772		367.2100	02/21/2031	(8)

							6,548	(12)	1,661,293

							2,724	(13)	691,106

										3,268	(18)	829,125

Bruce D. Broussard	13,430	0		350.7875	02/24/2027	(1)

	30,425	0		376.6100	02/22/2028	(2)

	15,822	7,912		425.0550	02/21/2029	(4)

	8,828	17,656		510.2425	02/24/2030	(5)

							2,287	(10)	580,235

							14,524	(13)	3,684,884

										32,026	(15)	8,125,317

										5,487	(16)	1,392,107

Susan M. Diamond	1,508	0		376.6100	02/22/2028	(2)

	3,793	0		428.6767	08/01/2028	(3)

	3,708	1,854		425.0550	02/21/2029	(4)

	2,270	4,540		510.2425	02/24/2030	(5)

	0	9,989		367.2100	02/21/2031	(8)

							588	(10)	149,181

							1,725	(13)	437,650

							10,893	(14)	2,763,663

										7,504	(15)	1,903,840

										1,411	(16)	357,985

										2,069	(18)	524,926

David E. Dintenfass	0	51,389		367.2100	02/21/2031	(8)

							1,158	(13)	293,796

							11,574	(13)	2,936,440

										1,388	(18)	352,150

Sanjay K. Shetty, M.D.	1,321	2,643		487.1602	04/01/2030	(6)

	0	6,572		367.2100	02/21/2031	(8)

							308	(11)	78,143

							1,135	(13)	287,961

							5,446	(14)	1,381,705

										738	(17)	187,238

										1,361	(18)	345,300

Executive Compensation • 2025 Proxy Statement | Humana	69

		Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date		Number of Shares or Units Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A

George Renaudin II	1,387	2,775		510.2425	02/24/2030	(5)

	0	6,966		367.2100	02/21/2031	(8)

							609	(9)	154,509

							360	(10)	91,336

							1,203	(13)	305,213

							5,446	(14)	1,381,705

										1,682	(15)	426,741

										862	(16)	218,699

										1,443	(18)	366,104

(1)	Options granted on February 24, 2020, vesting ratably over three years with full vesting on February 24, 2023.
(2)	Options granted on February 22, 2021, vesting ratably over three years with full vesting on February 22, 2024.
(3)	Options granted on August 1, 2021, vesting ratably over three years with full vesting on August 1, 2024.
(4)	Options granted on February 21, 2022, vesting ratably over three years with full vesting on February 21, 2025.
(5)	Options granted on February 24, 2023, vesting ratably over three years with full vesting on February 24, 2026.
(6)	Options granted on April 1, 2023, vesting ratably over three years with full vesting on April 1, 2026.
(7)	Options granted on January 8, 2024, vesting ratably over three years with full vesting on January 8, 2027.
(8)	Options granted on February 21, 2024, vesting ratably over three years with full vesting on February 21, 2027.
(9)	Restricted stock units awarded on October 1, 2022, vesting fully three years from the date of grant.
(10)	Restricted stock units awarded on February 24, 2023, vesting ratably over three years with an initial tranche vested on December 15, 2023, and full vesting on December 15, 2025.
(11)	Restricted stock units awarded on April 1, 2023, vesting ratably over three years with an initial tranche vested on December 15, 2023, and full vesting on December 15, 2025.
(12)	Restricted stock units awarded on January 8, 2024, vesting ratably over three years with an initial tranche vested on December 15, 2024, and full vesting on December 15, 2026.
(13)	Restricted stock units awarded on February 21, 2024, vesting ratably over three years with an initial tranche vested on December 15, 2024, and full vesting on December 15, 2026.
(14)	Restricted stock units awarded on February 21, 2024, vesting fully three years from the date of grant.
(15)

Performance-based restricted stock units awarded on February 21, 2022, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of maximum performance goals.

(16)

Performance-based restricted stock units awarded on February 24, 2023, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of threshold performance goals.

(17)

Performance-based restricted stock units awarded on April 1, 2023, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of threshold performance goals.

(18)

Performance-based restricted stock units awarded on February 21, 2024, vesting fully three years from the date of grant. The number of Shares reported is based upon achievement of threshold performance goals.

(19)	Based on the closing stock price on December 31, 2024 of $253.71.

70	Humana | 2025 Proxy Statement • Executive Compensation

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by, and Shares acquired upon the vesting of restricted stock units held by, our Named Executive Officers in 2024. Options exercised or vested restricted stock units may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply the actual receipt of monies.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

James A. Rechtin	—	—	1,361	369,750

Bruce D. Broussard	—	—	34,304	11,451,013

Susan M. Diamond	—	—	5,629	1,872,803

David E. Dintenfass	—	—	578	157,028

Sanjay K. Shetty, M.D.	—	—	875	237,716

George Renaudin II	—	—	3,535	1,164,479

(1)

The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the NYSE composite tape and the exercise price of the options on the date of exercise.

(2)	The Value Realized on Vesting is based on the Fair Market Value of our common stock as reported on the composite tape by the NYSE on the date of vesting.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on contributions and earnings for the Humana Retirement Equalization Plan and the Humana Deferred Compensation Plan for the Named Executive Officers in 2024.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

James A. Rechtin	—	—	—	—	—

Bruce D. Broussard	—	74,942	397,560	—	4,264,549

Susan M. Diamond	—	37,589	(20,506)	—	549,879

David E. Dintenfass	—	—	—	—	—

Sanjay K. Shetty, M.D.	—	26,236	—	—	26,236

George Renaudin II	—	27,966	(650)	—	1,026,834

(1)

The amounts listed above under column labeled “Registrant Contributions in Last Fiscal Year” are also included under the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

We have a 401(k) plan, the Humana Retirement Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Humana Retirement Equalization Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement Savings Plan. In 2024, once an individual is paid $345,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement Savings Plan are credited to the Pretax Savings Account of the Humana Retirement Equalization Plan.

The benefits accrued under the Humana Retirement Equalization Plan are those Company contributions that cannot be made to the qualified Humana Retirement Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement Savings Plan is 35% for 2024. The Company matches 125% of the first 6% of employee salary deferrals. An employee must complete a year of service before being

Executive Compensation • 2025 Proxy Statement | Humana	71

eligible for the Company’s match. Accruals under the Humana Retirement Equalization Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Humana Retirement Equalization Plan allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Humana Retirement Equalization Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a change in control of the Company. Distribution of benefits may take the form of a lump sum payment or periodic installments not to exceed twenty (20) years — if the Humana Retirement Equalization Plan balance exceeds $100,000. All of the Named Executive Officers, except Mr. Broussard (who elected installments for 10 years following termination) and Mr. Renaudin (who elected installments for 2 years following termination), eligible for a contribution under the Humana Retirement Equalization Plan in 2024 will receive a lump sum payment upon termination.

We also maintain a Humana Deferred Compensation Plan, which is designed to provide certain key employees of the Company and its subsidiaries with the opportunity to defer receipt of a portion of certain incentive compensation to which they may become entitled while the plan is in effect. The Humana Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that is maintained for the purpose of allowing deferred compensation to certain highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, whose annual rate of base compensation exceeds the limitation provided in IRS Code Section 401(a)(17) for the plan year. For 2024, participants may elect to have the payment of up to 80% of his or her incentive compensation for a plan year deferred pursuant to the Humana Deferred Compensation Plan; provided, that such amount must be equal to or greater than $25,000. If a participant’s deferral election results in a deferral amount of less than $25,000, then the deferral amount shall be zero. Deferral elections under the Humana Deferred Compensation Plan are made annually and are irrevocable. The deferral account accrues interest using the established two-year U.S. Treasury note rate. Distributions from the Humana Deferred Compensation Plan are distributable upon the payment commencement date, as determined upon the participant’s deferral election, which may be (i) the date that is six months following the date of the participant’s separation from the Company; (ii) a date specified by the participant in his or her deferral election; or (iii) the earlier of either the date that is six months following the date of (i) or (ii). Distributions may take the form of a lump sum payment or periodic installments (quarterly or annually) not to exceed ten (10) years — if the deferral balance is less than $100,000, then payment will be made in lump sum regardless of the participant’s election. During 2024, none of our Named Executive Officers participated in the Humana Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control of the Company

In accordance with our past disclosure practice, the table and footnotes below disclose amounts payable to our Named Executive Officers under various scenarios had such occurred as of December 31, 2024. The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a change in control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a change in control. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table. The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination $	Involuntary Termination without Cause(1) $	Involuntary Termination for Cause $	Retirement(5) $	Death or Disability(2) $	Change in Control(3) $

James A. Rechtin

• Severance	0	7,500,000	0	0	0	9,375,000

• Life, Health & Other Benefits(6)	0	0	0	0	0	59,200

• Stock Options (accelerated)(2)	0	0	0	0	0	0

• Restricted Stock Units (accelerated)(2)	0	0	0	0	4,436,522	4,436,522

• Subtotal: Termination Related Payments	0	7,500,000	0	0	4,436,522	13,870,722

• Stock Options (vested)(2)	0	0	0	0	0	0

• Supplemental Retirement Plan(4)	0	0	0	0	0	0

Subtotal: Currently Vested Amounts	0	0	0	0	0	0

• Mr. Rechtin’s Totals	0	7,500,000	0	0	4,436,522	13,870,722

72	Humana | 2025 Proxy Statement • Executive Compensation

Name and Form of Payment	Voluntary Termination $	Involuntary Termination without Cause(1) $	Involuntary Termination for Cause $	Retirement(5) $	Death or Disability(2) $	Change in Control(3) $

David E. Dintenfass

• Severance	0	1,050,000	0	0	0	2,800,000

• Life, Health & Other Benefits(6)	0	0	0	0	0	54,655

• Stock Options (accelerated)(2)	0	0	0	0	0	0

• Restricted Stock Units (accelerated)(2)	0	0	0	0	4,126,650	4,126,650

• Subtotal: Termination Related Payments	0	1,050,000	0	0	4,126,650	6,981,305

• Stock Options (vested)(2)	0	0	0	0	0	0

• Supplemental Retirement Plan(4)	0	0	0	0	0	0

Subtotal: Currently Vested Amounts	0	0	0	0	0	0

• Mr. Dintenfass’s Totals	0	1,050,000	0	0	4,126,650	6,981,305

Sanjay K. Shetty, M.D.

• Severance	0	1,050,000	0	0	0	2,800,000

• Life, Health & Other Benefits(6)	0	0	0	0	0	9,901

• Stock Options (accelerated)(2)	0	0	0	0	0	0

• Restricted Stock Units (accelerated)(2)	0	0	0	0	3,088,444	3,088,444

• Subtotal: Termination Related Payments	0	1,050,000	0	0	3,088,444	5,898,345

• Stock Options (vested)(2)	0	0	0	0	0	0

• Supplemental Retirement Plan(4)	26,236	26,236	26,236	26,236	26,236	26,236

Subtotal: Currently Vested Amounts	26,236	26,236	26,236	26,236	26,236	26,236

• Dr. Shetty’s Totals	26,236	1,076,236	26,236	26,236	3,114,680	5,924,581

George Renaudin II

• Severance	0	1,125,000	0	0	0	3,300,000

• Life, Health & Other Benefits(6)	0	0	0	0	0	56,142

• Stock Options (accelerated)(2)	0	0	0	0	0	0

• Restricted Stock Units (accelerated)(2)	0	0	0	0	3,617,811	3,617,811

• Subtotal: Termination Related Payments	0	1,125,000	0	0	3,617,811	6,973,953

• Stock Options (vested)(2)	0	0	0	0	0	0

• Supplemental Retirement Plan(4)	1,026,834	1,026,834	1,026,834	1,026,834	1,026,834	1,026,834

Subtotal: Currently Vested Amounts	1,026,834	1,026,834	1,026,834	1,026,834	1,026,834	1,026,834

• Mr. Renaudin’s Totals	1,026,834	2,151,834	1,026,834	1,026,834	4,644,645	8,000,787

(1) Severance Policy

We have a Severance Policy that covers all of our Named Executive Officers, or NEOs. Under the Severance Policy our NEOs, if involuntarily terminated for reasons not meeting the definition of Cause, would receive salary continuation during the Severance Period (24 months for the CEO; eighteen (18) months for other NEOs) following the termination date at their respective Severance Rate. The Severance Rate for all NEOs is equal to their then current Annual Base Salary, with the CEO’s Severance Rate also including the target annual incentive compensation calculated as if goals had been met during the Company’s then-current fiscal year, pursuant to the relevant incentive compensation plan. All other terminated Named Executive Officers would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. The calculations in the table assume a December 31, 2024 termination and the prior payment in full of incentive compensation earned in the year of termination, such that the incentive compensation payment in connection with an involuntary termination without cause is $0.

Under the terms of the Severance Policy, each Named Executive Officer is required to enter into a written agreement containing certain restrictive covenants, including, non-compete and non-solicitation provisions as well as provisions relating to non-disparagement and cooperation, in each case for the duration of the applicable Severance Period.

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(2) Stock Option and Restricted Stock Unit Agreements

At December 31, 2024, the NEOs have stock options and restricted stock units (with both time-based and performance-based vesting) outstanding under our Stock Plan. The treatment of these equity awards will vary depending upon the nature of the termination. The amounts disclosed in the table assume treatment of stock options and restricted stock units based on the December 31, 2024 fair market value of $254.93.

Voluntary Termination. Under the Stock Plan, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each NEO would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options held by our NEOs would be forfeited. Any unvested restricted stock units held by our NEOs would also be forfeited upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested restricted stock units shall immediately lapse upon such termination.

Involuntary Termination Without Cause. Under the Stock Plan, upon an involuntary termination by the Company for reasons other than Cause, each NEO would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options held by our NEOs would be forfeited. Any unvested restricted stock units held by our NEOs would also be forfeited. In addition, our equity grant agreements contain non-compete and non-solicit provisions that only remain in full force and effect following an involuntary termination by the Company for reasons other than Cause if we pay an amount at least equal to the NEO’s then current annual base salary. Any such amounts that could be paid post-termination to enforce non-compete and non-solicit provisions are not included in the table above.

Involuntary Termination for Cause. Under the Stock Plan, in the event of termination for Cause, all options and unvested restricted stock units are forfeited for all NEOs, regardless of whether the options are vested. Under the Stock Plan, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

Retirement. Under the Stock Plan, an eligible Retirement means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. In the event of an eligible Retirement by a NEO, any outstanding options and restricted stock units will vest pro rata on the next scheduled vesting date, and any remaining outstanding options or restricted stock units would then be forfeited.

Death or Disability. Under the Stock Plan, in the event of death or Disability of a NEO, all outstanding options shall become immediately exercisable in full and the NEO, or his estate or representative shall have two years to exercise the options regardless of the expiration date. Under the Stock Plan, in the event of death or Disability of a NEO, any unvested restricted stock units shall immediately vest, and any unvested Shares of performance-based restricted stock units will vest at the target level.

Change in Control. Under the Stock Plan, in the event of a termination other than for Cause or resignation for Good Reason within two years following a Change in Control, (x) all outstanding options shall become immediately exercisable in full and the NEO shall have two years to exercise the options, but in no event beyond the expiration date, and (y) any unvested restricted stock units shall immediately vest, and any unvested Shares of performance-based restricted stock units will vest at the target level.

(3) Change in Control Policy and Benefits

We have a Change in Control Policy (CIC Policy), as adopted by the Organization & Compensation Committee. For the period ended December 31, 2024, all of our NEOs, including the CEO were eligible under the CIC Policy. The CIC Policy provides certain benefits in the event an eligible employee’s employment is terminated by the Company without Cause or by the employee with Good Reason within twenty-four months following a Change in Control, or by the Company without Cause under certain circumstances prior to a Change in Control. The table assumes treatment of each NEO under the CIC Policy.

Under the CIC Policy for the period ended December 31, 2024, NEOs would be entitled to receive a Cash Severance equal to twice the sum of each individual’s Annual Base Salary, excluding the CEO whose Cash Severance is equal to two and one-half times Annual Base Salary, as well as the target incentive compensation payable to him or her. Assuming a Change in Control and subsequent termination event had occurred at December 31, 2024, the payments set forth in the table above would have been made within fifteen business days of the termination event (or such later date as may be required by Section 409A) by the surviving company in the Change in Control. See the discussion herein under Note 2 regarding Change in Control treatment of equity compensation.

Further, under the CIC Policy, each NEO is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the NEO and/or the NEO’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue for 18 months following termination. These benefits are valued at the amounts listed in the table above for the applicable period.

74	Humana | 2025 Proxy Statement • Executive Compensation

Pursuant to our long-standing Company policy, the CIC Policy does not include an excise tax gross-up provision with respect to payments contingent upon a change in control.

(4) Pension and Retirement Plans

In the event of termination, each NEO would receive their account balance under the Humana Retirement Equalization Plan and the Humana Deferred Compensation Plan, as disclosed in the Nonqualified Deferred Compensation table, together with their Humana Retirement Savings Plan benefit. The Humana Retirement Savings Plan is a qualified 401(k) plan generally available to all Humana associates.

The Humana Retirement Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary.

At December 31, 2024, the account balances under the Humana Retirement Savings Plan — which include both the individual’s contribution and the Company’s contributions — for the NEOs are as follows (which amounts are not included in the table above):

James A. Rechtin	$24,368

David E. Dintenfass	$11,608

Sanjay K. Shetty, M.D.	$77,173

George Renaudin II	$3,013,173

(5) Retirement

As noted above, under the Stock Plan, the definition of retirement eligibility means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. For additional information on the stock options and restricted stock units held by each of our NEOs, please refer to the table titled, “Outstanding Equity Awards at Fiscal Year End” in this proxy statement. The table above does not include amounts that would be realized from continued vesting of stock option and restricted stock unit awards.

(6) Life, Health and Other Benefits

Upon termination (other than a termination in connection with a Change in Control as described above), all officers elected by our Board of Directors, including our NEOs, are eligible for continuation of health and dental coverage pursuant to COBRA. Such coverage is not included in the table above (except for a Change in Control, where a two-year expense for health benefits is included, assuming a 10% increase in premiums year over year).

In the event of death, the estate of each NEO is entitled to receive a life insurance benefit in the amount of three times the current base salary of the officer (up to a maximum of $3 million), reduced by 50% when the age of 70 has been attained. As of December 31, 2024, the amount payable under such death benefit, which is not included in the table above, is as follows for our NEOs:

James A. Rechtin	$3,000,000

David E. Dintenfass	$2,100,000

Sanjay K. Shetty, M.D.	$2,100,000

George Renaudin II	$2,250,000

(7) Mr. Broussard’s Transition Agreement

In connection with his transition from the role of Chief Executive Officer, Mr. Broussard entered into an agreement (the “Broussard Agreement”) under which he agreed to continue to provide strategic advisory services after his transition date until March 1, 2025 (the “Transition Period”), and thereafter transition to the Company’s variable staffing pool (temporary worker status) until March 1, 2026 (the “VSP Period”). During the Transition Period, Mr. Broussard continued to receive his existing base salary, annual incentive plan opportunity and benefits, except that his base salary was reduced to $750,000 per year effective October 1, 2024. While in variable staffing pool status, Mr. Broussard will (i) continue to serve on the Board of Directors of the Humana Foundation, the Company’s philanthropic arm, (ii) provide strategic advisory services to the Foundation, including with respect to the on-going partnership with the Trust for the National Mall to promote the wellness benefits of outdoor activity and the National Mall as a source of health equity, and (iii) provide general strategic advice to the company, including with respect to public policy and talent development. While in variable staffing pool status, Mr. Broussard

Executive Compensation • 2025 Proxy Statement | Humana	75

will not receive a salary, but will be paid an hourly rate for any work performed for the company but not for the Humana Foundation. Under the Broussard Agreement, Mr. Broussard will not receive any additional compensation or benefits, other than continued vesting of equity in accordance with applicable provisions under the company’s stock incentive plan, and other existing compensation and benefits programs generally available to the company’s associates, including variable staffing pool associates.

(8) Ms. Diamond’s Transition Agreement

In connection with her transition from the role of Chief Financial Officer, Ms. Diamond entered into an agreement with the Company (the “Diamond Agreement”), under which she agreed to continue to provide strategic advisory services after the Transition Date until December 31, 2025 (the “Transition Period”), and thereafter transition to the Company’s variable staffing pool (temporary worker status) until March 1, 2027 (the “VSP Period”). During the Transition Period, Ms. Diamond will continue to receive her current base salary, annual incentive plan opportunity and benefits. During the VSP Period, Ms. Diamond will not receive a salary, but will be paid an hourly rate for any work performed for the Company, including: (i) continuing to serve on the boards of various joint venture and minority investment companies in the Company’s investment portfolio, (ii) advising the Company’s business teams as requested regarding ongoing operational and regulatory matters, including participating in public policy matters, and (iii) serving as a strategic consultant to the Company to assist in the transition. Under the Diamond Agreement, Ms. Diamond will not receive any additional compensation or benefits, other than continued vesting of equity in accordance with applicable provisions under the Company’s stock incentive plan, and other existing compensation and benefits programs generally available to the Company’s associates, including variable staffing pool associates.

CEO Pay Ratio

As detailed further within the “Human Capital Management” section of this proxy statement, our associates’ total compensation may include base pay, incentive pay, overtime and other supplemental pay. We regularly review associate compensation and conduct benchmarking of our pay to the external market where we compete for talent, along with internal reviews of associate pay compared to those doing similar work in similar capacities across the Company — all to ensure we are competitive and aligned with industry standards. With respect to our CEO and other Named Executive Officers, as discussed further within the “Compensation Discussion and Analysis” section of this proxy statement, the Organization & Compensation Committee believes that current levels of compensation are appropriate based on the Committee’s multifaceted review.

Methodology Considerations

Our 2024 CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Outlined below is the process that was applied for identifying our median employee (or median associate) for our comparative compensation analysis of the median associate to our CEO.

Associate Population and Median Associate

We identified the median associate using 64,063 global full-time, part-time, temporary and seasonal associates employed as of December 31, 2024, which excludes approximately 519 associates who joined us during 2024 as a result of acquisitions and business combinations, as well as 1,094 associates from the Dominican Republic (representing less than 5% of our associate base) in accordance with SEC rules.

To identify the median associate within our associate population, we reviewed W-2 statements for the period ended December 31, 2024, and consistently applied these earnings as the compensation measure, except for the addition of the final 2024 Associate Incentive Plan (AIP) payment to our median associate, which is earned in 2024 but payable during 2025. We then calculated our median associate’s compensation in the same manner as the Named Executive Officers in the Summary Compensation Table.

CEO Assessment

For the purpose of calculating our Chief Executive Officer’s total annual compensation used to determine our CEO pay ratio, as permitted by SEC rules, we selected the compensation of Mr. Rechtin, who became our Chief Executive Officer on July 1, 2024, and was serving in the role as Chief Executive Officer on December 31, 2024, the determination date for identifying our median associate. We then annualized the compensation disclosed for Mr. Rechtin in the Summary Compensation Table by (i) assuming that Mr. Rechtin received Salary payments of $1,250,000 in 2024, his annual base salary as of December 31, 2024; (ii) assuming that Mr. Rechtin received Non-Equity Incentive Plan Compensation of $2,375,000, which represents the AIP payment that Mr. Rechtin would have received under the formula discussed within the “Compensation Discussion and Analysis” section of this proxy statement if Mr. Rechtin’s base salary had been $1,250,000 for all of 2024; and (iii) holding all other elements of compensation constant, as they would not have been impacted had Mr. Rechtin served as our CEO for all of 2024.

76	Humana | 2025 Proxy Statement • Executive Compensation

CEO Pay Ratio Calculation
Applying the above methodologies, our CEO Pay Ratio is calculated as follows:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Compensation ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James A. Rechtin (1) Chief Executive Officer	2024	1,250,000	—	11,813,462	2,375,000	—	716,768	16,155,230

Median Employee	2024	76,621	—	—	4,469	—	1,688	82,778

							Pay Ratio	195:1

(1)	For more information regarding Mr. Rechtin’s compensation, refer to the Summary Compensation Table and corresponding footnotes in this proxy statement.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K
(the “PvP Rules”), we are providing the following: (1) tabular compensation and performance disclosure for 2020, 2021, 2022, 2023 and 2024; (2) an unranked list of three performance measures that the Company considers to be its most important measures used to align compensation actually paid to the NEOs for 2024 to Company performance; and (3) additional disclosure relative to the relationship between the “Compensation Actually Paid” (“CAP”) set forth in the Pay versus Performance Table and each of the performance metrics set forth in the Pay versus Performance Table and between the Company’s and the Peer Group TSR, in each case over 2020-2024.
For further information concerning Humana’s variable
pay-for-performance
philosophy and how Humana aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis.”
Pay Versus Performance Table
Pursuant to the PvP Rules, the Pay versus Performance Table (set forth below) is required to include for each year the CAP to the CEO (including, for 2024, both CEOs) and the average CAP for non-CEO
named executive officers. CAP represents a calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, as well as from the way in which the Organization and Compensation Committee views annual compensation decisions, as discussed in the Compensation Discussion and Analysis. For example, the CAP calculation for a given year includes the change in fair value of multiple years of equity grants that are outstanding and unvested during the year, whereas the Summary Compensation Table calculation includes only the grant date fair value of equity awards that are granted during the year. These differences result in a CAP calculation that may be higher or lower than the corresponding Summary Compensation Table calculation, and that also may be more significantly impacted by changes in stock price. It is also important to note that outstanding equity awards may be represented in more than one year of the Pay versus Performance Table.

Executive Compensation • 2025 Proxy Statement | Humana	77

Equity grants (performance-based restricted stock units, restricted stock units and stock options) constitute a meaningful portion of compensation for the CEOs and other NEOs. The value of equity grants will not be realized before applicable restriction periods and/or conditions lapse (including, with respect to the performance-based restricted stock units, the achievement of pre-determined
performance goals) and the ultimate value of such awards is subject to changes in stock price. While each participant was awarded a target number of performance-based restricted stock units, the actual number of performance-based restricted stock units earned could vary from zero (0) up to two (2) times target, if performance objectives are meaningfully exceeded, and no participant will receive any portion of performance-based restricted stock units if the threshold performance objectives are not met.

Year	Summary Compensation Table Total for		Compensation Actually Paid to		Average Summary Compensation Table Total for	Average Compensation Actually Paid to	Value of Initial Fixed $100 Investment Based On:
	PEO 1 ($) (1) (b)(1)	PEO 2 ($) (1) (b)(1)	PEO 1 ($) (2) (c)(1)	PEO 2 ($) (2) (c)(2)	Non-PEO NEOs ($) (3) (d)	Non-PEO NEOs ($) (4) (e)	Total Shareholder Return ($) (5) (f)	Peer Total Shareholder Return ($) (6) (g)	Net Income ($mm) (7) (h)	Adjusted EPS ($) (8) (i)

2024	15,579,477	12,057,164	9,229,775	184,356	10,066,604	6,262,690	72	126	1,124	16.21

2023		16,327,384		(37,708)	3,866,828	1,654,500	128	136	2,484	26.09

2022		17,198,844		30,353,498	4,154,126	6,537,728	143	137	2,802	25.24

2021		16,528,036		25,833,960	4,111,051	5,872,201	128	147	2,934	20.64

2020		16,489,639		28,417,233	4,102,566	6,516,350	113	118	3,367	18.75

(1)
The dollar amounts reported in column (b)(1) are the amounts of total compensation reported for Mr. Rechtin (PEO 1) (our current President and Chief Executive Officer) and the dollar amounts reported in column (b)(2) are the amounts of total compensation reported for Mr. Broussard (PEO 2) (our former Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table” in the proxy statement.

(2)
The dollar amounts reported in column (c)(1) represent the amount of CAP to Mr. Rechtin and the dollar amounts reported in column (c)(2) represent the amount of CAP to Mr. Broussard, as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Rechtin or Mr. Broussard during the applicable year. In accordance with the requirements of PvP Rules, the following adjustments were made to each PEO’s total compensation for the most recent fiscal year to determine the applicable PEO’s CAP:

Year	Summary Compensation Table Total ($)	Equity Deductions from SCT Total (a) ($)	Equity Additions to SCT Total (b) ($)	Pension Deductions / Additions to SCT Total ($)	Compensation Actually Paid ($)

2024 PEO 1 (2)	15,579,477	11,813,462	5,463,761	N/A	9,229,775

2024 PEO 2 (2)	12,057,164	8,000,037	(3,872,771)	N/A	184,356

(a)
The amounts in this column represent the grant date fair value of equity-based awards granted during each year. Pursuant to the requirements of Item 402(c)(2)(v) and (vi) of Regulation
S-K,
the Summary Compensation Table is required to include only those equity awards granted during
the particular year. These equity awards are generally made in the first quarter of the year.

78	Humana | 2025 Proxy Statement • Executive Compensation

(b)
The equity award adjustments for the most recent fiscal year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the most recent fiscal year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the most recent fiscal year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the most recent fiscal year; (iii) for awards that are granted and vest in the most recent fiscal year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the most recent fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the most recent fiscal year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the most recent fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the most recent fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2024 PEO 1	5,090,398	0	0	369,750	0	3,613	5,463,761

2024 PEO 2	3,684,884	(5,920,494)	(3,878,125)	1,972,904	0	268,060	(3,872,771)

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Messrs. Rechtin and Broussard) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Messrs. Rechtin and Broussard) included for purposes of calculating the average amounts in each applicable year are (a) 2024, Susan M. Diamond, David E. Dintenfass, Sanjay K. Shetty, and George Renaudin II; (b) for 2023, Susan M. Diamond, Sanjay K. Shetty, Joseph C. Ventura, and George Renaudin II; (c) for 2022, Susan M. Diamond, T. Alan Wheatley, Timothy S. Huval, and Joseph C. Ventura; (d) for 2021, Susan M. Diamond, Brian A. Kane, T. Alan Wheatley, Timothy S. Huval, and William K. Fleming; and (e) for 2020, Brian A. Kane, T. Alan Wheatley, Timothy S. Huval, and William K. Fleming.

(4)
The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding Messrs. Rechtin and Broussard), as computed in accordance with the PvP Rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Messrs. Rechtin and Broussard) during the applicable year. In accordance with the requirements of the PvP Rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding Messrs. Rechtin and Broussard) for the most recent fiscal year to determine the CAP, using the same methodology described above in Note 2:

Year	Summary Compensation Table Total ($)	Equity Deductions from SCT Total ($)	Equity Additions to SCT Total ($)	Pension Deductions / Additions to SCT Total ($)	Compensation Actually Paid ($)

2024 (3)	10,066,604	6,908,469	3,104,556	N/A	6,262,690

The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2024	3,821,890	(597,655)	(316,559)	177,132	0	19,747	3,104,556

Executive Compensation • 2025 Proxy Statement | Humana	79

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Dow Jones U.S. Select Health Care Providers Total Return Index.

(7)
The dollar amounts reported represent the amount of Net Income reflected in the Company’s audited financial statements for the applicable year. While the Company does not use net income as a performance measure in its executive compensation program, the measure of net income is correlated with the measure Adjusted ROIC, which the company does use when setting goals in the Company’s long-term incentive compensation program.

(8)
Adjusted EPS is defined at page
A-III-1
of this proxy statement, under “Annex I - Reconciliation of
Non-GAAP
Financial Measure.” While the Company uses numerous financial and non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EPS is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link CAP to the company’s NEOs, for the most recently completed fiscal year, to company performance.

Pay Versus Performance Table
As described in greater detail in the Compensation Discussion and Analysis set forth in this proxy statement, the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders.
The three performance measures listed below represent an unranked list of the “most important” performance measures that Humana used to align CAP to the NEOs for 2024 and company performance. While these financial measures are the most important measures the company used to align CAP to the NEOs for 2024 and company performance, additional financial and other measures were also used to align pay and performance, as further described in the Compensation Discussion and Analysis section of this proxy statement.
The most important performance measures are:

•	Adjusted Earnings Per Share

•	Adjusted Return on Invested Capital

•	Relative Total Shareholder Return
These financial quantitative measures generally reflect those used internally to measure our performance and externally to report to investors, and we believe that, taken together, they provide a holistic measure of Company growth, shareholder value and overall financial performance. As noted above, we have deemed Adjusted EPS as the “most important” financial measure used to link our NEO’s compensation with performance and, as previously disclosed, it is being used as our Company Selected Measure. For more detail on these measures and why we believe that they are important in structuring our incentive compensation programs and linking pay with performance, please see the discussion under “Plan Design and Performance Measures” in this proxy statement.

80	Humana | 2025 Proxy Statement • Executive Compensation

Analysis of the Information Presented in the Pay Versus Performance Table
While Humana uses several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance Table set forth herein. Moreover, Humana generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with PvP Rules) for a particular year. In accordance with the PvP Rules, Humana is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.
Compensation Actually Paid and Adjusted EPS
The following graphs depict the relationship between EPS and CAP to Humana’s CEOs and the NEOs, respectively.

Compensation Actually Paid and Net Income
The following graphs depict the relationship between Net Income and CAP to Humana’s CEOs and the NEOs, respectively.

Compensation Actually Paid and Relative TSR
The following graphs depict the relationship between TSR and CAP to Humana’s CEOs and the NEOs, respectively.

Executive Compensation • 2025 Proxy Statement | Humana	81

Certain Transactions with Management and Others

The Board of Directors has determined that there are no material transactions involving a current director or director nominee of the Company. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has reviewed the following transactions involving executive officers and a 5% or greater stockholder:

•

The Johns Hopkins Hospital. The Company had a business relationship with The Johns Hopkins Hospital healthcare system, of which an immediate family member of our executive officer James A. Rechtin is employed. The Johns Hopkins Hospital is a provider in our network for which we paid approximately $17.81 million in medical claims during 2024, which is an amount that is comparable to non-affiliated providers for the provision of similar services. The amount paid is not material to the Company and does not represent a direct or indirect material interest to Mr. Rechtin.

•

U.S. Anesthesia Partners. The Company had a business relationship with U.S. Anesthesia Partners, of which an immediate family member of our executive officer James A. Rechtin is employed. U.S. Anesthesia Partners is a provider in our network for which we paid approximately $24.66 million in medical claims during 2024, which is an amount that is comparable to non-affiliated providers for the provision of similar services. The amount paid is not material to the Company and does not represent a direct or indirect material interest to Mr. Rechtin.

•

Wentworth Douglas Hospital. The Company had a business relationship with Wentworth Douglas Hospital, of which an immediate family member of our executive officer Sanjay K. Shetty, M.D. is employed. Wentworth Douglas Hospital is a provider in our network for which we paid approximately $7 million in medical claims during 2024, which is an amount that is comparable to non-affiliated providers for the provision of similar services. The amount paid is not material to the Company and does not represent a direct or indirect material interest to Dr. Shetty.

•

BlackRock, Inc. During 2024, the Company had an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2024. Under this agreement, BlackRock provided fixed income investment management services to the Company, for which the Company paid approximately $6.16 million in fees for the year ended December 31, 2024. The fees were determined solely on the amount of assets under management, and, to our knowledge, were comparable to those of non-affiliated customers.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our website. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “Corporate Governance,” and then click on the link titled “Policy Regarding Related Person Transactions.” Pursuant to that policy, our Board of Directors has approved the continuation for 2025 of the above-described relationships.

82	Humana | 2025 Proxy Statement • Certain Transactions with Management and Others

Audit Committee Report

Our Audit Committee currently is comprised of four directors. All members are independent and are financially literate as defined in the NYSE listing standards. The Board of Directors has determined that Messrs. D’Amelio and Garratt and Dr. Bono each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

As set forth in its Charter, our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attestation services. The Audit Committee has retained PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for fiscal year 2025. PwC has been retained as the Company’s independent registered public accounting firm continuously since 1968.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024, with Humana’s management and its independent registered public accounting firm, PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has discussed with PwC its independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

During 2024, the Audit Committee met independently with our Chief Audit Officer, our Chief Risk Officer, our Chief Compliance Officer, key members of management, and PwC regarding our business, current and planned audit activities, and risks that could impact the Company and management actions to mitigate those risks. The Audit Committee, in consultation with management, Internal Audit, and PwC, reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the listing standards of the NYSE regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31

	2024	2023

Audit Fees	$7,182,000	$7,703,000

Audit Related Fees	$1,740,000	$1,461,500

Tax Fees	$217,107	$170,566

All Other Fees	$352,000	$600,900

TOTAL	$9,491,107	$9,935,966

•

Audit Fees include activities relating to the audit of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate Company audits, work performed in connection with registration statements, and consultations related to miscellaneous SEC and financial reporting matters.

•

Audit Related Fees include other assurance and related services including the audits of our employee benefit plans, Service Organization Controls (SOC) reports and other mandated regulatory and compliance attestation services. No amounts were paid for financial systems design and implementation.

•	Tax Fees include activities relating to tax compliance, consultation and support services.

•	All Other Fees include activities related to advisory services and the annual renewal of software licenses.

Audit Committee Report • 2025 Proxy Statement | Humana	83

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present, and, in fact, met with the internal auditors and with PwC with and without management present in connection with each regularly scheduled Board of Directors meeting in 2024.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

•	related assurance and attestation services;

•	risk and control services;

•	transaction services; and

•	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2024.

All members of the Audit Committee of the Company whose names follow submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chair

Raquel C. Bono, M.D.

John W. Garratt

Marcy S. Klevorn

84	Humana | 2025 Proxy Statement • Audit Committee Report

Proposal Two

Ratification of Appointment of Independent Registered Public Accounting Firm

Background

The Board of Directors, in accordance with the recommendation of its Audit Committee, believes that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders, and therefore has appointed PwC to audit the consolidated financial statements of the Company for the year ending December 31, 2025. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives.

We are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2026. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on this the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions and Shares not present at the meeting have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers and other NYSE member organizations have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal Two • 2025 Proxy Statement | Humana	85

Proposal Three

Non-Binding Advisory Vote with Respect to the Compensation of the Company’s Named Executive Officers

Background

The Dodd-Frank Act requires that we include in our proxy statement a non-binding advisory stockholder vote with respect to the frequency of future advisory votes regarding the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement (commonly referred to as “Say-on-Pay”).

At our 2023 Annual Meeting, held on April 20, 2023, our stockholders recommended an annual Say-on-Pay vote, and our Board of Directors subsequently adopted that recommendation. In 2025, we are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this proxy statement. As discussed in those disclosures, our philosophy is that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders, with an emphasis on pay for performance principles to align the interests of our Named Executive Officers with those of our stockholders. Our compensation practices and policies enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal Three is an advisory one, and therefore is not binding on the Company, the Organization & Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders and intend to consider any stockholder concerns evidenced by this vote. We will continue to evaluate and disclose whether any actions are necessary to address those concerns.

Vote Required and Recommendation of the Board of Directors

This proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on this proposal for the approval of the non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers. Abstentions, Shares not present at the meeting and broker non-votes have no effect on the approval of this non-binding advisory vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares will not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

86	Humana | 2025 Proxy Statement • Proposal Three

Frequently Asked Questions

Why am I receiving this proxy statement?

You are receiving a proxy statement because you owned Humana Inc. common stock, which we refer to as Shares, as of Thursday, February 28, 2025, which we refer to as the Record Date, and that entitles you to vote at the Annual Meeting. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2025 Annual Meeting of Stockholders. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote, whether or not you attend the meeting.

This proxy statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose when we solicit your proxy.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 17, 2025, at 1:00 p.m., Eastern Time, via live audio webcast and will be accessible at www.virtualshareholdermeeting.com/HUM2025.

Who is entitled to vote?

Anyone who owns Shares, as of the close of business on February 28, 2025, the Record Date, is entitled to vote at the Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason. As of the Record Date, 120,692,633 Shares were outstanding and entitled to vote. Each Share is entitled to one vote on each of the matters to be considered at the Annual Meeting.

Frequently Asked Questions • 2025 Proxy Statement | Humana	87

What will I be voting on?

•	Election of the eleven (11) director nominees named in this proxy statement to serve on the Board of Directors of the Company;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024; and

•	A non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

How does the Board recommend I vote on each proposal?

The Board recommends that you vote your Shares as follows:

•	FOR the election of each of the eleven (11) director nominees named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2025; and

•	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

All Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

How do I participate in the Annual Meeting?

This year’s Annual Meeting will be held in a virtual format through a live audio webcast. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the meeting. Stockholders who attend virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Accordingly, as stockholders, you will be able to listen, submit your questions and vote your shares online regardless of location. The Company will provide Rules of Conduct which can be obtained at www.proxyvote.com after logging in with your unique 16-digit control number provided on your Notice of Internet Availability of Proxy Materials, your proxy card or your voting instruction form that accompanied your proxy materials (your “Control Number”). The Rules of Conduct will be strictly adhered to during the Annual Meeting.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/HUM2025, you must enter your Control Number. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your Control Number. Non-stockholders are welcome to attend the Annual Meeting through the guest log-in at www.virtualshareholdermeeting.com/HUM2025, however guests will not be allowed to participate during the Annual Meeting except as listeners.

A question-and-answer session will be available to stockholders during the Annual Meeting and will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HUM2025. The Company’s Corporate Secretary will review all questions to ensure that those presented for response are in accordance with the Rules of Conduct.

We encourage you to access the Annual Meeting before it begins. Online check-in will begin approximately thirty minutes before the Annual Meeting. Technicians will be available to assist you during that time if you have difficulty accessing the Annual Meeting.

How do I vote?

There are four ways that you can vote your Shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)

By Internet. The website for voting is www.proxyvote.com. In order to vote on the Internet, you need the Control Number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, April 16, 2025, the day before the Annual Meeting. Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

88	Humana | 2025 Proxy Statement • Frequently Asked Questions

2)

By Telephone. If you are a registered holder in the United States or Canada, you may call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, April 16 2025, the day before the Annual Meeting. In order to vote by telephone, you need the Control Number on your proxy card. Each stockholder has a unique Control Number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)

By Mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 12:00 p.m., Eastern Time, on Friday, April 11, 2025. If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m., Eastern Time, on Wednesday, April 16, 2025, the day before the Annual Meeting.

4)

By Virtual Webcast. Attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/HUM2025 and cast your vote using the webcast voting options. Be aware that you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank, broker or other nominee, you will need to obtain your Control Number in order to vote.

How will my Shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your Shares to be voted, the persons acting under the proxies will vote your Shares as follows:

•	FOR the election of each of the eleven (11) director nominees named in this proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2025; and

•	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice and voting instruction card from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form, by mail or electronically by e-mail, on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes and you may not vote your Shares at the Annual Meeting unless you receive a valid proxy from your brokerage, firm, bank, broker-dealer or other nominee holder.

If you hold Shares through an account with a bank, broker or other nominee and you do not provide voting instructions on your instruction form, your Shares may not be voted by the nominee with respect to certain proposals, including:

•	the election of directors; and

•	the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote Shares for which their customers do not provide voting instructions only on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. However, the proposals listed above are not considered “routine” matters for this purpose, and therefore your Shares will not be voted with respect to such proposals if you do not provide voting instructions on your instruction form.

Frequently Asked Questions • 2025 Proxy Statement | Humana	89

How many votes are required to approve each proposal, what are the effects of abstentions and unmarked proxy cards, and is broker discretionary voting allowed?

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed(2)	Unmarked/Signed Proxy Cards
Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee.(1)	No effect	No	Voted “For” All Directors
Ratification of the appointment of the independent registered public accounting firm	Majority of the votes cast affirmatively or negatively on the proposal	No effect	Yes	Voted “For”
Non-binding advisory vote to approve executive compensation	Majority of the votes cast affirmatively or negatively on the proposal	No effect	No	Voted “For”

(1)

Under the Company’s Majority Vote Policy, following a director’s initial election to our Board of Directors, the director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (a) the director not achieving the requisite stockholder vote at any future meeting at which he or she faces re-election, and (b) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

(2)

If you are a beneficial owner whose Shares are held of record by a broker or other NYSE member organization, you must instruct the broker how to vote your Shares. If you do not provide voting instructions, your Shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A broker non-vote will not affect the outcome of the vote for the matters being presented for action at the Annual Meeting, because they are not considered to be votes cast.

What is a “broker non-vote”?

A broker non-vote occurs when a broker or other NYSE member organization holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares may not be voted with respect to certain proposals, including the proposals listed above that are not considered routine.

What is a “quorum”?

A “quorum” is a majority of the issued and outstanding Shares entitled to vote at the Annual Meeting. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan?

If you have an interest in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan on the Record Date, you may vote. Under the Humana Retirement Savings Plan and the Humana Puerto Rico Retirement

90	Humana | 2025 Proxy Statement • Frequently Asked Questions

Savings Plan, your voting rights are based on your interest, or the amount of money you and the Company have invested in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee for the applicable plan. If your voting instructions are received by 11:59 p.m., Eastern Time, on Wednesday, April 9, 2025, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them later than that time), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement Savings Plan, or the Humana Puerto Rico Retirement Savings Plan, as applicable, are actually voted by the other participants in the applicable plan.

You must provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. Please note that you cannot vote during the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan, as applicable.

Who will count the votes?

Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Additionally, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

How do I change my vote or revoke my proxy?

You have the right to change your vote or revoke your proxy at any time before the Annual Meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supersede any prior vote you made regardless of how that vote was made):

1)	Virtually — you may attend the virtual webcast of the Annual Meeting and submit your vote;

2)	By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

3)	By Telephone — simply enter your Control Number and resubmit your vote — Broadridge will only count the last instructions; or

4)

By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717, submit another properly signed proxy with a more recent date. For written notices you must include the Control Number that is printed on the upper portion of your proxy card.

What is the due date for stockholder proposals for the Company’s 2026 Annual Meeting?

Stockholders may present proposals for consideration at future Annual Meetings of Stockholders in accordance with the specific provisions in our Bylaws. Stockholder proposals as permitted by SEC Rule 14a-8 for inclusion in our proxy materials relating to the 2026 Annual Meeting, must be submitted to the Corporate Secretary in writing no later than November 7, 2025.

For a stockholder proposal other than a proposal in accordance with SEC Rule 14a-8 to be properly submitted for consideration at our 2026 Annual Meeting, our Corporate Secretary must receive the stockholder’s written notice of intention to submit the proposal at our corporate headquarters between 9:00 a.m. local time on December 18, 2025, and 5:00 p.m., local time, on January 17, 2026. If the date of our 2026 Annual Meeting is earlier than March 18, 2026 or later than June 16, 2026, for a stockholder proposal notice to be properly submitted for consideration at our 2026 Annual Meeting, our Corporate Secretary must receive the stockholder’s written proposal notice after 9:00 a.m., local time, on the 120th day before the date of our 2026 Annual Meeting and before 5:00 p.m., local time, on the 90th day before the date of our 2026 Annual Meeting. However, if we first publicly announce the date of our 2026 Annual Meeting less than 100 days before to the date of our 2026 Annual Meeting, the deadline for the submission of a written stockholder proposal notice will be 5:00 p.m., local time, on the 10th day following the day on which we first publicly announce the date of our 2026 Annual Meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws.

All proposals must be submitted to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

What is the due date for stockholder nominees for director for the Company’s 2026 Annual Meeting?

Under our Bylaws, for a stockholder director nomination to be properly submitted for consideration at our 2026 Annual Meeting (other than through our proxy access procedures described below), our Corporate Secretary must receive the stockholder’s written notice of

Frequently Asked Questions • 2025 Proxy Statement | Humana	91

nomination at our corporate headquarters between 9:00 a.m. local time on December 18, 2025, and 5:00 p.m., local time, on January 17, 2026. If the date of our 2026 Annual Meeting is earlier than March 18, 2026 or later than June 16, 2026, for a stockholder nomination to be properly submitted for consideration at our 2026 Annual Meeting, our Corporate Secretary must receive the stockholder’s written notice of nomination after 9:00 a.m., local time, on the 120th day before the date of our 2026 Annual Meeting and before 5:00 p.m., local time, on the 90th day before the date of our 2026 Annual Meeting. However, if we first publicly announce the date of our 2026 Annual Meeting less than 100 days before to the date of our 2026 Annual Meeting, the deadline for the submission of a written notice of nomination will be 5:00 p.m., local time, on the 10th day following the day on which we first publicly announce the date of our 2026 Annual Meeting. For a stockholder’s written notice of nomination to be properly submitted, it must comply with our Bylaws and include all of the information required by our Bylaws, including the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this proxy statement, and must be sent to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

In addition, our Bylaws provide for proxy access. One or more stockholder may nominate candidates for election to our Board of Directors and include those nominees in our 2026 proxy materials so long as the stockholder(s) and the nominee(s) satisfy the terms, conditions and requirements for proxy access specified in our Bylaws. The key parameters are:

•	Minimum Ownership Threshold: the nominating stockholder(s) must own 3% or more of the outstanding Shares;

•	Ownership Duration: those Shares must have been held continuously for at least three years;

•	Nominating Group Size: the nominating stockholder group cannot consist of more than 20 stockholders; and

•	Number of Nominees: appropriate stockholders may nominate the greater of 20% of the number of directors serving on the Board of Directors or 2 nominees.

Under our Bylaws, for a proxy access stockholder nomination to be properly submitted for inclusion in our 2026 proxy materials and consideration at our 2026 Annual Meeting, our Corporate Secretary must receive a written notice of the proxy access nomination at our corporate headquarters between October 8, 2025, and November 7, 2025. For the written notice of proxy access nomination to be properly submitted, it must comply with our Bylaws and include all of the information required by our Bylaws for proxy access, and must be sent to the attention of the Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

May a stockholder present a proposal not included in our Proxy Statement at the April 17, 2025, Annual Meeting?

A stockholder may not present a proposal at the Annual Meeting (a so-called “floor resolution”).

How will Humana solicit votes and who pays for the solicitation?

We have engaged D. F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $17,000 plus expenses. We have also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $347,000 proxy and solicitation material to our stockholders.

How can I obtain additional information about the Company?

Included with this proxy statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2024, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all our other filings with the SEC also may be accessed via the Investor Relations section on our website at www.humana.com. We encourage you to visit our website. From www.humana.com click on “More Humana,” then click on “For Investors,” then click on the “SEC Filings and Financial Reports,” then click on the “Annual Reports” subcategory.

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting. The Form 8-K will also be available on our website. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “SEC Filings and Financial Reports,” and then click on “SEC Filings” subcategory.

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What is “householding”?

“Householding” occurs when a single copy of our Annual Report, proxy statement and Notice is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

Frequently Asked Questions • 2025 Proxy Statement | Humana	93

Incorporation by Reference

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act of 1933, except to the extent that we specifically incorporate such information by reference into any of these future filings.

Additional Information

Our Annual Report on Form 10-K for the year ended December 31, 2024, excluding certain of its exhibits, is included with the transmittal of this proxy statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202.

Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our website at www.humana.com. From the www.humana.com website, click on “More Humana,” then click on “For Investors,” then click on “SEC Filings and Financial Reports,” and then click on “SEC Filings.”

By Order of the Board of Directors,

Joseph M. Ruschell

Vice President, Associate General Counsel &

Corporate Secretary

94	Humana | 2025 Proxy Statement • Incorporation by Reference

Annex I

Reconciliation of Non-GAAP Financial Measure

We have included an Adjusted EPS financial measure (not in accordance with Generally Accepted Accounting Principles (GAAP)) in our proxy statement as we believe that this measure, when presented in conjunction with the corresponding GAAP measure, provides a comprehensive perspective to more accurately compare and analyze our core operating performance over time. Consequently, management uses this non-GAAP (Adjusted) financial measure as a consistent and uniform indicator of the Company’s core business operations from period to period, as well as for planning and decision-making purposes and in determination of incentive compensation. The non-GAAP (Adjusted) financial measure should be considered in addition to, but not as a substitute for, or superior to, the financial measure prepared in accordance with GAAP. We encourage each stockholder to read the full financial analysis for year ended December 31, 2024 contained in our Annual Report on Form 10-K, filed with the SEC on February 20, 2025.

Diluted Earnings Per Common Share (EPS) (unaudited)	FY 2024	FY 2023

GAAP	$9.98	$20.00

Amortization associated with identifiable intangibles	0.50	0.54

Put/call valuation adjustments associated with company’s non-consolidating minority interest investments	2.45	2.57

Impact of exit of employer group commercial medical products business	1.19	0.13

Value creation initiatives	2.33	3.50

Impairment charges	1.65	0.73

Transaction and integration costs	—	(0.38)

Accrued charge related to certain anticipated litigation expenses	—	0.84

Change in fair market value of publicly-traded equity securities	—	(0.01)

Cumulative net tax impact of non-GAAP adjustments	(1.89)	(1.83)

Adjusted (non-GAAP)	$16.21	$26.09

The following items are excluded from the Adjusted (non-GAAP) EPS disclosure as noted above:

•

Amortization associated with identifiable intangibles — Since amortization varies based on the size and timing of acquisition activity, management believes this exclusion provides a more consistent and uniform indicator of performance from period to period.

•

Put/call valuation adjustments associated with Company’s non-consolidating minority interest investments — These amounts are the result of fair value measurements associated with the Company’s Primary Care Organization strategic partnership and are unrelated to the Company’s core business operations.

•

Impact of exit of employer group commercial medical products business — These amounts relate to activity from the exit of the employer group commercial medical products business as announced by Humana on February 23, 2023.

•

Value creation initiatives — These charges relate to the Company’s ongoing initiative to drive additional value for the enterprise through cost saving, productivity initiatives, and value creation from previous investments, and primarily consist of asset impairment and severance charges.

•

Impairment charges — The Company recognized non-cash impairment charges in 2023 and 2024 related to certain indefinite-lived intangible assets based on the Company’s estimate of future financial performance in certain state markets. Additionally, in 2023 the company recognized non-cash impairment charges related to minority ownership investments that were deemed to be unrecoverable based on investment performance.

•

Transaction and integration costs — The transaction and integration costs primarily relate to the acquisition of Kindred at Home in 2021 and the subsequent divestiture of Gentiva (formerly Kindred) Hospice in 2022.

•	Accrued charge related to certain anticipated litigation expenses — This charge relates to certain anticipated expenses the Company has accrued in connection with a legal matter.

•	Change in fair value of publicly-traded equity securities — These gains and losses are a result of market and economic conditions that are unrelated to the Company’s core business operations.

•

Cumulative net tax impact of non-GAAP adjustments — This adjustment represents the cumulative net impact of the corresponding tax benefit or expense related to the aforementioned items excluded from the applicable GAAP measures.

Annex I • 2025 Proxy Statement | Humana	A-I-1

HUMANA INC. 500 WEST MAIN STREET 21ST FLOOR LOUISVILLE, KY 40202 ATTN: JOSEPH M. RUSCHELL

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 16, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HUM2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 16, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V61999-P24548	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HUMANA INC.
The Board of Directors recommends you vote FOR proposals 1, 2, and 3:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Raquel C. Bono, M.D.	☐	☐	☐		For	Against	Abstain

1b. Frank A. D’Amelio	☐	☐	☐	1j. James A. Rechtin	☐	☐	☐

1c. David T. Feinberg, M.D.	☐	☐	☐	1k. Gordon Smith	☐	☐	☐
1d. Wayne A. I. Frederick, M.D.	☐	☐	☐	2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
1e. John W. Garratt	☐	☐	☐

1f. Kurt J. Hilzinger	☐	☐	☐	3. Non-binding advisory vote for the approval of the compensation of the named executive officers as disclosed in the 2025 proxy statement.	☐	☐	☐
1g. Karen W. Katz	☐	☐	☐

1h. Marcy S. Klevorn	☐	☐	☐	At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.
1i. Jorge S. Mesquita	☐	☐	☐
For address changes and/or comments, please send via email to: CorporateSecretary@humana.com.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V62000-P24548

HUMANA INC.
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, APRIL 17, 2025 1:00 PM, EASTERN TIME

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Kurt J. Hilzinger and James A. Rechtin, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held on Thursday, the 17th day of April, 2025 at 1:00 p.m., Eastern Time, via live audio webcast at www.virtualshareholdermeeting.com/HUM2025, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE ANNUAL MEETING.

(SEE REVERSE SIDE TO VOTE)